EXHIBIT 10.1
AMENDED AND RESTATED MASTER LEASE AGREEMENT
BY
VENTAS REALTY, LIMITED PARTNERSHIP,
AS LANDLORD
AND
ALC CVMA, LLC, ALC GGMG, LLC, ALC HTIF, LLC, ALC PEDG, LLC,
ALC TPCG, LLC, ALC TISSC, LLC, ALC TSKG, LLC, and ALC WRWG, LLC
AS TENANT
DATED AS OF JANUARY 1, 2008

TABLE OF CONTENTS

1.	Leased Property; Term; Joint and Several Liability; Limitation on Rights		2
	1.1.	Leased Property	2
	1.2.	Term	2
	1.3.	Joint and Several Liability; Limitation on Rights	3
	1.4.	Medicare; Medicaid	3

2.	Definitions; Amendment and Restatement		3
	2.1.	Definitions	3
	2.2.	Amendment and Restatement	4

3.	Rent		4
	3.1.	Fixed Rent	4
	3.2.	Additional Rent	6
	3.3.	Escrow Deposits	7
	3.4.	Intentionally Omitted	10
	3.5.	Net Lease	10
	3.6.	Lease Guaranty	10

4.	Impositions		10
	4.1.	Payment of Impositions	10
	4.2.	Notice of Impositions	11
	4.3.	Adjustment of Impositions	11
	4.4.	No Affect or Impairment, etc.	11

5.	Premises; Tenant’s Personal Property		12
	5.1.	Ownership of the Premises	12
	5.2.	Tenant’s Personal Property	12
	5.3.	Landlord’s Personal Property	12

6.	Condition and Use of Each Leased Property		12
	6.1.	Condition of Each Leased Property	12
	6.2.	Use of Each Leased Property	13
	6.3.	Authorization Collateral	15
	6.4.	Granting of Easements, etc.	15

7.	Negative and Affirmative Covenants of Tenant		15
	7.1.	Negative Covenants	15
	7.2.	Affirmative Covenants	20
	7.3.	Authorization Non-Compliance	23

8.	Maintenance of Facilities		23
	8.1.	Maintenance and Repair	23
	8.2.	Encroachments	25

-i-

9.	Tenant’s Representations and Warranties		25
	9.1.	Organization and Good Standing	25
	9.2.	Power and Authority	26
	9.3.	Enforceability	26
	9.4.	Consents	26
	9.5.	No Violation	26
	9.6.	Reports and Statements	26
	9.7.	No Default	26
	9.8.	Adverse Matters	26
	9.9.	Certification	27
	9.10.	Reserved	27
	9.11.	No Reimbursement Audits or Appeals	28
	9.12.	No Recoupments Efforts	28
	9.13.	Professional Liability Reserves	28
	9.14.	Primary Intended Use	28
	9.15.	Compliance with Laws	28
	9.16.	Ownership of Authorizations	28
	9.17.	Third Party Payor Programs	28

10.	Alterations		29
	10.1.	Alterations	29
	10.2.	Construction Requirements for all Alterations	29
	10.3.	Capital Expenditures Account	31
	10.4.	Annual Capital Expenditure Budget	33

11.	Liens		33

12.	Permitted Contests		34

13.	Insurance		35
	13.1.	General Insurance Requirements	35
	13.2.	Policies; Certificates	39
	13.3.	Blanket Policies	39
	13.4.	Additional Insured; No Separate Insurance	39
	13.5.	Policy Requirements	39
	13.6.	Evidence of Compliance	40
	13.7.	Foreclosure; Transfer	40
	13.8.	Insurance Company	40
	13.9.	Terrorism	41

14.	Damage and Destruction		41
	14.1.	Notice of Casualty	41
	14.2.	Substantial Destruction	41
	14.3.	Partial Destruction	42
	14.4.	Restoration	42
	14.5.	Disbursement of Insurance Proceeds	43
	14.6.	Insufficient Proceeds/Risk of Loss	44

-ii-

	14.7.	Excess Proceeds	44
	14.8.	Landlord’s Inspection	44
	14.9.	Not Trust Funds	44
	14.10.	Waiver	44
	14.11.	Facility Mortgagee	44

15.	Condemnation		45
	15.1.	Parties’ Rights and Obligations	45
	15.2.	Total Taking	45
	15.3.	Partial Taking	45
	15.4.	Restoration	46
	15.5.	Temporary Taking	46

16.	Default		46
	16.1.	Events of Default	46
	16.2.	Remedy Election	49
	16.3.	Certain Remedies	50
	16.4.	Damages	50
	16.5.	Waiver; Mitigation; Limitation on Certain Tenant Remedies	51
	16.6.	Application of Funds	52
	16.7.	Nature of Remedies	52
	16.8.	No Mediation or Arbitration	53
	16.9.	Deletion of Properties	53

17.	Landlord’s Right to Cure Tenant’s Default		54

18.	Holding Over		54

19.	Subordination		55
	19.1.	Subordination	55
	19.2.	Attornment	55
	19.3.	Mortgagee Cure Rights	56
	19.4.	Modifications	56

20.	Property and Accounts Collateral and Other Lease Collateral		56
	20.1.	Landlord’s Security Interest	56
	20.2.	Accounts Receivable Financing	58

21.	Risk of Loss		58

22.	Indemnification		58

23.	Assignment; Sublease		59
	23.1.	Prohibition	59
	23.2.	Permitted Assignments and Subleases	60
	23.3.	Rights of Landlord	60
	23.4.	Sublease Limitation	61
	23.5.	Right of Assignment	61

-iii-

24.	Financial Statements and Reporting		64
	24.1.	Maintenance of Books and Records	64
	24.2.	Annual Financial Information	64
	24.3.	Quarterly Financial Information	65
	24.4.	Certifications of Compliance	65
	24.5.	Annual Budgets	65
	24.6.	Intentionally Omitted	66
	24.7.	Authorizations	66
	24.8.	Actuarial Reports	66
	24.9.	Quarterly Survey Deficiency Summary Reports	66
	24.10.	Notices from Governmental Authorities	66
	24.11.	Medicare and Medicaid Cost Reports	66
	24.12.	Medicare and Medicaid Deficiency Reports	66
	24.13.	Financial Statements of Guarantor	67
	24.14.	Estoppel Certificates	67
	24.15.	SEC Reports	67
	24.16.	Supplemental Information	67
	24.17.	Quarterly Meetings; Facility Level Meetings and Reviews	67
	24.18.	Format	68

25.	Landlord’s Right to Inspect		68

26.	No Waiver		68

27.	Single Lease		69

28.	Acceptance of Surrender		69

29.	No Merger of Title		69

30.	Conveyance by Landlord		69

31.	Quiet Enjoyment		70

32.	Notices		70

33.	General REIT Provisions		71

34.	Transfer of Tenant’s Personal Property		71

35.	Compliance With Environmental Laws		72
	35.1.	Hazardous Substances	72
	35.2.	Remediation; Notification	72
	35.3.	Indemnity	73
	35.4.	Environmental Inspection	73
	35.5.	Removal	74
	35.6.	Environmental Representations and Warranties	74

-iv-

36.	Operational Transfer		74
	36.1.	Exercise; Transfer of Authorizations	74
	36.2.	Reasonable Assistance	76
	36.3.	Facility Termination; Limited Term Contraction Right; Limited Extended Operation by Tenant	76
	36.4.	Use of Tenant's Names	77

37.	Non-Recourse		78

38.	Reserved		78

39.	Additional Condo Units		78

40.	Restrictive Covenant		79

41.	Miscellaneous		79
	41.1.	Survival	79
	41.2.	Non-Business Day Payments	79
	41.3.	Brokers	79
	41.4.	Headings	79
	41.5.	Counterparts	79
	41.6.	Integration; Modification; Interpretation	79
	41.7.	Time of Essence	80
	41.8.	Force Majeure	80
	41.9.	Severability; Maximum Rate	80
	41.10.	Governing Law; Venue	80
	41.11.	Waiver of Trial by Jury	80
	41.12.	Waivers; Forbearance	81
	41.13.	Binding Character	81

42.	Extension Options		81
	42.1.	Exercise of Extension Options	81
	42.2.	Extension Terms	81
	42.3.	Fair Market Rental Determination	82
	42.4.	Extended Period Tenant’s Proportionate Shares	82

43.	Special Purpose Entity Obligations		82

44.	Memoranda of Lease		83

45.	Confidentiality		83
	45.1.	Confidentiality	83
	45.2.	Permitted Disclosures	83
	45.3.	Information	85
	45.4.	Excluded Information	85
	45.5.	Injunctive Relief	85
	45.6.	Intentionally Omitted	85
	45.7.	Disclosure Notice	85

-v-

46.	State Specific Provisions		86
	46.1.	Radon Gas	86
	46.2.	Notification	86
	46.3.	Transfer of Resident Funds	86
	46.4.	Resident Statements	86
	46.5.	Usufruct	86
	46.6.	Post-Closing Matters	86

47.	Substitution		87
	47.1.	Substitution Notice	87
	47.2.	Section 1031	88
	47.3.	Costs and Expenses	88
	47.4.	Entire Consideration	89
	47.5.	Transfer of Qualifying Substitute Facility	89
LIST OF SCHEDULES AND EXHIBITS

Schedule 1.3	-	Primary Intended Use
Schedule 2	-	Tenant’s Proportionate Shares
Schedule 3.1.1	-	Wiring Instructions
Schedule 3.1.2	-	Fixed Rent
Schedule 3.3.2	-	Wire Instructions (Escrow Deposits)
Schedule 7.3	-	Authorization Collateral
Exhibit A	-	Addresses of the Leased Properties
Exhibit A-1 through A-8	-	Legal Descriptions to the Land
Exhibit B	-	Definitions
Exhibit C	-	Base Year Patient Revenues
Exhibit D	-	Officer’s Certificate
Exhibit E	-	Estoppel Certificates
Exhibit F	-	Restrictive Covenant
Exhibit G	-	Subordination of Management Agreement
Exhibit H	-	Special Purpose Entity Obligations
Exhibit I	-	Appraisals
Exhibit J	-	Substitution Notice
Exhibit K	-	Assignment Right

-vi-

AMENDED AND RESTATED MASTER LEASE AGREEMENT
     This AMENDED AND RESTATED MASTER LEASE AGREEMENT (this agreement, as it may be amended, renewed, supplemented, extended or replaced by the parties hereto from time to time, this “Lease”) is made and entered into as of January 1, 2008, between VENTAS REALTY, LIMITED PARTNERSHIP, a Delaware limited partnership (together with its successors and assigns, “Landlord”), and each of the entities identified on Schedule 1.3 attached hereto, as the same may be modified from time to time pursuant to Section 17 of this Lease (together with their permitted successors and assigns, individually and collectively, “Tenant”).
RECITALS:
     WHEREAS, Landlord and Tenant’s predecessors in interest are parties to that certain Master Lease Agreement (the “Existing Master Lease”) by Landlord, CVMA, LLC, GGMG, LLC, HTIF, LLC, PEDG, LLC, TPCG, LLC, TISSC, LLC, TSKG, LLC, and WRWG, LLC dated as of April 1, 2005 (the “Existing Master Lease Date”);
     WHEREAS, CVMA, LLC, GGMG, LLC, HTIF, LLC, PEDG, LLC, TPCG, LLC, TISSC, LLC, TSKG, LLC, and WRWG, LLC are assigning their interests in the Existing Master Lease to Tenant, which is assuming those the obligations under the Master Lease in connection with such assignment;
     WHEREAS, Tenant and Landlord desire to amend and restate the Existing Master Lease in connection with such assignment and assumption;
     WHEREAS, Landlord owns the real property described by the common addresses set forth on Exhibit A attached hereto and legally described in Exhibits A-1 through A-8 attached hereto; and
     WHEREAS, Landlord desires to lease the Premises (as hereinafter defined) to Tenant, and Tenant desires to lease the Premises from Landlord; and
     WHEREAS, Landlord acquired the Premises pursuant to that certain P&S Agreement, as defined in Exhibit B attached hereto; and
     WHEREAS, Tenant’s obligations under this Lease and any surviving obligations under the Existing Master Lease are guaranteed pursuant to that certain Guaranty Agreement (the “Lease Guaranty”) dated as of the date hereof made by Assisted Living Concepts, Inc., a Nevada corporation (the “Guarantor” and “ALC”).
     NOW, THEREFORE, Landlord and Tenant hereby agree to amend and restate the Existing Master Lease upon the terms and conditions set forth herein:

     1. Leased Property; Term; Joint and Several Liability; Limitation on Rights.
          1.1. Leased Property. Effective as of the Commencement Date, upon and subject to Section 1.3 below and to the other terms and conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, all of the following:
               1.1.1. Land. The parcels of land more particularly described in Exhibits A-1 through A-8 attached hereto, together with all easements and interests appurtenant thereto (collectively, the “Land”; each parcel of Land described in such Exhibits A-1 through A-8, as amended from time to time, together with such appurtenances with respect to such parcel, being referred to herein as a “Leased Land”);
               1.1.2. Leased Improvements. All buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind, including, but not limited to, alleyways, sidewalks, utility pipes, conduits and lines, parking areas and roadways appurtenant to such buildings and structures situated upon the Land and Alterations upon the Land (collectively, the “Leased Improvements”);
               1.1.3. Intangible Property. The interest, if any, of Landlord in and to any of the following intangible property owned by Landlord in connection with the Land and the Leased Improvements (collectively, the “Intangibles”), to the extent the same were transferred to Landlord pursuant to the P&S Agreement: (i) the identity or business of the Facilities as a going concern, including, without limitation, any names or trade names by which the Facilities or any part thereof may be known, and all registrations for such names, if any; (ii) to the extent assignable or transferable, the interest, if any, of Landlord in and to each and every guaranty and warranty concerning the Leased Improvements, including, without limitation, any roofing, air conditioning, heating, elevator and other guaranty or warranty relating to the construction, maintenance or repair of the Leased Improvements or any portion thereof; and (iii) the interest, if any, of Landlord in and to all Authorizations to the extent the same can be assigned or transferred in accordance with applicable law; provided, however, that the foregoing shall not include any CON issued to or held by Landlord which shall only be licensed to Tenant on a temporary basis, which license shall be revocable at any time by Landlord; and
               1.1.4. Landlord’s Personal Property. All tangible personal property owned by Landlord and located at the Land or the Leased Improvements (together with any replacements thereof pursuant to this Lease, “Landlord’s Personal Property”).
     SUBJECT, HOWEVER, to the Permitted Encumbrances (as hereinafter defined).
          1.2. Term. Landlord hereby leases the Premises to Tenant for an initial term (the “Initial Term”) of 10 years commencing as of the Commencement Date and expiring at midnight on March 31, 2015 (the “Initial Expiration Date”). In addition, Tenant shall have the right to extend the Initial Term for the Extended Terms strictly in accordance with Section 43 below, unless the Lease is sooner terminated pursuant to the terms of this Lease. Landlord shall have the limited right to contract the Term (each, a “Landlord Contraction”) as to one or more Leased Properties in order to facilitate an Operational Transfer(s) pursuant to Section 37. The Initial Term, as it may be extended pursuant to Section 43 and as revised as to one or more

Leased Properties pursuant to any applicable Landlord Contraction(s), is referred to as the “Term”. The Initial Expiration Date, as it may be extended pursuant to Section 43 and as revised as to one or more Leased Properties pursuant to any applicable Landlord Contraction(s), is herein referred to as the “Expiration Date”. Landlord and Tenant acknowledge and agree that (i) on account of any Landlord Contraction(s) as to one or more particular Leased Properties, individual Leased Properties may have applicable thereto different Expiration Dates and (ii) on account of Landlord’s exercise of its rights under Section 37 below, Tenant may be obligated to operate one or more particular Leased Properties beyond the Expiration Date(s) applicable thereto.
          1.3. Joint and Several Liability; Limitation on Rights. Notwithstanding anything contained herein to the contrary, if there is at any time more than one person or entity constituting the “Tenant” hereunder, each such person or entity shall be jointly and severally liable for the payment and performance of all obligations and liabilities of Tenant hereunder, including, without limitation, the obligations and liabilities of each other Tenant hereunder, including, without limitation, each such other Tenant’s obligation to pay Rent hereunder; provided, however, that, without limitation of the joint and several nature of the obligations of each Tenant hereunder, the possessory and leasehold rights and licenses that are created by this Lease shall be limited and confined in the case of each Tenant to the applicable Facility(ies) identified as being leased to and to be operated by such specific individual Tenant on Schedule 1.3 attached hereto, the Leased Land on which such Facility is located and the Intangibles and Landlord’s Personal Property that specifically relate to such Leased Land.
          1.4. Medicare; Medicaid. Tenant represents and warrants to Landlord that, as of the Existing Master Lease Date, as assisted living facilities, independent living facilities and Alzheimer’s care facilities, none of the Facilities participate in Medicare or Medicaid and are not regulated or inspected by Governmental Authorities or other Persons administering Third Party Payor Programs to the same degree and extent as hospitals and/or skilled nursing facilities (e.g. through the issuance of certificates of need (other than Alzheimer care facilities in Alabama), periodic surveys of the quality of care, issuance of deficiency reports, assignment of deficiency ratings of a particular scope or severity or constituting immediate jeopardy events, etc.). Tenant agrees that if any Tenant or any Facility participates in Medicare or Medicaid and/or becomes subject to increased levels of regulation or inspection by Governmental Authorities or any of the other aforesaid Persons, Landlord shall be entitled from time to time to impose, and Tenant shall be obligated to comply with, such additional covenants and other obligations relating to the Leased Properties and Tenant’s and/or Manager’s operation thereof as Landlord or its Affiliates customarily impose upon tenants entering into new leases with Landlord or its Affiliates for properties similar to the Leased Properties and/or as Landlord from time to time determines, in its reasonable discretion, are consistent with the practices of commercial landlords entering into new leases for properties similar to the Leased Properties.
     2. Definitions; Amendment and Restatement.
          2.1. Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, (ii) all references in this Lease to designated “Sections”, “Subsections” and other subdivisions are to the designated

Sections, Subsections and other subdivisions of this Lease, (iii) the words “herein”, “hereof” and “hereunder” and other words of similar import mean and refer to this Lease as a whole and not to any particular Section, Subsection or other subdivision, (iv) the terms defined in Exhibit B attached hereto or elsewhere in this Lease have the meanings assigned to them and include the plural as well as the singular and (v) without limitation of the definition of “Unit” set forth in Exhibit B attached hereto, all references in this Lease to “licensed beds” or words of similar import mean and refer, in the case of each Facility, to licensed beds or licensed units, as applicable depending upon the particular licensing measure used by the responsible Governmental Authorities in regulating such Facility operated for its Primary Intended Use.
          2.2. Amendment and Restatement. Lessor and Tenant hereby amend and restate the Existing Master Lease in its entirety in accordance with the terms of this Lease as of the date hereof (the “Effective Date”) by executing this Lease. This Lease shall govern and control as to all events, acts, omissions, liabilities and obligations first occurring, arising or accruing from and after the Effective Date. The terms of the Existing Master Lease shall continue to govern and control as to all events, acts, omissions, liabilities and obligations occurring, arising and accruing prior to the Effective Date. Tenant shall be liable for all of the obligations of the “Tenant” under the Existing Master Lease.
     3. Rent.
          3.1. Fixed Rent.
               3.1.1. Rental Payments. Tenant shall pay to Landlord, in advance and without demand, on or prior to the 15th day of each calendar month during the Term (each, a “Payment Date”), in lawful money of the United States of America, by wire transfer and pursuant to the wiring instructions attached hereto as Schedule 3.1.1, or at such place, by such means or to such Person(s) as Landlord from time to time may designate in writing, the Fixed Rent (and Additional Rent in those instances described in Section 3.3 below) payable in respect of the one-month period commencing on said 15th day of such calendar month and ending on the 14th day of the following calendar month (each, a “Payment Period”). Landlord may, by written notice to Tenant at any time and from time to time, elect to require that Rent (or portions thereof designated by Landlord) owing hereunder be paid to a lock box. Fixed Rent (and Additional Rent in those instances described in Section 3.3 below) shall be paid in advance in consecutive monthly installments equal to 1/12th of the Fixed Rent for the applicable Lease Year; provided, however, that the first payment of Fixed Rent (and Additional Rent) was payable on the Commencement Date and prorated for the period from and including the Commencement Date through April 14, 2005, and the last monthly payment of Fixed Rent (and Additional Rent) shall be prorated for the period from the last scheduled Payment Date prior to the Expiration Date through the Expiration Date. Fixed Rent payable for any Payment Period which includes a portion of two Lease Years shall be adjusted accordingly to reflect any increase in the rate of Fixed Rent attributable to the later Lease Year. For example, if the Fixed Rent payable for the second Lease Year (April 1, 2006 – March 31, 2007) was $600.00, and the Fixed Rent for the third Lease Year (April 1, 2007 – March 31, 2008) was $615.00, such that the Fixed Rent due for each Payment Period during each of (a) the second Lease Year was $50.00 and (b) the third Lease Year was $51.25, then the Fixed Rent owing for the Payment Period which commenced on March 15, 2007 and ended on April 14, 2007 would be calculated pro rata based upon the number of days in such Payment Period which fall within each Lease Year, or by adding the products of (i) $50.00 x 17/31 and (ii) $51.25 x 14/31, which equals $50.57.
               3.1.2. Rental Amounts. Fixed Rent for the First Lease Year was $4,473,500.00 per annum, payable in equal monthly installments of $372,791.67, subject to Section 3.1.1 above. Without limitation of Section 1.3 above or Section 28 below, each Tenant’s allocable share of Fixed Rent shall be equal to the product of (i) the Tenant’s Proportionate Share for such Tenant set forth on Schedule 2 attached hereto; and (ii) the Fixed Rent due hereunder, as applicable. Commencing upon the commencement of the second Lease Year of the Initial Term the Fixed Rent for such Lease Year was, and upon the commencement of each Lease Year thereafter during the Term the Fixed Rent for such Lease Year shall be, an amount equal to the sum of (x) the Prior Period Fixed Rent applicable to such Lease Year, plus (y) the product of (a) the Prior Period Fixed Rent applicable to such Lease Year and (b) provided the Rent Escalation Condition has been satisfied with respect to such Lease Year, the amount equal to 2.5%; provided, however, the Fixed Rent for the first Lease Year of each Extended Term and the Fixed Rent for each of the other Lease years of the second Extended Term, if applicable, shall be determined as provided in Section 43 below. Notwithstanding anything contained herein to the contrary, if the Rent Escalation Condition fails with respect to any one or more Lease Years, the Fixed Rent determined for the next Lease Year with respect to which the Rent Escalation Condition is satisfied shall be determined as if the Rent Escalation Condition had been satisfied for all previous Lease Years and the Fixed Rent had been escalated pursuant to, and in accordance with, the terms of this Section 3.1.2 for all prior Lease Years (except for the Lease Years in the second Extended Term, which shall be determined as if the Fixed Rent had been escalated pursuant to Section 43.2.2 below). By way of illustration only, if: (A) the Rent Escalation Condition has failed for both the Lease Year commencing as of April 1, 2007 and the Lease Year commencing as of April 1, 2008; but (B) the Rent Escalation Condition is satisfied for the Lease Year commencing as of April 1, 2009, the Fixed Rent for the Lease Year commencing as of April 1, 2009 shall be determined as if the Rent Escalation Condition for the two preceding Lease Years (and all other Lease Years) had been satisfied such that the Fixed Rent for the Lease Year commencing as of April 1, 2009 shall include, and be determined on the basis of, the escalations for all prior Lease Years which would have occurred pursuant to this Section 3.1.2 had the Rent Escalation Condition for all prior Lease Years been satisfied. Further by way of illustration, if the Rent Escalation Condition is satisfied for each Lease Year, then the Fixed Rent for each Lease Year of the Initial Term shall be as set forth on Schedule 3.1.2 attached hereto and made a part hereof.
               3.1.3. Fixed Rent Determinations. Landlord shall calculate the Fixed Rent for the next Lease Year and submit its determination of Fixed Rent for the next Lease Year for Tenant’s approval, which determination shall be deemed approved, absent written notice from Tenant setting forth with reasonable specificity and detail any manifest errors in such determination by Landlord within five Business Days after its submission to Tenant. In the event Landlord and Tenant are unable to determine Fixed Rent for any Lease Year on or prior to the commencement of such Lease Year, Tenant shall pay Fixed Rent for such Lease Year assuming a 2.5% increase over the Prior Period Fixed Rent applicable to such Lease Year until the correct Fixed Rent is determined for such Lease Year. If the Fixed Rent ultimately determined for any such Lease Year exceeds the assumed amount, Tenant shall pay any deficiency, together with interest thereon at the Prime Rate from the date originally due until paid, with the first installment of Fixed Rent owing after such determination is made. If the Fixed Rent ultimately determined for any such Lease Year is less than the assumed amount, any excess amounts paid by Tenant on account of the Fixed Rent for such Lease Year shall be credited against the next installment(s) of Fixed Rent due and owing hereunder. At either party’s written request, following the determination of Fixed Rent for a particular Lease Year, both parties shall, not later than five Business Days after the non-requesting party’s receipt of such request, execute and enter into a written instrument memorializing the amount of such Fixed Rent.
          3.2. Additional Rent. In addition to Fixed Rent, Tenant shall pay and discharge as and when due and payable the following (collectively “Additional Rent”) (any costs or expenses paid or incurred by Landlord on behalf of Tenant that constitute Additional Rent shall be reimbursed by Tenant to Landlord within ten Business Days after the presentation by Landlord to Tenant of invoices therefor):
               3.2.1. Impositions. Subject to the provisions of Section 3.3 and Section 13 below, Tenant shall pay all Impositions when due, and regardless of the period to which they relate, and in any event before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible. Tenant shall, promptly upon request, furnish to Landlord copies of official receipts or other satisfactory evidence of such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay same (and any accrued interest on the unpaid balance of such Imposition) in installments (provided no such installments shall extend beyond the Term) and, in such event, shall pay such installments during the Term before any fine, penalty, premium, further interest or cost may be added thereto.
               3.2.2. Utility Charges. Tenant shall pay any and all charges for electricity, power, gas, oil, water, sanitary and storm sewer, refuse collection, medical waste disposal and other utilities used or consumed in connection with each Leased Property during or prior to the Term. In the event Landlord is billed directly by any utility company for any utilities or services supplied to Tenant during the Term, Landlord shall send Tenant the bill and Tenant shall pay the same when or before it is due. Landlord shall have no obligation or liability with respect to any interruption or failure in the supply of any such utilities.
               3.2.3. Insurance Premiums. Tenant shall pay all premiums for the insurance coverage required to be maintained pursuant to Section 14 hereof.
               3.2.4. Other Charges. Tenant shall pay all other amounts, liabilities, obligations, costs and expenses paid or incurred with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Premises.
               3.2.5. Late Payment of Rent. If any installment of Fixed Rent or Additional Rent (but only as to those Additional Rent payments that are payable directly to Landlord or Landlord’s agent or assignee) shall not be paid on its due date, Tenant shall pay to Landlord for such overdue installment, on demand, interest computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. In the event of any failure by Tenant to pay any Additional Rent when due, Tenant shall in addition promptly pay and discharge, as Additional Rent, every fine, penalty, interest and cost that Tenant or Landlord may incur as a result of the non-payment or late payment of such items.
               3.2.6. Consent Expenses. Tenant shall pay, as Additional Rent, on behalf of Landlord, or reimburse Landlord for, any and all out-of-pocket costs or expenses paid or incurred by Landlord, including, without limitation, reasonable attorneys’ fees (but excluding Landlord’s overhead and expenses of Landlord’s employees), in connection with any of the following activities undertaken by or on behalf of Landlord or Landlord’s Representatives under this Lease: (i) the review of any notices, reports or other information required to be submitted to Landlord by Tenant pursuant to the terms hereof, including, without limitation, financial statements, Annual Capital Expenditure Budgets, Officer’s Certificates, Estoppel Certificates, Annual Budgets and Operator Reports; provided, however, absent the continuation of an Event of Default, Tenant shall not be responsible hereunder to pay for routine review of such items; (ii) any inspection of one or more Leased Properties pursuant to any inspection rights granted hereunder, including, without limitation, any inspection rights relative to any restoration work performed on account of any Casualty or Condemnation; provided, however, absent the continuation of an Event of Default, Tenant shall not be responsible hereunder to pay for routine Facility inspections by Landlord’s employees; (iii) the review, execution, negotiation or delivery of any consent, waiver, estoppel, subordination agreement or approval requested of Landlord by Tenant hereunder, including, without limitation, any request for consent to Alterations, any so-called “landlord’s waiver”, or the negotiation or approval of the terms of, or any instruments associated with, any AR Financing; (iv) the review of any Plans and Specifications or Restoration Plans and Specifications; (v) the review of any request by Tenant for any other approval or consent hereunder, or any waiver of any obligation of Tenant hereunder; (vi) intentionally omitted; (vii) any assistance in connection with a permitted contest pursuant to Section 13; (viii) any review of invoices, bills, receipts and other documents reasonably necessary to be reviewed by Landlord, in its reasonable discretion, to monitor Tenant’s compliance with the terms of this Lease in respect of Impositions, utility charges, insurance premiums or any other provisions hereunder requiring Tenant to make payments to any third party; (ix) the establishment and maintenance by Landlord of any bank or investment account pursuant to Section 3.3 or Section 11.3; and (x) any other negotiation, request or other activity comparable to any of the foregoing (collectively, such costs and expenses, “Consent Expenses”). Tenant shall reimburse Landlord for (or pay on behalf of Landlord) any Consent Expenses for which Tenant is responsible under the terms of this Section 3.2.6 within 10 Business Days after the presentation by Landlord to Tenant of invoices therefor.
          3.3. Escrow Deposits.
               3.3.1. Escrow. On the Commencement Date, Tenant paid and deposited with Landlord the amounts provided in the closing statement under the P&S Agreement as escrows for Impositions, plus one-half of the amount to be deposited on April 15, 2005 under this Section 3.3.1. In addition, Tenant did on the 15th day of April, 2005, and shall on the 15th day of each calendar month thereafter during the Term, pay to and deposit with Landlord a sum equal to 1/12th of the Impositions to be levied, charged, filed, assessed or imposed upon or against the Premises during the 12 months from and after April 15, 2005 (the “Escrow Commencement Date”) (or any subsequent 12 month period). If the amount of the Impositions to be levied, charged, filed, assessed or imposed, during the 12 months following the

Escrow Commencement Date (or any subsequent 12 month period hereunder) cannot be determined as of the Escrow Commencement Date (or the commencement of any subsequent 12 month period), such amount for the purpose of computing the deposit to be made by Tenant hereunder shall be estimated by Landlord with an appropriate adjustment to be promptly made between Landlord and Tenant as soon as such amount becomes determinable. Landlord may, at its option, from time to time require that any particular deposit be greater than 1/12th of the estimated Imposition amount payable during the 12 months after the Escrow Commencement Date (or during any subsequent 12 month period), if such additional deposit is required to provide a sufficient fund from which to make payment of all Impositions on or before the next due date of any installment thereof, and in any event, so that after such payments, the balance of such funds is not less than one-sixth of such estimated Impositions. Tenant shall deliver to Landlord copies of all notices, demands, claims, bills and receipts in relation to the Impositions promptly upon receipt thereof by Tenant. The actual or estimated amounts on account of Impositions shall be adjusted annually, or if Landlord so elects from time to time, more frequently, in Landlord’s reasonable judgment.
               3.3.2. Landlord’s Deposit. The escrow deposits made by Tenant pursuant to this Section 3.3 shall be paid, by wire transfer and pursuant to the wire instructions attached hereto as Schedule 3.3.2, or at such place, by such means or to such Persons, as Landlord from time to time may designated in writing, which funds shall be deposited by Landlord in an account (the “Escrow Account”) of Landlord or with any Facility Mortgagee, in the sole discretion of Landlord, and may be commingled with other assets of Landlord or such Facility Mortgagee. Landlord shall not be liable to Tenant or any other Person for any consequent loss of principal or interest on funds held in the Escrow Account. Furthermore, neither Landlord nor any Facility Mortgagee shall bear responsibility for the financial condition of, nor any act or omission by, any Lending Institution at which the Escrow Account may be located. The interest, if any, from deposits into the Escrow Account shall be retained in the Escrow Account to be applied in accordance with the terms of this Section 3.3. Any such interest (and any interest on any other escrow created under this Lease) reported as income of Tenant for tax purposes.
               3.3.3. Use of Deposits. Tenant shall pay any and all Impositions when due and regardless of whether or not the funds then held in the Escrow Account are sufficient to reimburse Tenant therefor. The sums deposited by Tenant under this Section 3.3 shall be held by Landlord or any Facility Mortgagee, and, provided that no default or Event of Default by Tenant exists hereunder, shall be used to reimburse Tenant for any Impositions paid by Tenant, upon delivery by Tenant to Landlord or such Facility Mortgagee, as applicable, of documentation evidencing the payment of such Impositions, which reimbursement shall be provided within five Business Days after the presentation of such evidence (if Landlord is holding the Escrow Account) or within five Business Days after Landlord’s receipt of the appropriate reimbursement funds from the Facility Mortgagee that is holding the Escrow Account (if a Facility Mortgagee is holding the Escrow Account). If Tenant fails to pay any Impositions or insurance premiums when due and owing hereunder to the applicable taxing authority or insurance carrier, Landlord or any Facility Mortgagee may, but shall not be obligated to, pay such Impositions or insurance premiums from any funds in the Escrow Account. Upon the occurrence of any Event of Default and during the continuation thereof, Landlord or any Facility Mortgagee may, but shall not be obligated to, apply any funds held in the Escrow Account to pay any amounts due under this Lease or on account any damages suffered or incurred by Landlord in connection therewith. Any amounts so applied as a result of an Event of Default shall be replenished by Tenant within 10 Business Days after Landlord makes a demand therefor, so that the funds on deposit in the Escrow Account are in the amount otherwise required under this Section 3.3. Provided that (i) no default or Event of Default by Tenant exists hereunder, (ii) Tenant provides to Landlord, not less than 20 days in advance of the applicable due date, (x) clear and detailed instructions relative to the payee, place, amount and required manner of payment of the Impositions referenced above and (y) originals or copies, as necessary, of the applicable invoices or bills and (iii) there are sufficient funds in the Escrow Account to pay the applicable invoices or bills, Landlord agrees to make, or if a Facility Mortgagee is holding the Escrow Account Landlord agrees to cooperate reasonably with Tenant to attempt to arrange for the Facility Mortgagee to make, direct payment of such invoices and bills from the Escrow Account, rather than require Tenant first to make payment thereof and then seek reimbursement. Tenant hereby grants to Landlord a first priority security interest in the Escrow Account and all funds from time to time on deposit therein or otherwise deposited or paid to Landlord pursuant to this Section 3.3.
               3.3.4. Deficits. Landlord shall have no liability whatsoever to Tenant if any deposits held by Landlord under this Section 3.3 are not sufficient to reimburse Tenant for any Imposition paid by Tenant. Landlord may reasonably change its estimate of any Imposition for any period on the basis of a change in an assessment or tax rate, a prior miscalculation or for any other good faith reason. In such event, Tenant shall deposit with Landlord the amount in excess of the sums previously deposited with Landlord for the applicable period within 10 Business Days after Landlord’s request therefor and subsequent deposits required hereunder shall be increased accordingly to reflect such increased estimate.
               3.3.5. Transfers; Refund. In connection with any assignment of the Landlord’s interest under this Lease, the assigning Landlord or any predecessor shall have the right to transfer all amounts deposited pursuant to the provisions of this Section 3.3 and still in its possession to such assignee (or in the case of a partial transfer of the Premises, such portion as Landlord in its reasonable discretion allocates to the portion of the Premises so transferred) and, upon such transfer and assumption of the obligations pursuant to the terms and conditions of this Lease with respect to such amounts, the assigning Landlord or any such predecessor, as the case may be, transferring the deposits shall thereupon be completely released from all liability with respect to such deposits so transferred, and Tenant shall look solely to said assignee in reference thereto. As of the Expiration Date, any sums held by Landlord under this Section 3.3 shall be returned to Tenant, if (i) any and all Impositions or insurance premiums which have accrued or are due and owing hereunder have been paid in full, (ii) no Event of Default is then continuing and (iii) Tenant has fully performed and satisfied all of its obligations under this Lease.
               3.3.6. Insurance Premium Escrow. In addition to the escrow deposits for Impositions required under Section 3.3, commencing October 15, 2005 and continuing on the first day of each of the following months through October 15, 2008, Tenant shall deposit with Landlord a monthly amount, which when added to the amounts previously deposited by Tenant under this Section 3.3.6, shall be sufficient (as reasonably estimated by Landlord from time to time based upon Tenant’s then current insurance costs) to pay for six months of insurance coverage as required under Section 14 hereof; it being agreed that such funds in the Escrow

Account shall not be available to Tenant to fund any insurance premiums or Impositions, but shall be held by Landlord (or its successors or assigns as set forth in Section 3.3.5 above) throughout the Term of this Lease in the Escrow Account as security for Tenant’s performance of its obligations under this Lease, including maintaining insurance as required under Section 14 hereof. From and after October 15, 2008, if based upon Landlord’s reasonable estimate of Tenant’s then current insurance premium costs, the amount of funds which are then on deposit in the Escrow Account, pursuant to this Section 3.3.6 are less than six months of such insurance premium costs, then Tenant shall, within 30 days after receipt of an invoice therefor from Landlord, make a further deposit into the Escrow Account such that at all times from and after October 15, 2008, the portion of the Escrow Account representing funds deposited pursuant to this Section 3.3.6 are sufficient to pay for such estimate of six months of insurance premium costs. Tenant shall deliver to Landlord copies of all bills for insurance premiums promptly upon receipt thereof by Tenant.
          3.4. Intentionally Omitted.
          3.5. Net Lease. The Rent shall be paid absolutely net to Landlord, free of all Impositions, utility charges, operating expenses, insurance premiums or any other charges or expenses in connection with the Premises, without any rights of deduction, set-off or abatement, so that this Lease shall yield to Landlord the full amount of the installments of Fixed Rent, throughout the Term. This Lease is intended to be and shall be construed as an absolutely net lease pursuant to which Landlord shall not, under any circumstances or conditions, whether presently existing or hereafter arising, and whether foreseen or unforeseen by the parties, be required to make any payment or expenditure of any kind whatsoever or be under any other obligation or liability whatsoever, except as expressly set forth herein.
          3.6. Lease Guaranty. On the date hereof, Tenant shall cause to be delivered to Landlord the Lease Guaranty made by Guarantor guarantying all of Tenant’s obligations under this Lease.
     4. Impositions.
          4.1. Payment of Impositions. Subject to Section 13 relating to permitted contests, Tenant shall pay all Impositions payable prior to or during the Term as set forth in Section 3.2.1 and for any tax period (or portion thereof) occurring prior to or during the Term, irrespective of whether the Impositions for such tax period are due and payable after the Term. Tenant’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant during the Term, the same shall be paid over to or retained by Tenant but only if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have occurred and be continuing, such refund shall be paid over to and retained by Landlord. If Tenant nevertheless receives such refund during the continuation of an Event of Default, Tenant shall, upon receipt, promptly pay such refund over to Landlord in full. Any such funds retained by Landlord due to an Event of Default shall be applied as Landlord shall determine in its sole discretion. In the event of any Imposition against any personal property covered by this Lease, Tenant shall file any personal property tax returns that are required with respect thereto. Subject to the terms of

Section 13, Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal, or institute tax contests to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense as aforesaid, shall cooperate with Tenant in such protest, appeal, or other action to the extent required by law and reasonably requested by Tenant.
          4.2. Notice of Impositions. Landlord or Landlord’s designee shall use reasonable efforts to give prompt notice to Tenant of all Impositions payable by Tenant hereunder as to which Landlord at any time has received the original invoice therefor from the applicable Governmental Authority (which notice shall be deemed properly given if given pursuant to Section 33 hereof or by email notification to Tenant at jbuono@alcco.com, with simultaneous copies of such email notification to lbebo@alcco.com, provided, however, that any failure by Landlord to provide such notice to Tenant shall in no way relieve Tenant of its obligation to timely pay the Impositions. Tenant shall deliver to Landlord, not more than 10 Business Days prior to the due date of each Imposition, copies of the invoice for such Imposition, the check delivered for payment thereof and an original receipt evidencing such payment or, if such evidence is not available, other proof of payment satisfactory to Landlord. Landlord shall reasonably cooperate with Tenant in order that original invoices for Impositions are sent directly to Tenant for payment from the applicable Governmental Authority.
          4.3. Adjustment of Impositions. Any Imposition imposed in respect of the tax-fiscal period during which the Term terminates or expires shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such termination or expiration, and Tenant’s obligation to pay its prorated share thereof shall survive such termination or expiration.
     5. No Effect or Impairment, etc. The obligations of Tenant shall not be affected or impaired by reason of (i) any damage to, or destruction of, any Leased Property or any portion thereof, from whatever cause, or any Condemnation of any Leased Property or any portion thereof (except as otherwise expressly and specifically provided in Section 15 or Section 16), (ii) the interruption or discontinuation of any service or utility servicing any Leased Property, (iii) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of any Leased Property, or any portion thereof, whether due to the interference with such use by any Person or eviction by paramount title or otherwise, (iv) any claim that Tenant has or might have against Landlord on account of any breach of warranty or default by Landlord under this Lease or any other agreement by which Landlord is bound, (v) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord, (iv) the revocation, suspension or non-renewal of any license, permit, approval or other Authorization, (vii) any withholding, non-payment, reduction or other adverse change respecting any Facility Provider Agreement, Medicare, Medicaid or other Third Party Payor Program, if applicable, (viii) any admissions hold under Medicare, Medicaid or other Third Party Payor Program, if applicable, or (ix) for any other cause whether similar or dissimilar to any of the foregoing. Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (x) to modify, surrender or terminate this Lease or quit or surrender any Leased Property or any portion thereof, or (y) that would entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events. Nothing contained herein to the contrary shall be construed to limit Landlord’s liability to Tenant for any breach of warranty or default by Landlord under this Lease in a separate action by Tenant against Landlord.
     6. Premises; Tenant’s Personal Property.
          6.1. Ownership of the Premises. Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the possession and use of the Premises upon and subject to the terms and conditions of this Lease. Notwithstanding anything to the contrary contained in this Lease, in the case of any easement or other rights that are appurtenant to any Leased Property, Tenant agrees that Landlord does not make any representation or warranty relative to Landlord’s title thereto or whether such appurtenances are encumbered, and Landlord shall not be obligated to discharge any liens or encumbrances with respect to, or otherwise to defend, Landlord’s right, title and interest, if any, in any such appurtenances. Tenant agrees that such appurtenances shall constitute Permitted Encumbrances, as to which Tenant shall have the obligations set forth in Section 8.2.6 and Section 23.
          6.2. Tenant’s Personal Property. Tenant shall provide and maintain during the entire Term all such Tenant’s Personal Property and Landlord’s Personal Property as shall be necessary to maintain the Authorizations in effect and to operate each Facility in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use of each Leased Property. Except as otherwise agreed in writing by Landlord in its sole discretion, upon the expiration or earlier termination of this Lease (or, if applicable, Tenant’s right of possession) as it applies to any Leased Property, Tenant’s Personal Property that is to be transferred to Landlord pursuant to Section 35 below shall include all of the foregoing required Tenant’s Personal Property, and any other Tenant’s Personal Property, in good operating condition and repair.
          6.3. Landlord’s Personal Property. Tenant may, from time to time, in Tenant’s reasonable discretion, without notice to or approval of Landlord, sell or dispose of any item of Landlord’s Personal Property; provided, however, that, unless such item is functionally obsolete, Tenant shall promptly replace such item with an item of similar quality, use and functionality, which replacement items shall be deemed to be an item of Landlord’s Personal Property under this Lease. Tenant shall, promptly upon Landlord’s request from time to time, provide such information as Landlord may reasonably request relative to any sales, dispositions or replacements of Landlord’s Personal Property pursuant to this Section 6.3. Subject to the foregoing provisions of this Section 6.3, Landlord’s Personal Property shall be returned to Landlord or left in place at the Premises upon the termination of this Lease (or, if applicable, a termination of Tenant’s right of possession), in good condition, normal wear and tear excepted.
     7. Condition and Use of Each Leased Property.
          7.1. Condition of Each Leased Property. Tenant acknowledges receipt and delivery of possession of each Leased Property. Tenant is leasing each Leased Property “AS IS”

“WHERE IS” and Tenant waives any claim or action against Landlord in respect of the condition of each Leased Property. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF ANY LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, OR OTHERWISE, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. EXCEPT AS TO SUCH PORTIONS OF THE LEASED PROPERTY WHICH TENANT EXPRESSLY ACKNOWLEDGES ELSEWHERE IN THIS LEASE MAY BE IN NEED OF REPAIR OR REPLACEMENT AND WHICH TENANT IS OBLIGATED ELSEWHERE IN THIS LEASE TO SO REPAIR OR REPLACE AT ITS SOLE COST AND EXPENSE, TENANT ACKNOWLEDGES THAT EACH LEASED PROPERTY HAS BEEN INSPECTED BY TENANT AND THAT TENANT HAS FOUND EACH LEASED PROPERTY TO BE IN GOOD ORDER AND REPAIR AND SATISFACTORY FOR ITS PURPOSES HEREUNDER.
          7.2. Use of Each Leased Property.
               7.2.1. Primary Intended Use. During the entire Term, Tenant shall use each Facility (including, without limitation, the Leased Improvements thereon) solely for its Primary Intended Use (and shall not change, or consent to or acquiesce in the change of, such Primary Intended Use) and shall operate each Facility in a manner consistent with its current operation as a quality healthcare facility and, if and when applicable, sound reimbursement principles under Medicare, Medicaid and any other applicable Third Party Payor Programs. No use shall be made or permitted to be made of any Leased Property, and no acts shall be done, that would cause the cancellation of any insurance policy covering such Leased Property or any part thereof, nor shall Tenant sell or otherwise provide to occupants or patients therein, or permit to be kept, used or sold in or about such Leased Property, any article that may be prohibited by any Legal Requirements or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriters’ regulations.
               7.2.2. Authorizations Appurtenant. The Authorizations for any Facility shall, to the maximum extent permitted by law, relate and apply exclusively to such Facility, and Tenant acknowledges and agrees that, subject to all applicable Legal Requirements, the Authorizations are appurtenant to the Facilities to which they apply, both during and following the termination or expiration of the Term (or, if applicable, a termination of Tenant’s right of possession). In jurisdictions where the CONs or any other Authorizations are issued to a Tenant or its subtenant or the Manager, as the Facility operator, Tenant agrees that (i) such CONs or other Authorizations shall nevertheless remain the property of Landlord and be held by Tenant or such subtenant or the Manager, as applicable, in trust for the benefit of Landlord pursuant to a revocable, temporary license that may be revoked by Landlord upon the termination of this Lease as to such Facility or the termination of Tenant’s right to possession of such Facility or at any time an Event of Default is continuing, and (ii) in connection with an Operational Transfer or as otherwise required by Landlord, Tenant shall cooperate with Landlord, in accordance with Section 37.1 hereof, to assign, if and to the extent permitted by applicable laws and regulations, all of Tenant’s rights in connection with such CONs or other Authorizations to Landlord or Successor Operator, as applicable. This Section 7.2.2 shall survive the expiration or earlier termination of this Lease (or, if applicable, Tenant’s right of possession).

          7.3. Authorization Collateral. To the fullest extent permitted by applicable law, Tenant hereby grants to Landlord a first priority security interest in, and lien upon, all of Tenant’s right, title and interest in and to all of the Authorizations issued to, leased or licensed to, or held by, each Tenant, including, but not limited to, such Tenant’s interest in and rights under all Facility Provider Agreements, with respect to the Facilities and any CONs issued, leased or licensed to such Tenant (collectively, the “Authorization Collateral”) to secure the performance of all of Tenant’s obligations under this Lease, including, but not limited to, its obligation to engage in, assist with and facilitate any Operational Transfer. Tenant represents and warrants to Landlord that attached hereto on Schedule 7.3 is a detailed list and description of all of the Authorization Collateral. Notwithstanding anything contained herein to the contrary, Tenant shall not (under any circumstances) grant any lien upon, security interest in and to or otherwise pledge, encumber, hypothecate, transfer or assign, in whole or in part, the Authorization Collateral to any Person, irrespective of the priority of such security interest, pledge or hypothecation. The security interest and lien granted by this Section 7.3 shall be in addition to any lien of Landlord that may now or at any time hereafter be provided by law.
          7.4. Granting of Easements, etc. Landlord may, from time to time, with respect to any Leased Property: (i) grant easements, covenants and restrictions, and other rights in the nature of easements, covenants and restrictions, (ii) release existing easements, covenants and restrictions, or other rights in the nature of easements, covenants or restrictions, that are for the benefit of such Leased Property, (iii) dedicate or transfer unimproved portions of such Leased Property for road, highway or other public purposes, (iv) execute petitions to have such Leased Property annexed to any municipal corporation or utility district, (v) execute amendments to any easements, covenants and restrictions affecting such Leased Property and (vi) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interests in such Leased Property) without the necessity of obtaining Tenant’s consent provided that Landlord reasonably determines that such easement or other instrument or action contemplated by this Section 7.4 does not unreasonably interfere with the conduct of the business of Tenant on such Leased Property. If Landlord reasonably determines that any easement or other instrument or action contemplated by this Section 7.4 would change the physical configuration of the Leased Property in a way that reduces or limits access to the Lease Property (as it currently exists from a publicly dedicated street) or parking at the Leased Property (excluding in each case any temporary effect due to construction so long as adequate access and parking are always available) or limits or reduces the ability of Tenant (or Manager) to provide services to residents at the Facility, or would otherwise unreasonably interfere with the conduct of business by the applicable Tenant(s) at a Leased Property, Landlord shall obtain Tenant’s prior written consent to such proposed easement, instrument or action, which consent may be granted or withheld by Tenant in its sole discretion (and which consent shall be irrevocably deemed given if not expressly denied by Tenant, in writing, within 10 Business Days of Tenant’s receipt of such request).
     8. Negative and Affirmative Covenants of Tenant.
          8.1. Negative Covenants. Tenant covenants and agrees with Landlord that:
               8.1.1. Issuance of Equity Interests. No Tenant shall issue or allow to be created any stocks, shares, partnership or membership interests or other ownership interests in any Tenant, other than the stocks, shares, partnership or membership interests and other ownership interests that are outstanding on the date hereof. Notwithstanding the foregoing provisions of this Section 8.1.1 to the contrary, any Tenant may issue membership interests provided all of the following conditions are met: (i) ALC Operating, LLC shall own, in aggregate together, more than 50% of the membership interests (both as to value and voting interests) of each Tenant; (ii) Tenant shall provide Landlord with at least 15 Business Days notice of such issuance; (iii) no Event of Default is then continuing; (iv) no Person acquiring any membership interests in any Tenant shall be a Person which would make it illegal for the Landlord to continue to own the Leased Property where such a Person was an owner of a Tenant thereof; (v) each Person acquiring a membership interest in a Tenant shall be of good business reputation; (vi) all such membership interests issued by any Tenant shall be issued in compliance with all applicable laws and regulations, including without limitation, applicable state and federal securities laws and regulations; (vii) ALC Operating, LLC shall at all times maintain control over all day to day management and operations of each Tenant; and (viii) no Person acquiring any membership interest in any Tenant shall be a Person either listed on the specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury or otherwise subject to any other prohibition or restriction imposed by laws, regulations or executive orders, including Executive Order No. 13224, administered by the Office of Foreign Asset Control, U.S. Department of the Treasury.
               8.1.2. Change in Business or Organizational Status. No Tenant shall make any material change in the scope or nature of its business objectives or operations, or undertake or participate in activities other than in continuance of its present business. No Tenant shall amend, modify or alter its Tenant Org Docs or allow itself to be dissolved, voluntarily or involuntarily.
               8.1.3. Affiliate Transactions and Payments. No Tenant shall enter into, or be a party to, any transaction with any of the partners, members or shareholders of any Tenant or any other Affiliate of any Tenant, except in the ordinary course of business and on terms that are fully disclosed to Landlord in advance and are no less favorable to any Tenant than would be obtained in a comparable arm’s-length transaction with an unrelated third party. During the continuance of an Event of Default, no Tenant shall make any payments or distributions (including, without limitation, salaries, bonuses, fees, principal, interest, dividends, liquidating distributions, management fees, cash flow distributions or lease payments) to any Guarantor or any Affiliate of any Tenant or any Guarantor, or any shareholder, member, partner or other equity interest holder of any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor. Notwithstanding the foregoing provisions of this Section 8.1.3 to the contrary, on or before the Commencement Date, each Tenant shall enter into a management agreement with respect to its Facility in a form acceptable to Landlord with Manager (collectively, the “Management Agreements”), which shall provide for management fees not to exceed six percent of the gross revenues of such Facility. On or before the Commencement Date, Tenant and Manager shall execute and deliver to Landlord a subordination agreement in the form attached hereto as Exhibit G with respect to each of the Management Agreements. So long as an Event of Default has not occurred and is continuing, nothing contained herein shall prohibit the distribution by any Tenant of any cash surplus of such Tenant to a Guarantor or Affiliate so long as such distribution does not cause the Tenant to violate the financial covenants set forth in Section 8.2.5.

               8.1.4. ERISA. No Tenant shall engage in any transaction that would cause any obligation, or action taken or to be taken, hereunder to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA. Each Tenant shall deliver to Landlord such certifications or other reasonable evidence from time to time throughout the Term, as requested by Landlord in its reasonable discretion, that (i) such Tenant is not and does not maintain an “employee benefit plan”, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) such Tenant is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true: (x) equity interests in such Tenant are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2); (y) less than 25% of each outstanding class of equity interests in such Tenant are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or (z) such Tenant qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
               8.1.5. Debt Cancellation; Other Indebtedness; Guaranties. No Tenant shall cancel or otherwise forgive or release any claim or debt owed to any Tenant by any Person, except for adequate consideration and in the ordinary course of such Tenant’s business, consistent with past practice. No Tenant shall create, incur, assume, or permit to exist any indebtedness other than (i) trade debt incurred in the ordinary course of Tenant’s business (which shall not include so-called “accounts receivable” financing, which shall be governed by the terms of Section 21.2); provided that, subject to Section 13 below, at no time shall trade payables of any Tenant more than 60 days past due exceed (1) $105,062 for ALC CVMA, LLC, (2) $84,050, individually, for each of ALC GGMG, LLC, ALC HTIF, LLC, ALC PEDG, LLC, ALC TISSC, LLC, ALC TPCG, LLC, ALC TSKG, LLC and ALC WRWG, LLC and (3) $462,275, in the aggregate, for Tenant (each of the foregoing limits set forth in clauses (1), (2) and (3) referred to herein as a “Trade Payable Threshold”) provided, that each such Trade Payable Threshold shall increase by 2.5% at the beginning of each Lease Year after the Lease Year in which the Effective Date occurs; or (ii) any AR Financing permitted under Section 21.2. No Tenant shall create, incur, assume, or permit to exist any guarantee of any loan or other indebtedness except for the endorsement of negotiable instruments for collection in the ordinary course of business, except as may be expressly permitted under Section 21.2.
               8.1.6. Assets; Investing. No Tenant shall purchase or own any property other than property necessary for, or incidental to, the operation of the applicable Facility(ies) for its/their Primary Intended Use(s). No Tenant shall purchase or otherwise acquire, hold, or invest in securities (whether capital stock or instruments evidencing indebtedness) of any Person. No Tenant shall make loans or advances to any Person, except for cash balances temporarily invested in short-term or money market securities.
               8.1.7. Liens; Waste. No Tenant shall create, incur, assume or suffer to exist any lien, charge, encumbrance, easement or restriction on any portion of any of the Leased Properties or the Lease Collateral (other than (x) Permitted Encumbrances (other than Permitted Encumbrances under clauses (ii) or (viii) of the definition thereof which have not been consented to in writing by Landlord and other than Permitted Encumbrances under clause (vii) of the definition thereof that arise on account of a breach of this Lease by Tenant) and (y) a lien upon the Accounts Collateral that is consented to by Landlord in accordance with Section 21.2 below).

No Tenant shall commit or suffer to be committed any waste on any Leased Property, nor shall any Tenant cause or permit any nuisance thereon. Tenant shall not take or omit to take any action, the taking or omission of which may materially impair the value or the usefulness of any Leased Property or any part thereof for its Primary Intended Use.
               8.1.8. Zoning. No Tenant shall initiate or consent to any zoning reclassification of any portion of any of the Leased Properties or seek any variance under any existing zoning ordinance or use (or permit the use of) any portion of any of the Leased Properties in any manner that could result in such use or the Primary Intended Use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.
               8.1.9. Contracts. No Tenant shall execute or modify any material contracts or agreements with respect to any Facility except for contracts and modifications approved by Landlord (which approval shall not be unreasonably withheld). Contracts made in the ordinary course of business and in an amount less than $100,000 per Facility per annum or are cancelable upon 30 days written notice or less without penalty shall not be considered “material” for purposes of this Section.
               8.1.10. No Joint Assessment. No Tenant shall suffer, permit or initiate the joint assessment of any Leased Property (i) with any other real property constituting a tax lot separate from such Leased Property, or (ii) with any portion of such Leased Property that may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes that may be levied against any such personal property shall be assessed or levied or charged to such Leased Property.
               8.1.11. Use-Specific Negative Covenants. No Tenant shall:
(a)	Transfer any Authorizations to any location other than the Facility operated by such Tenant or as otherwise required by the terms of this Lease nor pledge any Authorizations as collateral security for any loan or indebtedness except as required by the terms of this Lease.

(b)	Rescind, withdraw, revoke, amend, supplement, or otherwise alter the nature, tenor or scope of (i) any Authorization for any Facility or (ii) any applicable Facility Provider Agreement for any Facility.

(c)	Amend or otherwise change, by consent, acquiescence or otherwise, any Facility’s licensed bed capacity and/or the number or type of beds, licensed or otherwise, and/or the licensing category or type and/or the number of beds, licensed or otherwise, participating in governmental payment programs, in each case as the same exist on the Commencement Date, or apply for approval of any of the foregoing amendments or changes, provided, however, that, notwithstanding the foregoing, Tenant may remove from service beds at a particular Facility so long as the number of beds in service at such Facility is not less than a number equal to 90% of the number of operational beds for such Facility set forth in Schedule 17.1.13 attached hereto and further so long as any such removal from service does not impair the continued licensure of any such out-of-service beds.

(d)	Replace or transfer all or any part of any Facility’s licensed beds to another location or apply for approval of any such replacement or transfer.

(e)	Jeopardize in any manner any Tenant’s participation in Medicare, Medicaid or any other Third Party Payor Programs to which any Tenant may become subject at any time during the Term.

(f)	Enter into any patient or resident care agreements with patients or residents or with any other Persons that do not qualify as Approved Residency Agreements or which deviate in any material respect from the standard form customarily used by any Tenant at the applicable Facility; provided, however, that (i) Tenant may so materially deviate from its standard and customarily used form of patient or resident care agreement for a particular Facility so long as such deviation (a) does not cause such agreement not to satisfy the requirements of any of clauses (i) through (v) in the definition of “Approved Residency Agreement,” (b) if it was allowed and made in all of Tenant’s patient or resident care agreements for such Facility, would not have a Material Adverse Effect on such Facility, any Tenant or any Guarantor, and (ii) Tenant may so materially deviate from its other standard and customarily used forms for a particular Facility so long as such deviation, if it was allowed and made in all of Tenant’s agreements for such Facility using such form, would not have a Material Adverse Effect on such Facility, any Tenant or any Guarantor, and (c) such deviation is either required by applicable Governmental Authority or is then customary in the industry in the area in which such Facility is located.

(g)	Change the terms of any Facility Provider Agreement, any Third Party Payor Program or its normal billing, payment or reimbursement policies and procedures with respect thereto (including, without limitation, the amount and timing of finance charges, fees and write-offs); provided that a Tenant may enter into changes that do not have a material adverse effect on (i) the business or financial position or results of operations of such Tenant, (ii) the ability of such Tenant to perform, or of Landlord to enforce, the terms of this Lease or (iii) the value of the Leased Properties taken as a whole.

(h)	Assign or transfer any of its interest in any Authorization or assign, pledge, hypothecate, transfer or remove, or permit any other Person to assign, transfer, pledge, hypothecate or remove, any records pertaining to any Facility, including, without limitation, patient records and medical and clinical records (except for removal of such patient records as directed by the patients owning such records).
          8.2. Affirmative Covenants. Until all of Tenant’s obligations hereunder have been performed and discharged in full, Tenant covenants and agrees as follows:
               8.2.1. Perform Obligations. Tenant shall perform or cause to be performed, as and when due, all of its obligations under this Lease, the Authorizations (including, but not limited to, any applicable Facility Provider Agreements), any Permitted Encumbrances, any Insurance Requirements and any Legal Requirements. Tenant represents and warrants that prior to the Existing Master Lease Date, Tenant’s predecessor(s) has taken all necessary action to obtain all Authorizations (including, but not limited to, any applicable Facility Provider Agreements) required for the operation of each of the Facilities for its Primary Intended Use consistent with such operation prior to the Commencement Date and, to the extent such necessary Authorizations are not issued on or before the Commencement Date, Tenant shall diligently take all necessary action to obtain such Authorizations as required by applicable Legal Requirements and Governmental Authorities. Tenant shall take all necessary action to maintain such Authorizations (including, but not limited to, any applicable Facility Provider Agreements) during the Term.
               8.2.2. Proceedings to Enjoin or Prevent Construction or Tenant’s Primary Intended Use. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful Tenant’s construction, occupancy, maintenance, or operation of any Facility or any portion thereof for its Primary Intended Use, Tenant shall cause such proceedings to be vigorously contested in good faith, and shall, without limiting the generality of the foregoing, use all reasonable commercial efforts to bring about a favorable and speedy disposition of all such proceedings and any other proceedings.
               8.2.3. Documents and Information.
(a)	Furnish Information. Tenant shall (i) promptly supply Landlord with such information concerning its financial condition, licensing and property as Landlord may reasonably request from time to time hereafter and in the format reasonably designated by Landlord and, without limitation of the foregoing, promptly, and in any event within 10 Business Days, after a request from Landlord, Tenant shall provide to Landlord such additional information regarding Tenant, Tenant’s financial condition or the Facilities as Landlord, or any existing or proposed creditor of Landlord or Ventas, Inc. (including, without limitation, any existing or proposed Facility Mortgagee), or any auditor or underwriter of Landlord or Ventas, Inc., may require from time to time; and (ii) promptly notify Landlord in writing of any condition or event that constitutes a breach of any term, condition, warranty, representation, or provision of this Lease or any other agreement between Landlord or its Affiliates and any Tenant, any Guarantor or any of their Affiliates, and of any event or condition having a Material Adverse Effect on any Facility, any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor and of any Event of Default. Tenant shall notify Landlord, in writing and within 10 Business Days, if any Tenant is advised, in writing, formally or informally, by its insurance carrier, reinsurance provider, accountants, actuary, any Governmental Authority, or any Third Party Payor Program provider of any actual, pending, threatened or contemplated increase in its reserves for expenses relating to malpractice or professional liability claims or any material increase in the premium costs for malpractice or professional liability insurance (any of the foregoing, a “Reserve Event”).

(b)	Further Assurances. Tenant shall, upon request of Landlord from time to time, execute, deliver, and furnish such documents as may be necessary or appropriate to consummate fully the transactions contemplated under this Lease.

(c)	Material Communications. Tenant shall transmit to Landlord, within 10 Business Days after receipt thereof (or immediately with respect to any correspondence related to an “immediate jeopardy” event or alleged patient abuse or neglect which has allegedly resulted in serious injury or death), any Actuarial Correspondence or any material communication affecting one or more Facilities, any Tenant, any Guarantor, any Affiliate of any Tenant or any Guarantor, this Lease, the Legal Requirements, the Insurance Requirements, the Facility Provider Agreements or the Authorizations, and Tenant shall promptly respond to inquiries by Landlord with respect to such information. Tenant shall notify Landlord in writing promptly after any

Tenant obtains knowledge of any potential, threatened or existing litigation or proceeding against, or investigation of, any Tenant, any Guarantor, any Affiliate of any Tenant or any Guarantor or any Facility that may affect the right to operate one or more of the Facilities, any Facility Provider Agreements, any of the Authorizations, the right to receive regular reimbursement under Medicare, Medicaid or any other Third Party Payor Program (to the extent Tenant or a Facility participates in such Third Party Payor Program) or Landlord’s title to any Facility or any Tenant’s interest therein.

(d)	Operator Reports; Actuarial Reports. Tenant shall provide Landlord with accurate and complete copies of any and all of the census information concerning the number of licensed beds occupied by residents or patients, all cost reports (if applicable under a Third Party Payor Program), surveys, survey deficiency reports, monthly financial statements and other reports, materials and information concerning any Tenant, the Facilities and each Tenant’s business operations and compliance with material laws, ordinances, rules, regulations, Authorizations and Facility Provider Agreements that are submitted by Tenant to any Governmental Authorities or any provider pursuant to any Third Party Payor Program (including any Health Department or CMS, if and as applicable), for any of the Facilities (the “Operator Reports”) promptly, and in any event, within three Business Days, after the submission thereof. All Operator Reports shall be accurate in all material respects as of the date of such Operator Reports. Tenant shall provide Landlord with any and all Actuarial Reports received by, or prepared by or on behalf of, any Tenant within 10 Business Days after the receipt or submission thereof by or to any Tenant.
               8.2.4. Compliance With Laws. Tenant shall comply in all material respects with all Insurance Requirements and all Legal Requirements (and Landlord shall have no responsibility for such compliance), and keep all Authorizations and, if and to the extent applicable, Facility Provider Agreements, in full force and effect.
               8.2.5. Financial Covenants. The following financial covenants shall be met throughout the Term of this Lease:
(a)	Coverage Ratio. Tenant shall maintain a Coverage Ratio with respect to each Facility for the 12 month period ending as of the end of each fiscal quarter of not less than 0.8 to 1.0;

(b)	Intentionally Omitted;

(c)	Portfolio Coverage Ratio. Tenant shall maintain a Portfolio Coverage Ratio for the 12 month period ending as of the end of each fiscal quarter of not less than 1.0 to 1.0;

(d)	Minimum Average Occupancy. As of the end of each fiscal quarter, the minimum average occupancy rate (i) for the quarter then ended for each Facility shall be greater than or equal to 65%, (ii) for the trailing 12 months then ended (1) for each Facility shall be greater than or equal to 75% and (2) for all Facilities in aggregate shall be greater than or equal to 82%.
               8.2.6. Permitted Encumbrances. Tenant shall, at its own cost, fully observe, perform and comply with all Permitted Encumbrances as the same apply to or bind Landlord or the Premises. No Tenant shall cause, or permit its respective Tenant Parties to cause, whether by act or omission, any breach of, default under or termination of any Permitted Encumbrance applicable to or binding upon Landlord or the Premises.
          8.3. Authorization Non-Compliance. In the event that Tenant shall receive a written complaint or notice from a private party to any Third Party Payor Program or Governmental Authority alleging, asserting or suggesting that Tenant is not in compliance with any Legal Requirement, license, permit, approval, CON or other Authorization or, if applicable, any certification for reimbursement under Medicare or Medicaid or any Facility Provider Agreement or other Third Party Payor Program, Tenant shall, within 10 Business Days (or immediately with respect to any correspondence related to an “immediate jeopardy” event), send notice to Landlord, whereupon Tenant shall remedy any condition causing such complaint, notice or non-compliance promptly, and in any case within any cure period allowed therefor by the applicable agency or authority, in the case of such non-compliance.
     9. Maintenance of Facilities.
          9.1. Maintenance and Repair.
               9.1.1. Facility Repair. Tenant, at its sole expense, shall keep each Leased Property (and Tenant’s Personal Property) in good and safe order and repair (whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such Leased Property, Tenant’s Personal Property or any portion thereof) except as provided in Sections 15 and 16 below with respect to Casualty and Condemnation. Without limitation of the foregoing, Tenant shall promptly make all necessary and appropriate repairs and replacements (capital and otherwise) to each Facility, of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term (concealed or otherwise), including, but not limited to, any roof repairs or replacements or parking lot repairs or replacements, such that each Leased Property is maintained in good and safe working order and operating and structural condition for use for its Primary Intended Use. Tenant shall have in place service and maintenance contracts with duly licensed contractors or repair services (which contractors or repair services shall be acceptable to Landlord in its reasonable discretion) providing for regular maintenance and repair of any and all major systems serving each Leased Property, including, but not limited to, the HVAC systems, life safety systems, plumbing systems and elevator and conveyor systems. Landlord may from time to time as to any one or more Leased Properties, and at Tenant’s sole expense (but as to routine inspections not resulting from an Event of Default or from a condition of which Landlord becomes aware, which if not cured by Tenant, would become an Event of Default, no more than once every three years at Tenant’s expense, but not more than $2500 per report and not more than $5000 per Facility in aggregate for multiple reports in each instance), cause an engineer designated by Landlord, in its sole discretion, to inspect one or more Leased Properties and issue a report (a “Leased Property Condition Report”) with respect to the condition of any such Leased Properties. Tenant shall, at its own expense, make any and all repairs or replacements recommended by such Leased Property Condition Report as needed to maintain the Leased Property in good and safe order and repair. All repairs shall be made in a good and workmanlike manner and in accordance with all Legal Requirements relating to such work. Subject to Sections 15 and 16 below, Landlord shall not under any circumstances be required to repair, replace, build or rebuild any improvements on any Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to any Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain any Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law currently in effect or hereafter enacted.
               9.1.2. Notice of Non-Responsibility. Except as expressly set forth in this Lease, nothing contained in this Lease and no action or inaction by Landlord shall be construed as: (i) constituting the consent or request of Landlord, express or implied, to any contractor, subcontractor, laborer, materialman or vendor to, or for the performance of, any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Leased Property or any part thereof; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that might create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in any Leased Property, or any portion thereof. Landlord may post, at Tenant’s sole cost, such notices of non-responsibility upon, or of record against, any Leased Property to prevent the lien of any contractor, subcontractor, laborer, materialmen or vendor providing work, services or supplies to Tenant from attaching against the Premises. Tenant agrees to promptly execute and record any such notice of non-responsibility at Tenant’s sole cost.
               9.1.3. Vacation and Surrender. Tenant shall, upon the expiration or sooner termination of the Term (or, if applicable, a termination of Tenant’s right of possession) as to any Leased Property, vacate and surrender the applicable Leased Property to Landlord in good and safe order and repair, broom clean and consistent with the requirements of Section 9.1.1, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and, subject to Sections 15 and 16 below, except for damage from Casualty or Condemnation. Each Leased Property so returned to Landlord shall include any and all Alterations, which shall be and remain the property of Landlord as part of such Leased Property (except for Alterations that Landlord requests, in writing, that Tenant remove, which Alterations shall be promptly and completely removed by Tenant). Tenant shall repair, at Tenant’s sole cost, any damage to a Leased Property resulting from Tenant’s vacation from or surrender of such Leased Property and/or the removal of any Alterations therefrom, whether effected by Tenant or Landlord. Without limiting the foregoing in any way, upon the expiration or earlier termination of this Lease (or, if applicable, a termination of Tenant’s right of possession), Tenant shall return possession of each Facility to Landlord with all deferred maintenance at, in or on any Leased Property having been completed and all systems, components, and elements (structural and otherwise) having a useful life determined in the exercise of Landlord’s reasonable judgment of at least three years (and not less than seven years as to structural items).
          9.2. Encroachments. If any of the Leased Improvements on any Leased Property shall, at any time, encroach upon any property, street or right-of-way adjacent to such Leased Property, or are in violation in any material respect of any applicable Legal Requirements, then, promptly upon the request of Landlord, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment or violation, as applicable, and, in such case, in the event of any adverse final determination, either (i) obtain valid waivers or settlements of all claims, liabilities and damages resulting from each such encroachment or violation, as applicable, whether the same shall affect Landlord or Tenant, or (ii) make such changes in the Leased Improvements, and take such other actions, as Tenant, in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or violation, as applicable, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment or violation. Any such alteration shall be made in conformity with the applicable requirements of Section 11. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Tenant shall not be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance.
     10. Tenant’s Representations and Warranties.
          Tenant hereby makes the following representations and warranties, as of the date hereof, to Landlord and acknowledges that Landlord is granting the Lease in reliance upon such representations and warranties. Tenant’s representations and warranties shall survive the expiration or termination of this Lease (or, if applicable, a termination of Tenant’s right of possession) and, except to the extent otherwise specifically limited, shall continue in full force and effect, and remain true and correct, and constitute continuing covenants of Tenant, until Tenant’s obligations hereunder have been performed in full.
          10.1. Organization and Good Standing. Each Tenant is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Each Tenant is qualified to do business in and is in good standing under the laws of the State in which the Facility operated by such Tenant is located. Tenant has delivered true and complete copies of the documents, certificates and agreements pursuant to which each Tenant is organized to do business (the “Tenant Org Docs”).
          10.2. Power and Authority. Each Tenant has the power and authority to execute, deliver and perform this Lease and to make itself jointly and severally liable for the obligations of each other Tenant. Each Tenant has taken all requisite action necessary to authorize the execution, delivery and performance of such Tenant’s obligations under this Lease.
          10.3. Enforceability. This Lease constitutes a legal, valid, and binding obligation of each Tenant enforceable in accordance with its terms.
          10.4. Consents. The execution, delivery and performance of this Lease will not require any consent, approval, authorization, order, or declaration of, or any filing or registration with, any court or other Governmental Authority, or any other Person, which has not been received, filed or registered, as applicable, on or before the Commencement Date.
          10.5. No Violation. The execution, delivery and performance of this Lease (i) do not and will not conflict with, and do not and will not result in a breach of, any Tenant Org Docs; and (ii) do not and will not violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Tenant or any of the Facilities.
          10.6. Reports and Statements. All reports, statements (financial or otherwise), certificates and other data furnished by or on behalf of Tenant or any Guarantor to Landlord in connection with this Lease, and all representations and warranties made herein or in any certificate or other instrument delivered in connection herewith, are true and correct in all material respects and do not omit to state any material fact or circumstance necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading as of the date of such report, statement, certificate or other data.
          10.7. No Default. As of the date hereof, (i) there is no existing Event of Default under this Lease; and (ii) no event has occurred which, with the giving of notice or the passage of time, or both, would constitute or result in such an Event of Default.
          10.8. Adverse Matters. No Guarantor, no Tenant nor, to Tenant’s knowledge, any of their respective representatives, officers, directors, members, contractors, subcontractors, agents, employees or Affiliates have been disqualified from participating in either the Medicare or Medicaid programs or in any other Third Party Payor Program. Without limitation of the foregoing, no Guarantor, no Tenant nor, to Tenant’s knowledge, any of their respective officers, directors, members or managing employees or other contractors, subcontractors, employees, agents or Affiliates have engaged in any activities that are prohibited under criminal law, or are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other Third Party Payor Program. There is no, and there shall continue to be no, threatened, existing or pending revocation, suspension, termination, probation, restriction, limitation or non-renewal affecting any Tenant or any Facility with regard to participation in Medicare, Medicaid or any other Third Party Payor Programs or the applicable Authorizations to which any Tenant or Facility presently or at any time hereafter is/are subject.

          10.9. Certification. Each Tenant has obtained any and all Authorizations necessary to operate its Facility(ies) for its Primary Intended Use and to be, and to continue to be, validly licensed and certified to operate its applicable Facility for its Primary Intended Use in accordance with all applicable governmental rules and regulations and the requirements of all applicable Governmental Authorities.
          10.10. Reserved.

          10.11. No Reimbursement Audits or Appeals. There are no current, pending or outstanding reimbursement audits regarding any Third Party Payor Programs nor any appeals pending at any Facility.
          10.12. No Recoupments Efforts. There are no current or pending recoupment efforts regarding any Third Party Payor Programs at (or with respect to) any Facility. Tenant is not and has not been a participant in any federal program whereby any Governmental Authority may have the right to recover funds by reason of the advance of federal funds.
          10.13. Professional Liability Reserves. Upon the occurrence of a Reserve Event, each applicable Tenant will accrue reserves for expenses relating to malpractice and professional liability claims that are adequate and complete in the exercise of commercially reasonable judgment and normal commercial practice.
          10.14. Primary Intended Use. Each Facility is being operated for its Primary Intended Use and contains the number of licensed, operational beds and units described on Schedule 1 attached hereto.
          10.15. Compliance with Laws. Each Tenant and each Facility is in compliance in all material respects with all applicable federal, state and local laws, regulations and guidelines (including, without limitation, any government payment program requirements and disclosure of ownership and related information requirements), quality and safety standards, accepted professional standards and principles that apply to professionals providing services to independent or assisted living or Alzheimer’s care facilities, in each case, as applicable, accreditation standards, and requirements of the applicable Governmental Authorities, including, without limitation, those requirements relating to the physical structure and environment of each Leased Property, licensing, quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting. No Tenant has committed any act which may give any Governmental Authority the right to cause Tenant to lose any applicable Authorizations.
          10.16. Ownership of Authorizations. The Authorizations, including, without limitation, each CON: (i) are not, and have not been, transferred to any location other than the Facility to which such Authorizations relate; (ii) are not, and have not been, pledged as collateral security for any loan or indebtedness other than pursuant to the terms of this Lease; (iii) are held free from restrictions or conflicts that would materially impair the use or operation of each Facility for its Primary Intended Use; and (iv) are not provisional, probationary or restricted in any way.
          10.17. Third Party Payor Programs. There is no pending or, to the knowledge of Tenant, threatened revocation, suspension, termination, probation, restriction, limitation, fine, civil monetary penalty, recoupment or non-renewal affecting any Tenant or any Leased Property in respect of any Third Party Payor Programs to which Tenant or any Facility presently is subject. All cost reports and financial reports, if any, submitted by any Tenant pursuant to any Third Party Payor Program have been and will continue to be materially accurate and complete and have not been and will not be misleading in any material respects.

     11. Alterations.
          11.1. Alterations. Tenant shall not (i) make any Capital Alterations on or to any Leased Property, (ii) enlarge or reduce the size of any Facility and/or (iii) make any Capital Alterations or other Alterations that would tie in or connect with any improvements on property adjacent to the Land. Tenant may, without Landlord’s consent, make any alterations, additions, or improvements (collectively, with the alterations described in items (i) – (iii) of the preceding sentence, “Alterations”) to any Leased Property if such Alterations are not of the type described in clause (i), (ii) or (iii) above, so long as in each case: (w) the same do not (A) decrease the value of the Leased Property, (B) affect the exterior appearance of the Leased Property, or (C) affect the structural components of the Leased Property or the main electrical, mechanical, plumbing, elevator or ventilating and air conditioning systems for any Facility, (x) the same are consistent in terms of style, quality and workmanship to the original Leased Property and Fixtures, (y) the same are constructed and performed in accordance with the provisions of Section 11.2 below and (z) unless such amounts and Alterations are expressly provided for as a separate line item in an Annual Capital Expenditure Budget approved by Landlord, the cost thereof does not exceed, in the aggregate, $50,000 for any consecutive 12)month period with respect to any single Facility. Except for those limited Alterations that expressly do not require Landlord’s consent pursuant to the preceding sentence, all Alterations shall be subject to Landlord’s prior written consent, in Landlord’s sole discretion. To the extent Landlord’s prior written consent shall be required in connection with any Alterations, Landlord may impose such conditions thereon in connection with its approval thereof as Landlord deems appropriate, including without limitation, increasing the Capital Expenditures Deposit to cover the cost thereof. Notwithstanding the foregoing, Landlord agrees that painting, landscaping, and replacement of floor, wall and window coverings and items constituting furniture and Tenant’s Personal Property shall be deemed Alterations that do not require Landlord’s consent, regardless of the cost thereof, so long as the same meet the requirements of clauses (x) and (y) above.
          11.2. Construction Requirements for all Alterations. Whether or not Landlord’s consent is required, for all Alterations of any Leased Property, the following shall apply and shall be in addition to and not in lieu of any other requirements that Landlord may impose on Tenant in connection with the making of any Alterations:
               11.2.1. Plans and Specifications. Prior to commencing any Alterations, Tenant shall have submitted to Landlord a written proposal describing in reasonable detail such proposed Alteration and shall provide to Landlord for approval such plans and specifications, permits, licenses, construction budgets and other information (collectively, the “Plans and Specifications”) as Landlord shall request, showing in reasonable detail the scope and nature of the proposed Alteration. Landlord’s consent to any Alterations or to any Plans and Specifications therefor shall in no way make Landlord liable for the appropriateness, legality or safety of any such Alterations or Plans and Specifications in any manner whatsoever; Tenant being responsible for all aspects of any Plans and Specifications and the construction of any Alterations, including without limitation, their appropriateness and safety and compliance thereof with all Legal Requirements.
               11.2.2. Permits. Such construction shall not commence until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required therefor (as well as any permits or approvals required in connection with any Permitted Encumbrance), and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no liability, cost or expense to Landlord; and (ii) any Plans and Specifications required to be filed in connection with any such application that require the approval of Landlord shall have been so approved by Landlord.
               11.2.3. No Impairment. Such construction shall not, and prior to commencement of such construction Tenant’s licensed architect or engineer shall certify to Landlord that such construction shall not, impair the structural strength of any component of the applicable Facility or overburden or impair the operating efficiency of the electrical, water, plumbing, HVAC or other building systems of any such Facility .
               11.2.4. Compliance Certification. Prior to commencing any Alterations, Tenant’s licensed architect or engineer shall certify to Landlord that the Plans and Specifications conform to and comply with all Insurance Requirements and all applicable building, subdivision and zoning codes, laws, ordinances, regulations and other Legal Requirements.
               11.2.5. Parking. During and following completion of such construction, the parking that is located on the Land adjoining the applicable Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than is required by any applicable Legal Requirements.
               11.2.6. Materials; Quality. All work done in connection with such construction shall be done promptly and in a good and workmanlike manner using all new material of a quality at least as good as the material being replaced or supplemented and in conformity with all Legal Requirements.
               11.2.7. As-Builts. Promptly following the completion of the construction of any Alterations, Tenant shall deliver to Landlord: (i) ”as built” drawings of any Capital Alterations included therein, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (ii) a certificate from Tenant’s licensed architect or engineer certifying to Landlord that such Alterations have been completed in compliance with the Plans and Specifications and all applicable Legal Requirements.
               11.2.8. Certificate of Occupancy. If, by reason of the construction of any Alteration, a new or revised CON and/or certificate of occupancy for any component of the applicable Facility is required, Tenant shall obtain such certificate in compliance with all applicable Legal Requirements and furnish a copy of the same to Landlord promptly upon receipt thereof.
               11.2.9. Lien Waivers. Upon completion of any Alteration, Tenant shall promptly deliver to Landlord final lien waivers from each and every general contractor and subcontractor that provided goods or services in connection with such Alteration indicating that such contractor or subcontractor has been paid in full for such goods or services, together with such other evidence as Landlord may reasonably require to satisfy Landlord that no liens have been created in connection with such Alteration.
          11.3. Capital Expenditures Account.
               11.3.1. Required Capital Expenditures. In order to assure the maintenance of each Facility in a condition at least as good as its condition on the Commencement Date, each Tenant agrees to expend, during each Lease Year, an amount (the “Required Capital Expenditures Amount”) equal to the product of (i) the Required Per Unit Annual Capital Expenditures Amount times (ii) the aggregate number of units at its Facility (subject to Section 11.3.4 below, prorated for any partial Lease Year and adjusted in the event of any change during any Lease Year in the number of units at a Facility) on repairs, replacements and improvements to such Facility (other than any part of Landlord’s Personal Property or Tenant’s Personal Property) that (x) in accordance with GAAP, constitute capital expenditures, (y) are contemplated by the Annual Capital Expenditure Budget approved by Landlord or have otherwise been reasonably approved by Landlord and (z) have been completed in a good, workmanlike and lien free fashion and in compliance with all Legal Requirements and the terms Sections 11.1 and 11.2 applicable to any Alterations (herein, “Capital Expenditures”). Within 45 days following the end of each Lease Year (and within 30 days following the expiration or termination of this Lease, or, if applicable, a termination of Tenant’s right of possession), Tenant shall deliver to Landlord a report (a “Capital Expenditures Report”), certified as true, correct and complete by Tenant pursuant to an Officer’s Certificate, summarizing and describing in reasonable detail all of the Capital Expenditures made by Tenant during the preceding Lease Year (or partial Lease Year, if applicable), on both an aggregate basis and broken down for each Facility, and such evidence thereof and other information as Landlord may reasonably request relative to the Capital Expenditures made by Tenant during the applicable Lease Year (or partial Lease Year, if applicable). If the amount of the Capital Expenditures so made and reported by any Tenant during a particular Lease Year (or partial Lease Year, if applicable) (the “Actual Capital Expenditures Amount”) is less than the Required Capital Expenditures Amount applicable to such Tenant for such period, such Tenant shall, on or prior to the due date of the Capital Expenditures Report for such period, deposit (herein, a “Capital Expenditures Deposit”) into an interest bearing account (the “Capital Expenditures Account”) under the sole dominion and control of Landlord (or any applicable Facility Mortgagee) an amount equal to the amount by which such Tenant’s Required Capital Expenditures Amount for the applicable period exceeds such Tenant’s Actual Capital Expenditures Amount for such period. If the Actual Capital Expenditures Amount so made and reported by a Tenant during a particular Lease Year (or partial Lease Year, if applicable) is greater than such Tenant’s Required Capital Expenditures Amount applicable to such period, then, provided no default or Event of Default by any Tenant exists hereunder, within five Business Days after such Tenant’s presentation of its Capital Expenditures Report reflecting such greater expenditure (if Landlord is holding the Capital Expenditures Account) or within five Business Days after Landlord’s receipt of the necessary funds from the Facility Mortgagee that is holding the Capital Expenditures Account (if a Facility Mortgagee is holding the Capital Expenditures Account), Landlord shall pay to such Tenant the lesser of (x) the amount by which the Actual Capital Expenditures Amount so made and reported by such Tenant during a particular period exceeds its Required Capital Expenditures Amount for such period or (y) the amount of funds in the Capital Expenditures Account.

               11.3.2. Capital Expenditures Account. The Capital Expenditures Account shall be maintained with a Lending Institution reasonably satisfactory to Landlord or with any Facility Mortgagee. Landlord shall not be liable to Tenant or any other Person for any decline in the value of the funds held in the Capital Expenditures Account. Furthermore, neither Landlord nor any Facility Mortgagee shall bear responsibility for the financial condition of, nor any act or omission by, any Lending Institution at which the Capital Expenditures Account is located. The interest from deposits into the Capital Expenditures Account, if any, shall be retained in the Capital Expenditures Account to be applied in accordance with the terms of this Section 11.3. Tenant hereby grants to Landlord a first priority security interest in the Capital Expenditures Account and all funds from time to time on deposit therein or otherwise deposited or paid to Landlord pursuant to this Section 11.3. During the continuance of any Event of Default, Landlord or any Facility Mortgagee may apply any funds held in the Capital Expenditures Account to pay any amounts due Landlord under this Lease or on account of any damages suffered or incurred by Landlord in connection therewith. Any funds so applied shall be replenished by Tenant within 10 Business Days of demand therefor by Landlord. In connection with any assignment of Landlord’s interest in the Premises (or any portion thereof), the assigning Landlord or any predecessor shall have the right to transfer some or all amounts in the Capital Expenditures Account and still in its possession or control to such assignee and, upon such transfer and assumption of the obligations pursuant to the terms and conditions of this Lease with respect to such amounts, the assigning Landlord or any such predecessor, as the case may be, transferring any such amounts shall thereupon be completely released from all liability with respect to such amounts so transferred, and Tenant shall look solely to said assignee in reference thereto.
               11.3.3. Disposition of Capital Expenditures Account. As described above, within 30 days following the expiration or termination of this Lease (or, if applicable, a termination of Tenant’s right of possession), Tenant shall deliver to Landlord a Capital Expenditures Report with respect to the Lease Year or partial Lease Year immediately preceding such expiration or termination, and, if applicable, make a deposit into the Capital Expenditures Account. If, on the basis of such Capital Expenditures Report, Tenant is entitled to a payment as described in Section 11.3.1 above, then, notwithstanding anything to the contrary contained in such Section 11.3.1, such payment shall be due and payable to Tenant only as and when the conditions of Section 3.3.5 for the return of the funds held pursuant to Section 3.3 have been met. Except as provided in the preceding sentence, upon the expiration or termination of this Lease (or, if applicable, a termination of Tenant’s right of possession), all funds in the Capital Expenditures Account (including, without limitation, any funds that are required to be deposited therein by Tenant with respect to the Lease Year or partial Lease Year immediately preceding such expiration or termination) shall automatically and without further action of the parties become the property of Landlord, without any obligation on Landlord’s part to credit Tenant in any manner therefor. The obligations of Landlord and Tenant under this Section 11.3 shall survive the expiration or termination of this Lease (or, if applicable, a termination of Tenant’s right of possession).
               11.3.4. Certain Divisions and Calculations. In the event that this Lease is terminated (or Tenant’s right of possession) as to one or more Leased Properties (but not all of the Premises) on account of any event, circumstance or transaction to which Section 17.9 is applicable, then, any amounts held in the Escrow Account or the Capital Expenditures

Account shall be allocated to and among each terminated (or dispossessed), and each non-terminated, Leased Property as determined by Landlord, in its sole discretion if any such termination (or dispossession) results from an Event of Default and otherwise in its reasonable discretion.
               11.4. Annual Capital Expenditure Budget. On or before the Commencement Date and thereafter within 90 days prior to the commencement of each calendar year, Tenant shall deliver to Landlord, at Tenant’s expense, a budget (the “Annual Capital Expenditure Budget”) setting forth Tenant’s reasonable estimate of the capital repairs, replacements and improvements to the Premises that Tenant anticipates will be necessary in such calendar year to comply with the maintenance, repair and replacement obligations contained in Section 9 hereof and maintain the Leased Properties in a condition at least as good as their respective condition on the Commencement Date. The Annual Capital Expenditure Budget shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld or delayed) for purposes of determining and confirming that the capital repairs, replacements and improvements are sufficient to satisfy Tenant’s obligations pursuant to Section 9 hereof; provided, however, that the grant by Landlord of its approval to any Annual Capital Expenditure Budget shall not be deemed a consent, acknowledgement or agreement on Landlord’s part that such capital repairs, replacements or improvements are sufficient to satisfy Tenant’s obligations pursuant to Section 9 hereunder. Tenant shall perform any and all capital repairs, replacements or improvements contemplated by the Annual Capital Expenditure Budget within 24 months after the commencement of the calendar year to which such Annual Capital Expenditure Budget relates. If Tenant has not completed such capital repairs, replacements or improvements within such 24 month period, Landlord may, but shall not be obligated to, complete such capital repairs, replacements or improvements, in which case Landlord may reimburse itself for the cost of any such work by withdrawing funds from the Capital Expenditures Account sufficient to pay for such capital repairs, replacements or improvements, and Tenant shall, within 10 Business Days following demand therefor by Landlord, (i) restore to the Capital Expenditures Account any amount so withdrawn therefrom and paid to Landlord and (ii) to the extent there were insufficient funds in the Capital Expenditures Account fully to reimburse Landlord for the cost of such work, pay to Landlord any remaining unreimbursed amount. In the event of any payment by Tenant pursuant to subsection (i) and/or (ii) above, Tenant shall be entitled to include the amount thereof in its next Capital Expenditures Report.
     12. Liens.
          Subject to the provisions of Section 13 below governing a permitted contest by Tenant, Tenant will not, directly or indirectly, create or allow to remain, and will promptly discharge at its expense, any lien, encumbrance, attachment, title retention agreement or claim upon any Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (i) liens for those taxes of Landlord that Tenant is not required to pay hereunder, (ii) liens for Impositions or for sums resulting from noncompliance with Legal Requirements, so long as (1) the same are not yet payable or (2) such liens are in the process of being contested as permitted by Section 13, (iii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed in good faith or not yet due, provided that (1) such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor and (2) if disputed in good faith, any such liens are in the process of being contested as permitted by Section 13, and (iv) any liens that are expressly the responsibility of Landlord hereunder. Notwithstanding the foregoing, Tenant shall bond over or provide Landlord and any applicable Facility Mortgagee with title insurance (in form, substance and amount, and issued by a company, acceptable to Landlord) over any lien that is not permitted by this Lease which affects any Leased Property if Landlord shall request or if any applicable Facility Mortgagee shall so require.
     13. Permitted Contests.
          Tenant, on its own and in its own name or, if Tenant is unable to conduct such contest in its own name, then with Landlord’s prior consent (which shall not be unreasonably withheld or delayed), on Landlord’s behalf (or in Landlord’s name), but in all events at Tenant’s expense, may contest, by appropriate legal proceedings, conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any delinquent trade payable not otherwise permitted under Section 8.1.5 or any Imposition or any lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Section 12, or any order referred to in the first sentence of Section 36.2 provided that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge, or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the applicable Leased Property, and in the case of an order referred to in the first sentence of Section 36.2, enforcement of such order shall be suspended, (ii) neither the applicable Leased Property nor any Rent therefrom nor any part thereof or interest therein would be reasonably likely to be in danger of being sold, forfeited, attached or lost, (iii) Tenant shall indemnify and hold harmless Landlord and the Landlord Indemnified Parties from and against any Losses incurred by Landlord or the Landlord Indemnified Parties in connection with any such contest or as a result thereof, (iv) if the amount being disputed, in aggregate with all other amounts being disputed pursuant to this Section 13, exceeds $175,000, Tenant shall provide such security as may be reasonably requested by Landlord or a Facility Mortgagee to insure ultimate payment of, or compliance with, the same and to prevent any sale or forfeiture of the affected Leased Property or the Rent by reason of such non-payment or non-compliance; provided, however, the provisions of this Section 13 shall not be construed to permit Tenant to contest the payment of Rent or any other sums payable by Tenant to Landlord hereunder, (v) in the case of the contest of an Insurance Requirement, the coverage required by Section 14 shall be maintained, and (vi) if such contest is resolved against Landlord or Tenant, Tenant shall, as Additional Rent due hereunder, pay to the appropriate payee the amount required to be paid, together with all interest and penalties accrued thereon, within 10 Business Days after such determination (or within such shorter period as may be required by the terms of any applicable court order, settlement agreement or other determination), and otherwise comply therewith, within any cure period allowed therefor by the applicable agency or authority (or if no such cure period shall be allowed or specified by the applicable agency or authority, promptly and diligently following the effective date of such determination); provided, however, that this clause (vi) is not intended, and shall not be construed, to afford Tenant any cure or grace period beyond the effective date of any final unappealable determination. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest if necessary to conduct such contest, and, if reasonably requested by Tenant (and necessary to conduct such contest) or if Landlord so desires, shall join as a party therein. The terms of this

Section 13 shall survive the expiration or sooner termination of this Lease (or, if applicable, a termination of Tenant’s right of possession).
     14. Insurance.
          14.1. General Insurance Requirements. Tenant shall obtain and maintain, or cause to be maintained, insurance for Tenant and the Leased Properties providing insurance coverages of such types, against such risks, in such amounts, with such deductibles and self-insurance retentions and with such endorsements as (i) are consistent with the insurance coverages that are maintained by owners of properties similar to the Leased Properties and (ii) as may be required from time to time by any Facility Mortgagee, but with such insurance coverages at all times to include (without limitation of the preceding provisions for greater coverages) at least the following minimum coverages:
               14.1.1. Coverage for Loss. Coverage for loss or damage by fire, lightning, wind and such other perils as are included in a standard “special causes of loss” endorsement and against loss or damage by other risks and hazards covered by a standard property insurance policy, including, without limitation, riot, civil commotion, vandalism, malicious mischief, burglary and theft, relative to each Leased Property, in each case (i) in an amount equal to 100% of the Full Replacement Cost of such Leased Property; (ii) containing an agreed amount endorsement with respect to the Leased Improvements and Tenant’s Personal Property at such Leased Property waiving all co-insurance provisions; (iii) containing (a) an “Ordinance or Law Coverage” or “Enforcement” endorsement and (b) “demolition” insurance and “increased cost of construction” insurance, if any of the Leased Improvements at, or the use of, such Leased Property shall at any time constitute legal non-conforming structures or uses and (iv) having a deductible not exceeding Two-Hundred Fifty Thousand and No/100 Dollars ($250,000). In addition, each Tenant shall at a minimum obtain: (y) flood hazard insurance in the event that any portion of the Leased Improvements at any Leased Property is currently or at any time in the future located in a federally designated “special flood hazard area”, and (z) earthquake insurance in the event that any Leased Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 14.1.1.
               14.1.2. Claims. Claims made professional liability/general liability insurance against claims for personal injury, bodily injury, healthcare professional liability, death or damage to the Leased Properties or other property (whether or not owned by Landlord or Tenant) occurring upon, in or about each Leased Property, such insurance:
(a)	(i) to be for a combined limit, excluding umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000) per occurrence with not less than Two Million and No/100 Dollars ($2,000,000) general aggregate applicable to any single location and a policy general aggregate limit of not less than Five Million and No/100 Dollars ($5,000,000) during the course of any policy period; (ii) to cover at least the following: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; (5) contractual liability covering indemnities, if any, given by Tenant contained in the Facility Mortgage, if any, applicable to the Leased Property, to the extent the same is available; (6) personal injury (including death resulting therefrom); (7) liquor liability endorsement if alcoholic beverages are served or sold at any Leased Property; and (iii) to have a per claim deductible not exceeding One Hundred Thousand and No/100 Dollars ($100,000); or

(b)	Claims made commercial general liability insurance against claims for personal injury, bodily injury, death or damage to the Leased Properties occurring upon, in or about each Leased Property, such insurance (i) to be for a combined limit, excluding umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence with not less than a Three Million and No/100 Dollars ($3,000,000.00) general aggregate limit and with the applicable limits applying on a “per location” basis such that any individual Leased Property will have coverage for up to three One Million and No/100 Dollars ($1,000,000) claims. The aggregate limit of insurance, however, will be limited to Three Million and No/100 Dollars ($3,000,000) during the course of any policy period; (ii) to cover at least the following: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; (5) contractual liability covering indemnities, if any, given by Tenant contained in the Facility Mortgage, if any, applicable to the Leased Property, to the extent the same is available; (6) personal injury (including death resulting therefrom); (7) claims made healthcare professional liability coverage of not less than One Million and No/100 Dollars ($1,000,000) per occurrence with not less than a Three Million and No/100 Dollars ($3,000,000) aggregate limit; and (8) liquor liability endorsement if alcoholic beverages are served or sold at any Leased Property; and (iii) to have a per claim deductible not exceeding One Hundred Thousand and No/100 Dollars ($100,000).

(c)	Regardless of whether 14.1.2 (a.) or 14.1.2 (b.) is selected an extended reporting or “tail” provision of three years will be purchased by the Tenant during the term of this lease in the event that a) the retroactive date on any renewed or replaced policy is later than the effective date of the lease; b) coverage is cancelled, non renewed and not replaced; or c) renewed or replaced by a policy that has an occurrence or non-claims made coverage trigger. Alternatively, “nose” coverage can be purchased by the Tenant such that a coverage continuity date of up to three years is maintained prior to the date that a) the retroactive date on any renewed or replaced policy is later than the effective date of the lease; b) coverage is cancelled, non renewed and not replaced; or c) renewed or replaced by a policy that has an occurrence or non-claims made coverage trigger.
               14.1.3. Business Interruption Insurance. Business interruption insurance (i) with loss payable to Landlord; (ii) covering all risks required to be covered by the insurance provided for in Section 14.1.1 above; (iii) on an “Actual Loss Sustained” basis that will cover a period of 12 months from the date of casualty or loss based on the operations of each Facility for the immediately preceding 12 month period; and (iv) containing an extended period of indemnity endorsement that provides that, after the physical loss to the applicable Leased Property has been repaired, the continued loss of income will be insured for a period of not less than 365 days until such income returns to the same level it was prior to the loss or the expiration of not less than 24 months from the date of the loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.
               14.1.4. Coverage of Leased Properties. At all times during which Alterations or structural construction or repairs are being made with respect to any of the Leased Improvements, and only if the Leased Properties’ coverage form does not otherwise apply, the insurance provided for in Section 14.1.1 above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 14.1.1 above, (3) including permission to occupy the Leased Properties, and (4) with an agreed amount endorsement waiving co-insurance provisions.
               14.1.5. Workers’ Compensation Insurance. Workers’ compensation insurance, subject to the statutory limits of the State in which the applicable Leased Property is located, and employer’s liability insurance with limits of at least One Hundred Thousand and No/100 Dollars ($100,000.00) per accident and per disease, per employee, and at least Five Hundred Thousand and No/100 Dollars ($500,000.00) aggregate in respect of any work or operations on or about any Leased Property, or in connection with any Leased Property or its operation (if applicable).
               14.1.6. Boiler and Machinery Insurance. Broad form boiler and machinery insurance (without exclusion for explosion) covering all boilers or other pressure vessels, machinery, and equipment located in, on or about any Leased Property (including “system breakdown coverage”) and insurance against loss of occupancy or use arising from any breakdown of such equipment. [Property policy includes Equipment Breakdown endorsement.]
               14.1.7. Motor Vehicle Insurance. Motor vehicle liability coverage for all specifically described, owned, hired and non-owned vehicles, including, without limitation,

rented and leased vehicles, containing limits per occurrence, including umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000.00).
               14.1.8. Prohibition of Alcoholic Beverages. Alcoholic beverages will not be sold at any Leased Property.
               14.1.9. Employee Dishonesty. Coverage will be carried at a $1,000,000 limit.

          14.2. Policies; Certificates. All insurance provided for in Section 14.1 above shall be obtained under valid and enforceable policies (individually, a “Policy” and, collectively, the "Policies”) during the period of the lease and shall be subject to the approval of Landlord. Not less than five days prior to the expiration date of each Policy, a certificate of insurance or other written evidence that the required insurance coverages have been bound for the next Lease Year, accompanied by evidence reasonably satisfactory to Landlord of payment of the premiums then due thereunder subject to any payment plans offered by the Insurer to the Tenant (the “Insurance Premiums”), shall be delivered by Tenant to Landlord. Tenant, upon request from Landlord, will deliver certified copies of the Policies to Landlord prior to the date hereof and shall deliver additional copies thereof upon request. This certification can come from the broker/consultant or the Tenant that the copy is a certified copy to the best of their knowledge and belief. All Policies must have a term of not less than one year.
          14.3. Blanket Policies. Any blanket Policy shall specifically allocate to each Leased Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only such Leased Property in compliance with the provisions of Section 14.1.
          14.4. Additional Insured; No Separate Insurance. All Policies provided for or contemplated by Section 14.1 above, except for the Policy referenced in Section 14.1.5, shall name each applicable Tenant as the insured and Landlord and any Facility Mortgagee(s) and its/their successors and/or assigns as additional insureds, as its/their interests may appear, and, in the case of property damage, loss of rent, business interruption, terrorism, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Landlord or any Facility Mortgagee, as applicable, providing that the loss thereunder shall be payable to Landlord or such Facility Mortgagee, as applicable. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section 14 to be furnished by Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Tenant shall immediately notify Landlord of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance by securing an additional policy or policies.
          14.5. Policy Requirements. All Policies of insurance provided for in Section 14.1 shall contain clauses or endorsements to the effect that:
(a)	the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least 30 days’ written notice to Landlord, any Facility Mortgagee and any other party named therein as an additional insured or loss payee; 10 days written notice will be provided for nonpayment of premium.

(b)	neither Landlord nor any Facility Mortgagee shall be liable for any Insurance Premiums thereon or subject to any assessments thereunder with the exception of rights available to mortgage holders; and

(c)	a waiver of subrogation rights as to Landlord and any Facility Mortgagee (and Tenant hereby waives all claims against Landlord for any loss, damage, cost or expense Tenant may incur for any cause or event whatsoever, to the extent Tenant has (or is an insured under) any policy of insurance covering loss, damage, cost or expense arising from such cause or event).
          14.6. Evidence of Compliance. If at any time Landlord is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Landlord shall have the right to take such action as Landlord deems necessary to protect its interest in the Leased Properties, including, without limitation, the obtaining of such insurance coverages as Landlord required hereunder and all premiums incurred by Landlord in connection with any such action or in obtaining any such insurance and keeping it in effect shall be paid by Tenant to Landlord upon demand and shall bear interest at the Overdue Rate until paid. Landlord agrees to give Tenant 10 Business Days notice of its intent to procure any such insurance and Tenant shall have such notice period to provide Landlord with proof that such required insurance is in effect, in which case Landlord will not take any such action to procure such insurance.
          Unless Tenant provides Landlord with evidence of the insurance coverage required by this Lease, Landlord may purchase insurance at Tenant’s expense to protect Landlord’s interests in the Premises. This insurance may, but need not, protect Tenant’s interest. The coverage that Landlord purchases may not pay any claim that Tenant may make or any claim that is made against Tenant in connection with the Premises. Tenant may later cancel any insurance purchased by Landlord, but only after providing Landlord with evidence that Tenant has obtained insurance as required by this Lease. If Landlord purchases insurance for the Premises, Tenant will be responsible for the costs of such insurance, including interest and any other charges that may be imposed in connection with the placement of such insurance, until the effective date of the cancellation or expiration of such insurance. Without limitation of any other provision of this Lease, the cost of such insurance shall be added to the indebtedness secured hereby. The cost of the insurance may be more than the cost of insurance Tenant may be able to obtain on its own.
          14.7. Foreclosure; Transfer. In the event of foreclosure of any Facility Mortgage or other transfer of title to any Leased Property, all right, title and interest of the applicable Tenant in and to the Policies then in force concerning the Leased Properties and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or in Landlord, Facility Mortgagee or other transferee in the event of such other transfer of title.
          14.8. Insurance Company. The Policies shall be issued by one or more primary insurance companies, duly qualified in the jurisdictions where the Leased Properties are located and, except in the case of any affiliated provider of insurance required by this Lease, rated A-: VII or better by A.M. Best. In the event that Tenant satisfies the above-referenced ratings tests as to a particular Policy as of the Commencement Date or as of a Policy renewal date, as applicable, but thereafter an insurer under such Policy ceases to satisfy the minimum A.M. Best ratings that must be met at all times, Tenant shall not be in default under this Section 14.8 so long as, within 60 days after such cessation arises, Tenant replaces the insurer(s) that do not satisfy such minimum ratings requirements with insurer(s) that do satisfy such minimum ratings requirements. In the case of an affiliated provider of insurance, such provider shall comply with all regulatory requirements of the jurisdiction of its domicile and maintain a capital and surplus account in excess of $5,000,000. In the event an affiliated provider of insurance satisfies the requirements of this Section 14.8 as of the Commencement Date or as of a Policy renewal date, as applicable, but thereafter ceases to satisfy such requirements, Tenant shall not be in default under this Section 14.8 so long as, within 60 days after such cessation arises, Tenant replaces the insurer with insurer(s) that satisfy the requirements of this Section 14.8. Tenant shall provide certified financial reports in a form and on a schedule reasonably required by Landlord, certified by an Executive Officer of ALC, to allow Landlord to monitor compliance with the covenants within this Section 14.8.
          14.9. Terrorism. Certified Acts of Terrorism will be insured as available through the Terrorism Risk Insurance Act of 2002 or the subsequent renewal thereof.
     15. Damage and Destruction.
          15.1. Notice of Casualty. If any Leased Property shall be destroyed, in whole or in part, or damaged by Casualty, Tenant shall give prompt written notice thereof to Landlord and any Facility Mortgagee, in no event more than five Business Days after the occurrence of a Casualty. Within 15 Business Days after the occurrence of a Casualty, or as soon thereafter as such information is reasonably available to Tenant, Tenant shall provide the following information to Landlord: (i) the date of the Casualty; (ii) the nature of the Casualty; (iii) a description of the damage or destruction caused by the Casualty, including, but not limited to, the type of Leased Property damaged, the area of the Leased Improvements damaged and the general extent of such damage; (iv) a preliminary estimate of the cost to repair, rebuild, restore or replace the Leased Property; (v) a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Leased Property; (vi) a description of the anticipated property insurance claim, including, but not limited to, the name of the insurer, the insurance coverage limits, the deductible amounts, and if practical, the expected settlement amount and the expected settlement date; and (vii) a description of the business interruption claim, including, but not limited to, the name of the insurer, the insurance coverage limits, the deductible amounts, and if practical, the expected settlement amount and the expected settlement date. Tenant shall provide Landlord with copies of any and all material correspondence to and from the insurance provider within five Business Days after Tenant’s receipt or submission thereof and provide any other information reasonably requested by Landlord related thereto.
          15.2. Substantial Destruction. Except as otherwise set forth herein, if a Facility is substantially destroyed or rendered Unsuitable For Its Primary Intended Use by a Casualty at any time during the Term, Landlord may elect to terminate this Lease with respect to the Leased Property on which such Facility is located by providing written notice to Tenant within 90 days of the date upon which Tenant notifies Landlord of the Casualty, which termination shall be effective as of the date which is 90 days after Tenant’s receipt of such notice. If Landlord elects to terminate, then Landlord shall receive any and all of the insurance proceeds payable by reason of the Casualty (the “Casualty Insurance Proceeds”) and Tenant shall immediately pay to Landlord an amount equal to any uninsured deductible, and as of the date of such termination, the applicable Leased Property shall be deleted from this Lease and the provisions of Section 17.9 governing a deletion of a Leased Property after Casualty shall be applicable. If Landlord does not elect to terminate, then Tenant shall promptly rebuild and restore the Leased Property in accordance with Section 15.4 below and Landlord shall make the Casualty Insurance Proceeds available to Tenant for such restoration only pursuant to, and in accordance with, Section 15.5 below. The term “substantially destroyed” means any Casualty resulting in the loss of use of 50% or more of the licensed beds at the Facility located on the relevant Leased Property or that would require more than 50% of the value of the Leased Improvements to be restored.
          15.3. Partial Destruction. If a Leased Property is damaged by a Casualty but the Facility(ies) located on such Leased Property is not substantially destroyed or rendered Unsuitable For Its Primary Intended Use, then, subject to the requirements of any Facility Mortgage binding upon, or secured by, the Leased Property, Tenant shall restore the Leased Property in accordance with the requirements of Section 15.4 below and Landlord shall make the Casualty Insurance Proceeds available to Tenant for such restoration pursuant to Section 15.5 below. Notwithstanding the foregoing, if such Casualty shall occur during the final two Lease Years of the Term, then Landlord shall have the right to terminate this Lease with respect to such Leased Property and retain any Casualty Insurance Proceeds, by delivering notice of such election to Tenant within 90 days of its receipt of notice from Tenant of such Casualty, which termination shall be effective as of the date such notice of termination from Landlord is received by Tenant, whereupon Tenant shall immediately pay to Landlord the amount of any uninsured deductible and the applicable Leased Property shall be deleted herefrom pursuant to Section 17.9 below governing the deletion of a Leased Property in connection with a Casualty; provided, however, if Tenant has the right to extend the Term under Section 43 and does so within 30 days after receipt of Landlord’s notice of its termination election under this Section 15.3, then such election by Landlord shall be of no force or effect.
          15.4. Restoration.
               15.4.1. Commencement of Restoration. Within 60 days after the earliest to occur of (i) Tenant’s receipt of notice from Landlord directing Tenant to restore a Leased Property damaged or destroyed by a Casualty, (ii) in the case of a Casualty that results in Landlord having the option to terminate this Lease as to the affected Leased Property pursuant to Section 15.2 or Section 15.3, the expiration of the period in which Landlord may exercise such option to terminate if Landlord fails to affirmatively elect to terminate this Lease with respect to such Leased Property, or (iii) in the case of damage to a Leased Property by Casualty that does not result in the substantial destruction or the rendering Unsuitable For Its Primary Intended Use of the applicable Facility(ies), and that does not occur during the final two Lease Years of the Term, the date of such Casualty, Tenant shall furnish to Landlord complete plans and specifications (the "Restoration Plans and Specifications”) describing the work Tenant intends to undertake to restore the applicable Leased Property (the “Work”) for Landlord’s approval, which approval shall not be unreasonably withheld or delayed; provided, however, in the case of a Casualty resulting from a natural disaster affecting the area in which the affected Facility is located (such as, but not limited to, a hurricane), said 60 day period shall be extended so long as Tenant is diligently trying to have such Restoration Plans and Specifications prepared and delivered to Landlord. The Restoration Plans and Specifications shall be prepared in accordance with good and customary construction and design practices and bear the signed approval thereof by an architect licensed to do business in the State where the applicable Leased Property is located and shall be accompanied by a written estimate from the architect containing the projected cost of completing the Work. The Restoration Plans and Specifications shall contemplate Work of such nature, quality and extent that, upon the completion thereof, the Leased Property shall be at least equal in value and general utility to its value and general utility prior to the Casualty and shall be adequate to operate the applicable Facility(ies) for its Primary Intended Use. Tenant shall satisfy all of the terms and conditions set forth in Sections 11.2.1 through 11.2.4 hereof relative to Alterations as to the Work and the Restoration Plans and Specifications (said Restoration Plans and specifications taking the place of the Plans and Specifications referred to in Section 11.2).
               15.4.2. Permits. Prior to the commencement of the Work, Tenant shall furnish to Landlord certified or photostatic copies of all permits and contracts required by any and all applicable Legal Requirements or Insurance Requirements in connection with the commencement and conduct of the Work.
               15.4.3. Conduct of Work. Upon satisfaction of the requirements set forth in Section 15.4.1 and Section 15.4.2 above, Tenant shall perform the Work diligently and in a good, workmanlike and lien-free fashion, in accordance with (i) the Restoration Plans and Specifications; (ii) the permits and contracts referred to in Section 15.4.2 above; and (iii) all applicable Legal Requirements and other requirements of this Lease.
          15.5. Disbursement of Insurance Proceeds. Tenant shall use its best efforts to complete the Work on or prior to the estimated completion date provided by its architect. If Landlord is required or elects to apply any Casualty Insurance Proceeds toward repair or restoration of the applicable Facility, provided Tenant is diligently performing the Work in accordance with this Lease, Landlord shall disburse such Casualty Insurance Proceeds as and when required by Tenant in accordance with normal and customary practice for the payment of a general contractor in connection with construction projects similar in scope and nature to the Work, including, at Landlord’s option, (i) the withholding of 10% of each disbursement of such Casualty Insurance Proceeds until the Work is completed as evidenced by a certificate of occupancy or similar evidence issued upon an inspection by the applicable Governmental Authority and proof has been furnished to Landlord that no lien or liability has attached or will attach to the applicable Leased Property or to Landlord in connection with the Work, and (ii) requiring that Tenant expend its own funds prior to disbursement of Casualty Insurance Proceeds in order that the remaining Casualty Insurance Proceeds are sufficient to complete and pay for the repair and restoration Work. Upon the completion of the Work and the furnishing of such proof, the balance of the Casualty Insurance Proceeds payable to Tenant on account of the Work shall be paid to Tenant as and when the terms of Sections 15.4.1 through 15.4.3 have been complied with. Prior to any final disbursement of Casualty Insurance Proceeds, Tenant shall satisfy all of the conditions set forth in Sections 11.2.5 through 11.2.9 relative to Alterations as to the Work, as well as provide evidence reasonably satisfactory to Landlord that any amounts required to be paid by Tenant in connection with such Work pursuant to Section 15.6 below have been paid in full. Notwithstanding anything contained herein to the contrary, any Facility Mortgagee may retain and disburse the Casualty Insurance Proceeds and Tenant shall comply with the reasonable requests and requirements of such Facility Mortgagee in connection with the Work and the disbursement of Casualty Insurance Proceeds.
          15.6. Insufficient Proceeds/Risk of Loss. If the Casualty Insurance Proceeds are not sufficient to pay the costs of the Work in full, Tenant shall nevertheless remain responsible, at its sole cost and expense, to complete the Work. Tenant expressly assumes all risk of loss, including, without limitation, a decrease in the use, enjoyment or value of the Leased Property from any Casualty whatsoever, whether or not insurable or insured against. Tenant shall pay any insurance deductible and any other uninsured Losses.
          15.7. Excess Proceeds. Provided no Event of Default exists and this Lease is not terminated pursuant to Section 15 with respect to the Leased Property on which the applicable Facility is located, any amount by which the Casualty Insurance Proceeds exceed the amount necessary to complete the Work shall be promptly paid by Landlord to Tenant, provided, however, that any such excess Casualty Insurance Proceeds shall be paid by Landlord to Tenant only following the disbursement of Casualty Insurance Proceeds necessary to complete the Work in accordance with Section 15.5.
          15.8. Landlord’s Inspection. During the progress of the Work, Facility Mortgagee, Landlord and Landlord’s Representatives may, from time to time, inspect the Work and the Leased Property. If, during such inspection or otherwise, Landlord and Landlord’s Representatives determine that the Work is not being done in accordance with the Restoration Plans and Specifications, this Lease or any Legal Requirements, upon receipt by Tenant from Landlord of a written notice setting forth in reasonable specificity and detail any defect in the Work, Tenant will cause corrections to be made to any such defect.
          15.9. Not Trust Funds. Notwithstanding anything herein or at law or in equity to the contrary, none of the Casualty Insurance Proceeds, or Award on account of any Condemnation, that may be paid to Landlord as herein provided shall be deemed trust funds, and Landlord shall be entitled to dispose of such Casualty Insurance Proceeds or Award as provided in this Section 15 or in Section 16 or Section 17.6 below, as applicable.
          15.10. Waiver. Tenant waives any statutory rights of termination that may arise by reason of any Casualty or Condemnation.
          15.11. Facility Mortgagee. Notwithstanding anything contained herein to the contrary, in the event that any Facility Mortgagee elects to require that any Casualty Insurance Proceeds in connection with any Casualty, or the Award in connection with any Condemnation, be applied by Landlord to reduce the outstanding principal balance of any loan secured by any Leased Property, Landlord may elect, in its sole discretion and by written notice to Tenant, delivered promptly after the receipt by Landlord of written notice of such election from Facility Mortgagee, to terminate this Lease as to the Leased Property affected by such Casualty or Condemnation, in which event the provisions of Section 17.9 governing a deletion of one or more Leased Properties from this Lease after a Casualty or Condemnation shall apply. Notwithstanding anything contained in Section 15 or Section 16 hereof, Tenant shall remain liable for the cost of any uninsured portion of any Casualty or the cost of any restoration not covered by an Award in the event this Lease is terminated as to the applicable Leased Property pursuant to Section 15 or Section 16 hereof. In the event a Facility Mortgagee so elects to apply any Casualty Insurance Proceeds or Award in reduction of a loan secured by a particular Leased Property and Landlord elects not to exercise its above-described termination right as to such Leased Property, Landlord shall be obligated to disburse its own funds in replacement for any Casualty Insurance Proceeds or Award so applied by the Facility Mortgagee, and, in such event, Landlord’s own funds shall be disbursed to Tenant from time to time as, when and subject to the satisfaction of the same terms, conditions and requirements as would have governed the disbursement of the Casualty Insurance Proceeds or Award that Landlord’s funds replace (e.g. the requirements of Section 15.5 shall continue to be required to be satisfied as a pre-condition to any disbursement of Landlord’s funds).
     16. Condemnation.
          16.1. Parties’ Rights and Obligations. If during the Term there is any Condemnation of all or any part of any Leased Property, the rights and obligations of the parties shall be determined by this Section 16.
          16.2. Total Taking. If any Leased Property is totally taken by Condemnation, this Lease shall terminate as to such Leased Property on the Date of Taking, in which event the provisions of Section 17.9 governing the deletion of one or more Leased Properties from this Lease upon a Condemnation shall apply. In the event of a total taking by Condemnation of any Leased Property, the Award shall be solely the property of Landlord, whether such damages shall be awarded as compensation for diminution in value of the leasehold or the fee estate of the Premises, provided, however, Tenant shall be entitled to any damages specifically attributable to reasonable removal and relocation costs included in the Award.
          16.3. Partial Taking. If any portion of any Leased Property is taken by Condemnation, this Lease shall remain in effect as to such Leased Property if the Facility(ies) located thereon is not thereby rendered Unsuitable For Its Primary Intended Use, but if the Facility(ies) is/are thereby rendered Unsuitable For Its Primary Intended Use, this Lease shall terminate as to such Leased Property on the Date of Taking, in which event the provisions of Section 17.9 governing the deletion of one or more Leased Properties from this Lease upon a Condemnation shall apply. If, as a result of any such partial taking by Condemnation, this Lease is not terminated as provided above, Tenant’s obligation to make payments of Rent and to pay all other charges required under this Lease shall remain unabated during the Term notwithstanding such Condemnation. In the event of any partial taking by Condemnation of any Leased Property, the entire Award shall belong to and be paid to Landlord, except that, subject to the rights of any Facility Mortgagees, Tenant shall be entitled to receive from the Award, if and to the extent such Award specifically includes such item, the following: (i) a sum specifically attributable to Tenant’s Personal Property and any reasonable removal and relocation costs included in the Award; and (ii) a sum specifically attributable to the cost of restoring the Leased Property in accordance with Section 16.4 hereof; and (iii) a sum specifically attributable to the interruption of business operations, which sum, if and to the extent received by Landlord, shall be credited against payments of Rent and other charges due from Tenant to Landlord under this Lease.
          16.4. Restoration. If there is a partial taking by Condemnation of any Leased Property and this Lease remains in full force and effect pursuant to Section 16.3, Tenant at its cost shall accomplish all necessary restoration, which restoration activities shall be performed in accordance with the terms and conditions applicable to Work under Section 15.
          16.5. Temporary Taking. The taking of any Leased Property, or any part thereof, by military or other public authority shall constitute a taking by Condemnation only when the use and occupancy by the Condemnor has continued for longer than four months. During any such four month period, all the provisions of this Lease shall remain in full force and effect and Rent shall continue without abatement or reduction.
     17. Default.
          17.1. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease:
               17.1.1. Payment Default. Tenant fails to make payment of the Rent or any other sum payable under or pursuant to the terms of this Lease when the same becomes due and payable and such failure is not cured within three Business Days after such due and payable date.
               17.1.2. Certain Covenant Defaults. Tenant fails to observe or perform any term, covenant or agreement on its part to be performed or observed pursuant to Section 8.1.11, Section 8.2.5, Section 8.3 (but only as to conditions which, if remain uncured or unremedied by the applicable Tenant(s), would give the applicable Governmental Authority the right to terminate an Authorization or refuse to renew an Authorization), Section 12, clause (vi) of Section 13, Section 14.1, Section 14.2, Section 14.5 or Section 24.
               17.1.3. Reporting Obligations. Any Tenant fails to observe or perform any term, covenant or other obligation of Tenant set forth in Section 25 hereof and such failure is not cured within a period of 10 Business Days after receipt of notice thereof from Landlord; provided, however, said cure period shall only be available to Tenant once in any period of 12 consecutive calendar months.
               17.1.4. General Covenant Defaults. Tenant fails to observe or perform any term, covenant or condition of this Lease not specifically provided for in this Section 17.1 and such failure is not cured within a period of 30 days after receipt of notice from Landlord.
               17.1.5. Representations and Warranties. Any representation or warranty made by or on behalf of Tenant under or in connection with this Lease or any document, financial statement, certificate or agreement delivered by or on behalf of Tenant in connection with this Lease (including, but not limited to, any Officer’s Certificate or Estoppel Certificate) proves to have been false or misleading in any material respect on the day when made or deemed made.

               17.1.6. Lease Guaranty Defaults. Any “Event of Default” (as defined in any Lease Guaranty) occurs under any Lease Guaranty or any Guarantor shall fail to observe or perform any term, covenant or condition of any Lease Guaranty and such failure is not cured within any applicable cure period provided for in such Lease Guaranty.
               17.1.7. Bankruptcy. Any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor: (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition in bankruptcy or a petition to take advantage of any bankruptcy, reorganization or insolvency act; (iii) makes an assignment for the benefit of its creditors; (iv) consents to the appointment of a receiver for itself or for the whole or any substantial part of its property; or (v) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.
               17.1.8. Bankruptcy Petition. Any petition is filed by or against any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor under federal bankruptcy laws, or any other proceeding is instituted by or against any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor, or for any substantial part of the property of any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor, and such proceeding is not dismissed within 60 days after institution thereof, or any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor shall take any action to authorize or effect any of the actions set forth above in this Section 17.1.8.
               17.1.9. Liquidation. Any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor is liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution.
               17.1.10. Levy. The estate or interest of any Tenant in any Leased Property or any part thereof is levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of 60 days after commencement thereof or 30 days after receipt by such Tenant of notice thereof from Landlord or any other Person (unless such Tenant shall be contesting such lien or attachment in good faith in accordance with Section 13 hereof).
               17.1.11. Receiver. Any receiver, trustee, custodian or other similar official is appointed for any Tenant, any Guarantor or any of the Facilities and any such appointment is not dismissed within 60 days after the date of such appointment and prior to the entry of a final, unappealable order approving such appointment.
               17.1.12. Licensure, Authorization or Facility Provider Agreement Defaults. The receipt by Tenant of written notice of any pending, or the occurrence of any, (i) revocation of any license, permit, approval or other Authorization (including, without limitation, any CON) required for the lawful operation of a Leased Property in accordance with its Primary Intended Use, or (ii) other circumstances under which (a) a Tenant is, or may be, required by a determination of any Governmental Authority to cease or suspend operation of a Facility in accordance with its Primary Intended Use or (b) any then existing Facility Provider Agreement, or certification of Tenant under any Third Party Payor Program in which a Tenant or a Facility then participates, is, or may be, terminated, in whole or in part, prior to the expiration of the term thereof or, without the prior written consent of Landlord in each instance (which consent may be withheld in Landlord’s sole and absolute discretion), is not (or may not be) renewed or extended, in whole or in part, upon the expiration of the stated term thereof. If a Facility is participating in Medicare or Medicaid or is otherwise surveyed for licensure purposes, the receipt by such Facility of any Level 3 (or its equivalent) violation or an “F Tag” or higher or other regulatory deficiency related to licensure (including Life and Safety), with a severity of “G” or higher (or other standard which equates to “actual harm” to a patient) under Medicare or Medicaid or state licensure, as applicable, shall constitute an Event of Default under this Section 17.1.12.
               17.1.13. Reduction in Number of Licensed Beds. There is a reduction in the number of licensed beds set forth on Schedule 1.13 attached hereto or a change in the type of licensed beds for any Facility in violation of the requirements of this Lease.
               17.1.14. Material Fines or Penalties. Any Leased Property is assessed material fines or penalties (whether monetary or non-monetary) by any Governmental Authority having jurisdiction over any Tenant or any Leased Property that, in aggregate, result in a Material Adverse Effect.
               17.1.15. Adverse Regulatory Actions. With respect to any Facility, any Governmental Authority (i) makes a substandard quality of care determination regarding such Facility and the underlying conditions that resulted in such determination are not corrected within 90 days after receipt by Tenant of notice thereof from the Governmental Authority or any other Person; (ii) makes a determination that such Facility is not in substantial compliance with any applicable regulatory requirements and the underlying conditions that resulted in such determination are not corrected within 90 days after receipt by Tenant of notice thereof from the Governmental Authority or any other Person; (iii) designates any portion of such Facility or the entirety of such Facility as part of a “poor performing chain” and the underlying conditions that resulted in such designation are not corrected within 90 days after receipt by Tenant of notice thereof from the Governmental Authority or any other Person; (iv) takes adverse regulatory action with respect to such Facility, including, without limitation, the imposing of civil money penalties, and Tenant has not taken all steps necessary to remedy the circumstances giving rise to such regulatory action within 60 days following the commencement of such adverse regulatory action (whether or not such remedy has been acknowledged by said Governmental Authority, whether through a subsequent survey report or otherwise); (v) commences procedures to impose a ban on new admissions generally or on the admission of patients otherwise qualifying for reimbursement under any applicable governmental reimbursement program and the underlying conditions that resulted in the commencement of such procedures are not corrected on or prior to the earlier of 90 days after commencement of such procedures or the imposition of such a ban; or (vi) imposes a ban of the nature described in clause (v) above.

               17.1.16. Cessation of Services. Except in connection with restoration of any Casualty or Condemnation or on account of any Alteration permitted by the terms of this Lease, any cessation of operations at all or any material part of any Facility.
               17.1.17. Intentionally Omitted.
               17.1.18. Intentionally Omitted.
          17.2. Remedy Election.
               17.2.1. Remedies Generally. Upon the occurrence of any Event of Default, but subject to Section 17.2.2 below, Landlord may, at its option and by written notice to Tenant, terminate this Lease (or, at Landlord’s option and by written notice to Tenant, terminate Tenant’s right of possession without terminating this Lease) (i) as to the Premises and/or (ii) if such Event of Default is a Facility Default, as to any one or more of the Leased Property(ies) (selected in Landlord’s sole discretion and by written notice to Tenant) to which such Facility Default relates (a termination of this Lease (or, if applicable, a termination of Tenant’s right of possession) as to less than all of the Premises as provided in this subsection (ii) is herein referred to as a "Limited Termination Election”) (the Leased Property(ies) as to which Landlord elects to terminate this Lease or terminate Tenant’s right to possession as provided in subsection (i) or subsection (ii) above are herein referred to as “Terminated Lease Properties”). Upon receipt of a termination notice as provided in this Section 17.2, Tenant shall have no right to cure the Event of Default in question, all rights of Tenant under this Lease shall cease as to the Leased Property(ies) so specified, and, if the Leased Property(ies) so specified is/are less than all of the Premises, the provisions of Section 17.9 shall apply. Without limitation of the foregoing, if Landlord makes a Limited Termination Election, the deletion of the applicable Terminated Lease Properties from this Lease shall be absolutely without limitation of each Tenant’s continuing obligation (on a joint and several basis) for the damages and other amounts owing on account of the Event of Default giving rise to the deletion herefrom of such Terminated Lease Properties and/or the termination of this Lease as to such Terminated Lease Properties. Notwithstanding any Limited Termination Election, Tenant shall pay, as Additional Rent, all Litigation Costs as a result of any Event of Default hereunder.
               17.2.2. Single Facility Event of Default. Notwithstanding Section 17.2.1 above to the contrary, if an Event of Default occurs which meets each of the criteria set forth below to constitute a Single Facility Event of Default, then unless such Event of Default continues uncured for a period 90 days, Landlord shall not exercise the right it would otherwise have to terminate this Lease as to all or any of the Facilities or to terminate Tenant’s right to possession of all or any of the Facilities; provided, however, nothing in this Section 17.2.2 shall limit or prevent Landlord from (i) exercising the Limited Termination Election solely with respect to the Facility to which such Event of Default relates or (ii) exercising any other rights or remedies as a result of such Event of Default with respect to the Facility and/or the Tenant to which such Single Facility Event of Default pertains other than termination of the Lease or dispossession of Tenant. In order to constitute a “Single Facility Event of Default”, an Event of Default must meet each of the following criteria: (1) all amounts payable by Tenant under this Lease must be paid on a timely basis and the Event of Default in question cannot pertain to failure to pay any amount due from Tenant under this Lease; (2) the Event of Default in question must pertain only to a single Facility and only to the Tenant thereof; (3) the Event of Default cannot pertain to failure to deliver required financial reports and statements under this Lease or the Lease Guaranty or failure to maintain required insurance under this Lease; (4) each of the financial covenants set forth in Section 8.2.5 above must be met at all times; (5) the Event of Default must be of a type and nature that the circumstances giving rise to such Event of Default will not adversely affect any of the other Facilities or the operation thereof; provided, however, and without affecting clause (4) of this definition, the mere fact that the Portfolio Coverage Ratio declines (but not below the minimum required in Section 8.2.5(c)) as a result of such Event of Default shall not be deemed to disqualify such Event of Default from being a Single Facility Event of Default; and (6) no other Event of Default may be continuing, whether or not such prior occurring Event of Default was a Single Facility Event of Default.
          17.3. Certain Remedies. If an Event of Default shall have occurred and be continuing, Tenant shall, if and to the extent required by Landlord so to do, immediately surrender to Landlord the Leased Property(ies) specified by Landlord and as to which the Lease (or, if applicable, Tenant’s right of possession) has been or may be terminated pursuant to Section 17.2 or otherwise, and Landlord may enter upon and repossess such Leased Property(ies) by reasonable force, summary proceedings, ejectment or otherwise, and may remove Tenant and all other Persons and all personal property from such Leased Property(ies) subject to the rights of any occupants or patients and to any requirement of law.
          17.4. Damages. To the extent permitted by law, neither (i) the termination of this Lease (or, if applicable, Tenant’s right of possession) pursuant to Section 17.2, (ii) the repossession of any or all of the Leased Properties or any portion thereof, (iii) the failure of Landlord to relet any or all of the Leased Properties or any portion thereof, (iv) the reletting of any or all of the Leased Properties or any portion thereof, (v) the failure of Landlord to collect or receive any rentals due upon any such reletting, nor (vi) the election by Landlord not to terminate the Lease (or termination of possession but not termination of the Lease) but rather to seek all damages provided at law or in equity, shall relieve Tenant of any of its liabilities or obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination of this Lease or Tenant’s right of possession (or any termination of this Lease or dispossession as to less than all of the Leased Properties in the event of a Limited Termination Election or the election by Landlord not to terminate this Lease as to such Leased Properties, but rather to pursue its damages at law or in equity), without limitation of Section 17.5 and Section 19 below, Tenant shall forthwith pay to Landlord, at Landlord’s option, as liquidated damages with respect to Rent for the Premises (or the Terminated Lease Properties in the event of any Limited Termination Election), either:
(a)	the sum of: (1) the unpaid Rent that had been earned at the time of termination (or the unpaid Rent as to the Terminated Lease Properties in the event of a Limited Termination Election), which Rent shall bear interest at the Overdue Rate from the date of such termination until paid; and (2) the then net present value (computed using a discount rate equal to the Prime Rate) of the amount of unpaid Rent (or the unpaid Rent as to the Terminated Lease

Properties in the event of a Limited Termination Election) for the balance of the Term not previously collected pursuant to clause (B) below following the date of termination (excluding, however, any period following termination on account of which Landlord previously collected Rent pursuant to clause (B) below) without, subject to Section 17.5 below, any obligation or deemed obligation on the part of Landlord to mitigate damages, or

(b)	each installment of Rent hereof and other sums payable hereunder (or such Rent and other sums as to the Terminated Lease Properties in the event of a Limited Termination Election) as the same become due and payable, to the extent that such Rent and other sums exceed the rent and other sums actually collected by Landlord for the corresponding period pursuant to any reletting (without subject to Section 17.5 below, any obligation or deemed obligation on the part of Landlord to mitigate damages) of the Premises (or the Terminated Lease Properties in the event of a Limited Termination Election).
          Notwithstanding anything contained herein to the contrary, in the event that Landlord elects to collect damages pursuant to clause (A) or clause (B) above, Landlord may subsequently elect to collect damages pursuant to the other of clause (A) and clause (B) above, in each case so long as Landlord does not collect, and provided that Landlord may not collect, any damages pursuant to clause (A) or clause (B) above, as applicable, with respect to any period as to which Landlord has theretofore actually collected damages from Tenant pursuant to the other of clause (A) and clause (B) above, as applicable. In case of any Event of Default, Landlord may, with or without terminating this Lease, (x) relet any or all of the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms that may, at Landlord’s option, be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable or necessary to relet the same, and (y) make such reasonable alterations, repairs and decorations in the applicable Leased Property(ies) or any portion thereof as Landlord, in its reasonable judgment, considers advisable or necessary for the purpose of reletting the applicable Leased Property(ies); and such reletting and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to relet any Leased Property, or, in the event that any Leased Property is relet, for failure to collect the rent under such reletting. To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant’s being evicted or dispossessed, or in the event of Landlord’s obtaining possession of any Leased Property, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or any other Event of Default.
          17.5. Waiver; Mitigation; Limitation on Certain Tenant Remedies. If this Lease (or, if applicable, Tenant’s right of possession) is terminated pursuant to this Section 17,

whether in whole or, in the case of any Limited Termination Election, in part, Tenant waives, to the maximum extent permitted by applicable law, (i) any right of redemption, re-entry or repossession, (ii) any right to a trial by jury in the event of proceedings to enforce the remedies set forth in this Section 17, and (iii) the benefit of any moratorium laws or any laws now or hereafter in force exempting property from liability for rent or for debt. In addition, Tenant waives, to the maximum extent permitted by applicable law, (x) any duty on the part of Landlord to mitigate the damages recoverable from Tenant on account of any breach or Event of Default by Tenant, except that, notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord agrees to comply with any non-waivable duty to mitigate the aforesaid damages that may be imposed by applicable law, and (y) the right to interpose any counterclaim (other than compulsory counterclaims) in any summary proceeding instituted by Landlord against Tenant in any court or in any action instituted by Landlord in any court for unpaid Rent under this Lease. In the event that Tenant claims or asserts that Landlord has violated or failed to perform a covenant of Landlord not to unreasonably withhold, delay or condition Landlord’s consent or approval hereunder, or in any case where Landlord’s reasonableness in exercising its judgment is in issue, Tenant’s sole remedy shall be an action for specific performance, declaratory judgment or injunction, and in no event shall Tenant be entitled to any monetary damages for a breach of any such covenant or unreasonable exercise of judgment, and Tenant hereby specifically waives the right to any monetary damages or other remedies in connection with any such breach or unreasonable exercise of judgment. Without limitation of the foregoing and notwithstanding anything to the contrary contained in this Lease, Tenant agrees that no breach or default by Landlord hereunder shall excuse Tenant from performing, or constitute a defense to Tenant’s performance of, any duty, liability or obligation of Tenant under this Lease and in no event shall any breach or default by Landlord hereunder entitle Tenant to terminate this Lease or abate Rent, in whole or in part.
          17.6. Application of Funds. Notwithstanding anything to the contrary contained in this Lease, any payments, deposits, escrows, Casualty Insurance Proceeds or Awards received or held by Landlord under any of the provisions of this Lease may, during the continuance of any Event of Default and at Landlord’s option, in its sole discretion, be applied to Tenant’s obligations in the order that Landlord in its sole discretion may determine.
          17.7. Nature of Remedies. Landlord shall have all rights at law and in equity available to Landlord as a result of an Event of Default (subject to Section 17.2.2 above) or, subject to the other express provisions of this Lease, Tenant’s breach of this Lease. To the extent permitted by law, the rights and remedies of Landlord under this Lease, at law and in equity shall be cumulative and may be exercised concurrently or successively, on one or more occasions, as Landlord deems appropriate in its sole discretion, as often as occasion therefor arises. To the extent permitted by law, each such right and remedy shall be in addition to all other such rights and remedies, and the exercise by Landlord of any one or more of such rights and remedies shall not preclude the simultaneous or subsequent exercise of any or all other such rights and remedies. Without limiting the generality of the foregoing, the liquidated damages in respect of Rent provided for in clauses (A) and (B) of Section 17.4 hereof, and in Section 19 hereof, shall be payable by Tenant in addition to, and not in lieu of, any other damages suffered by Landlord in connection with any default or Event of Default by Tenant (including, without limitation, Litigation Costs and costs of reletting).

          17.8. No Mediation or Arbitration. Upon any Event of Default by Tenant, Landlord shall be entitled to proceed immediately to enforce its rights and remedies pursuant to this Section 17 and the other terms of this Lease, and neither any Event of Default, nor the rights and obligations of Tenant and Landlord under this Lease, shall be subject to mediation or arbitration of any kind.
          17.9. Deletion of Properties. In the event that this Lease (or Tenant’s right of possession) is terminated as to one or more Deleted Properties (but not all of the Premises) pursuant to Section 17.2 or as to one or more Leased Properties (but not all of the Premises) in connection with a Casualty or Condemnation, the provisions of this Section 17.9 shall be applicable. Without necessity of any further action of the parties, this Lease (or, if applicable, Tenant’s right of possession) shall terminate as to the Deleted Property(ies), and the Deleted Property(ies) shall be separated and removed herefrom, at such time (such date, the “Property Removal Date”) as Landlord delivers written notice to Tenant exercising its termination rights pursuant to Section 15, Section 16 or Section 17.2 (any of the foregoing, a “Deletion Notice”). As of the applicable Property Removal Date, this Lease shall be automatically and ipso facto amended to:
(a)	delete and eliminate the Deleted Property(ies) herefrom;

(b)	exclude the applicable Deleted Properties from the definition of Premises;

(c)	reduce the Fixed Rent payable hereunder by an amount equal to the product of: (x) the aggregate Tenant’s Proportionate Share(s) applicable to all of the Deleted Properties (stated as a percentage); and (y) the aggregate Fixed Rent in effect under this Lease as of the Property Removal Date;

(d)	amend and reduce, respectively, Exhibit C attached hereto and the Base Year Patient Revenues to delete and eliminate the Deleted Property(ies) therefrom and reduce the Base Year Patient Revenues applicable to the remaining Leased Property(ies) by the amount of the Allocated Base Year Patient Revenues applicable to the Deleted Properties for the purposes of determining whether the Rent Escalation Condition has been satisfied and otherwise; and

(e)	revise Schedule 2 attached hereto to remove the allocations of rents and the Tenant’s Proportionate Share(s) for all of the Deleted Property(ies), and to recalculate the Tenant’s Proportionate Shares applicable to the remaining Facilities set forth on Schedule 2 attached hereto so that each Tenant of a remaining Facility shall have a Tenant’s Proportionate Share equal to the percentage that the Tenant’s Proportionate Share for the Facility(ies) operated by such

Tenant comprises of the aggregate Tenant’s Proportionate Shares, prior to such revision of Schedule 2, for all of the Facilities remaining under this Lease such that the aggregate of all of such recalculated Tenant’s Proportionate Shares equals 100%.
          With respect to any Terminated Lease Property(ies), the terms of items (A) through (E) above shall be without limitation upon the liability of Tenant (joint and several) for the rental amounts allocated to the Terminated Lease Property(ies), and (a) in case of any termination of this Lease or Tenant’s right of possession as a result of any Event of Default, for any damages resulting from the Event of Default that resulted in the deletion of such Terminated Lease Property(ies) herefrom and (b) in case of any termination of this Lease pursuant to Section 15 or Section 16 hereof, for any obligations owed by Tenant to Landlord on account of such termination under Section 15 or Section 16 hereof. Promptly (and in any event within 10 Business Days after receipt of Landlord’s request therefor, Tenant shall execute and deliver to Landlord such instrument(s) as Landlord may from time to time request reflecting the elimination of any Deleted Property(ies) herefrom on the terms described above.
     18. Landlord’s Right to Cure Tenant’s Default.
          If an Event of Default shall have occurred and be continuing, Landlord, without waiving or releasing any obligation of Tenant or the Event of Default, may (but shall be under no obligation to) at any time thereafter make such payments or perform such acts for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon any or each Leased Property or any portion thereof for the purpose of curing such Event of Default and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate in connection with curing such Event of Default. No such entry shall be deemed an eviction of Tenant. All sums so paid or advanced by Landlord and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) so incurred, together with interest thereon (to the maximum extent permitted by law) as Additional Rent hereunder at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Section 18 and in Section 17 above shall survive the expiration or earlier termination of this Lease (or, if applicable, termination of Tenant’s right of possession).
     19. Holding Over.
          If Tenant shall, for any reason other than if required by this Lease or by Landlord, remain in possession of any Leased Property after the expiration or earlier termination of the Term (or, if applicable, a termination of Tenant’s right of possession) as to such Leased Property, such possession shall, at the option of Landlord, in its sole discretion as to each such Leased Property, be a tenancy at sufferance during which time Tenant shall pay as rental each month (which rental constitutes liquidated damages with respect to Fixed Rent, and not a penalty, for the period to which it relates), two times the aggregate of the Fixed Rent payable by Tenant pursuant to the provisions of this Lease, in each case, with respect to the Leased Property(ies) in question (determined on the basis of the aggregate Tenant’s Proportionate Share of each applicable Tenant for the affected Leased Properties without adjustment or removal of the

Tenant’s Proportionate Share for such Leased Property pursuant to Section 17.9 hereof). During such period of tenancy at sufferance, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease with respect to the Leased Property(ies) in question (including, but not limited to, its obligation to pay Additional Rent), but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the applicable Leased Property(ies). Landlord shall have the right to terminate Tenant’s tenancy at sufferance at any time after giving Tenant 10 days’ prior written notice, and at any time thereafter, Landlord may re-enter and take possession of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease (or, if applicable, termination of Tenant’s right of possession). The terms of this Section 19 shall be without limitation upon any other right Landlord may have hereunder, at law or in equity, on account of any holdover with respect to the applicable Leased Property(ies). The obligations of Tenant and the rights of Landlord contained in this Section 19 shall survive the expiration or earlier termination of this Lease (or, if applicable, termination of Tenant’s right of possession).
     20. Subordination.
          20.1. Subordination. This Lease and all rights of Tenant hereunder are subject and subordinate to all Facility Mortgages that may now or hereafter affect Landlord’s interest in any Leased Property, and to all renewals, modifications, consolidations, replacements and extensions of all Facility Mortgages, provided, however, that, in the case of any Facility Mortgage that is not currently in existence, Tenant’s aforesaid subordination shall be conditioned on Tenant’s receipt of a so-called “subordination, non-disturbance and attornment” agreement among Tenant, Landlord and the Facility Mortgagee under any such Facility Mortgage, on such Facility Mortgagee’s commercially reasonable standard form (an “SNDA”). This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant also agrees to execute and deliver promptly (and in any event within 10 Business Days) any commercially reasonable and customary agreement (in recordable form, if requested) that Landlord or any Facility Mortgagee may request to evidence such subordination. Landlord agrees to use reasonable efforts to obtain an SNDA from each Facility Mortgagee under each Facility Mortgage.
          20.2. Attornment. If the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of a Facility Mortgage, then Tenant shall, at the option of such purchaser or assignee, as the case may be, (i) attorn to such party and perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if such party were the landlord originally named in this Lease, or (ii) enter into a New Lease with such party, as landlord, for the remaining Term and otherwise on the same terms and conditions as this Lease, except that such successor landlord shall not in the case of clause (i) or (ii) be (w) liable for any previous act, omission, breach, default or negligence of Landlord under this Lease; (x) subject to any counterclaim, defense or offset that theretofore shall have accrued to Tenant against Landlord; (y) bound by any previous modification or amendment of this Lease or by any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by the Facility Mortgagee through or by reason of which such successor landlord shall have succeeded to the rights of Landlord under this Lease or, in case of any such prepayment, such prepayment of rent has actually been delivered to such successor landlord; or (z) liable for any security deposited pursuant to this Lease unless such security has actually been delivered to such successor landlord. Nothing contained in this Section 20.2 shall be construed to impair any right otherwise exercisable by any such owner, holder or lessee.
          20.3. Mortgagee Cure Rights. If any act or omission by Landlord would give Tenant the right, immediately or after lapse of time, to cancel or terminate this Lease or to claim a partial or total eviction, or an abatement of Rent, setoff or counterclaim not otherwise expressly permitted by the terms of this Lease, or to declare a default hereunder, Tenant will not exercise any such right until (i) it has given written notice of such act or omission to each Facility Mortgagee whose name and address shall have previously been furnished to Tenant, (ii) Landlord shall have failed to cure the same after the delivery of such notice as may be herein required and within the time limits set forth in this Lease, and (iii) following the giving of such notice to each Facility Mortgagee, no Facility Mortgagee shall have remedied such act or omission (x) in the case of an act or omission that is capable of being remedied without possession of the applicable Leased Property, within the cure period available to Landlord under this Lease plus 30 days; and (y) in the case of any act or omission that is incapable of being remedied without possession of the applicable Leased Property, within 30 days following the date on which possession is obtained (either by such Facility Mortgagee or by a receiver in an action commenced by such Facility Mortgagee).
          20.4. Modifications. Tenant shall execute any modification of this Lease reasonably requested by any Facility Mortgagee or prospective Facility Mortgagee to cause the terms of this Lease to conform with customary and reasonable mortgage financing requirements, provided that such modifications are at no expense to Tenant (and Landlord shall reimburse Tenant for its reasonable out-of-pocket expenses in negotiating and documenting any such modifications, including reasonable attorneys’ fees and expenses) and (i) are of the nature typically found in subordination, non-disturbance and attornment agreements among landlords, tenants and first mortgage lenders with respect to leases such as this Lease, (ii) do not increase Rent payable hereunder, and (iii) are requested by any such Facility Mortgagee or prospective Facility Mortgagee only at the time of its initial loan advance or any subsequent extension of the maturity date of its loan or material modification of the terms of its loan. Tenant will not unreasonably withhold, delay or condition its consent to such modification, provided subsections (i), (ii) and (iii) above are complied with.
     21. Property and Accounts Collateral and Other Lease Collateral.
          21.1. Landlord’s Security Interest. The parties intend that, if an Event of Default occurs under this Lease, Landlord will control Tenant’s Personal Property so that Landlord or its designee or nominee can operate, sell or re-let each Facility for its Primary Intended Use. Accordingly, to implement such intention, and for the purpose of securing the payment and performance obligations of Tenant hereunder, Landlord and Tenant agree as follows:
               21.1.1. Property Collateral; Accounts Collateral. Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in, and lien upon, (i) all of Tenant’s right, title and interest in and to Tenant’s Personal Property and any and all products, rents, proceeds and profits thereof in which Tenant now owns or hereafter acquires an interest or right (collectively, the “Property Collateral”) and (ii) all accounts receivable with respect to each Facility that Tenant now owns or in which Tenant hereafter acquires an interest or right (collectively, the “Accounts Collateral”). The security interests and liens granted to Landlord in this Section 21.1 with respect to the Accounts Collateral may be subordinated to any first priority security interest granted in connection with any permitted AR Financing (as defined in Section 21.2 below); provided, however, that, in connection with such AR Financing, Landlord shall furnish Tenant’s financiers, and Tenant’s financiers shall execute and return to Landlord, an intercreditor agreement in form and substance reasonably acceptable to Landlord.
               21.1.2. Security Agreement. This Lease constitutes a security agreement pursuant to and in accordance with the UCC covering all Property Collateral and Accounts Collateral, as well as the Authorization Collateral and any other property in or against which Landlord is granted a security interest or lien by the terms of this Lease, including pursuant to Sections 3.3, 3.4, 7.3, 11.3 and this Section 21.1 (collectively, the “Lease Collateral”), and such security agreement, and the security interests and liens created in this Lease, shall survive the expiration or earlier termination of this Lease (or, if applicable, Tenant’s right of possession). Tenant hereby authorizes Landlord to file such financing statements, continuation statements and other documents as may be necessary or desirable to perfect or continue the perfection of Landlord’s security interests and liens in the Lease Collateral pursuant to the UCC. In addition, if required by Landlord at any time during the Term, Tenant shall execute and deliver to Landlord, in form reasonably satisfactory to Landlord, additional security agreements, financing statements, fixture filings and such other documents as Landlord may reasonably require to create, perfect or continue the perfection of Landlord’s security interests and liens in the Lease Collateral. Upon the occurrence of an Event of Default or in connection with an Operational Transfer, Landlord shall be entitled to exercise any and all rights and remedies available to a secured party under the UCC, or available to a landlord under the laws of the State(s) where the applicable Leased Property(ies) is (are) located, with respect to the Lease Collateral, including the right to sell the same at public or private sale, and, in connection with any such sale, Tenant agrees that the giving of 10 days’ notice by Landlord, designating the time and place of any public sale of any Lease Collateral, or the time after which any private sale or other intended disposition of any Lease Collateral is to be made, shall be deemed to be reasonable notice thereof, and Tenant waives any other notice with respect thereto. Nothing in this Section 21.1 shall be deemed or construed to limit Landlord’s rights to apply any of the Leased Collateral as provided in any other provisions of this Lease, including Sections 3.3, 3.4, 7.3 and 11.3.
               21.1.3. Certain Changes. Tenant shall give Landlord at least 30 days’ prior written notice of any change in any Tenant’s principal place of business, name, identity, jurisdiction of organization or corporate structure, and any such change shall, without limitation of Section 24 hereof, be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. With respect to any such change, Tenant will promptly execute and deliver such instruments, documents and notices and take such actions, as Landlord deems necessary or desirable to create, perfect and protect the security interests and liens of Landlord in the Lease Collateral.

          21.2. Accounts Receivable Financing. Tenant shall not obtain so-called “Accounts Receivable” financing with respect to any Facility (or its operations therein) or otherwise pledge any receivables as collateral (“AR Financing”) unless (i) the terms and conditions of this Section 21 have been satisfied; (ii) Tenant obtains Landlord’s consent to the terms thereof; and (iii) no Event of Default hereunder has occurred and is continuing. Landlord shall not unreasonably withhold or delay its consent to any AR Financing secured by a first lien upon Tenant’s Accounts Collateral and as to which Landlord has received an intercreditor agreement as required pursuant to Section 21.1.1, and, as to any other AR Financing, Landlord may withhold its consent in its sole discretion.
     22. Risk of Loss.
          During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of each Leased Property in consequence of the damage or destruction thereof by fire, the elements, acts of terrorism, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions is assumed by Tenant, and Landlord shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Tenant to any abatement of Rent.
     23. Indemnification.
          Notwithstanding the existence of any insurance provided for herein, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and the Landlord Indemnified Parties from and against all Losses (including, without limitation, Litigation Costs), to the maximum extent permitted by law, imposed upon or incurred by, or asserted or alleged against, Landlord or any Landlord Indemnified Parties by reason of: (i) any accident, injury to, or death of, persons or loss of, or damage to, property occurring on or about any Leased Property; (ii) any use, misuse, non-use, condition, maintenance or repair of any Leased Property by Tenant, any Tenant Parties or anyone claiming under Tenant or any Tenant Parties; (iii) any Impositions; (iv) any failure on the part of Tenant, any Tenant Parties or anyone claiming under Tenant or any Tenant Parties to perform or comply with any of the terms of this Lease; (v) any claims for work or labor performed or materials supplied to Tenant or any Tenant Parties; (vi) any breach by Tenant of any of its representations and warranties hereunder; (vii) any breach or default under any Authorization by any Tenant (or any Facility) or any revocation of any Authorizations (including, but not limited to, any Facility Provider Agreement); (viii) any negligence or misconduct on the part of Tenant or any Tenant Parties; (ix) the non-performance of any of the terms and provisions of any and all existing and future subleases of any Leased Property to be performed by the subtenant thereunder; (x) the claims of any broker or finder made in connection with this Lease except to the extent claiming under the written agreements of Landlord, and/or (xi) any claim asserted against Landlord by any Governmental Authority for taxes owed by a Seller or a Contract Seller (as such terms are defined in the P&S Agreement) arising because of the acquisition of any portion of the Premises from such Seller or Contract Seller. Any amounts that become payable by Tenant under this Section 23 shall be paid within 10 Business Days after demand by Landlord, and if not timely paid, shall bear interest at the Overdue Rate from the date of such demand until paid. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or any Landlord Indemnified Parties with counsel reasonably acceptable to Landlord in its sole discretion and shall not, under any circumstances, compromise or otherwise dispose of any suit, action or proceeding without obtaining Landlord’s written consent, such consent not to be unreasonably withheld or delayed; provided, in no event shall Landlord be obligated to consent thereto if doing so would involve any admission of wrongdoing (whether of a civil or criminal nature) or of liability on the part of Landlord. So long as no Event of Default is then continuing, Tenant shall have the right to control the defense or settlement of any claim provided that (A) Tenant shall first confirm in writing to Landlord that such claim is within the scope of this indemnity and that Tenant shall pay any and all amounts required to be paid in respect of such claim; and (B) any compromise or settlement shall require the prior written approval of Landlord, which approval shall not be unreasonably withheld provided Landlord (or the applicable Landlord Indemnified Parties) are irrevocably released from all liabilities in connection with such claim as part of such settlement or compromise. Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim. If Tenant does not act promptly and completely to satisfy its indemnification obligations hereunder, or at any time an Event of Default is continuing, Landlord may resist and defend any such claims or causes of action against Landlord or any Landlord Indemnified Party at Tenant’s sole cost. The terms of this Section 23 shall survive the expiration or sooner termination of this Lease (or, if applicable, termination of Tenant’s right of possession). Notwithstanding anything to the contrary contained in this Lease, including, without limitation, the foregoing provisions of this Section 23, Tenant shall not be liable for any Losses (including, without limitation, Litigation Costs) based on any event occurring prior to the Effective Date that would be covered if Tenant’s predecessors under the Existing Master Lease maintained a policy of insurance as described in Section 14.1.2 (a) or (b), regardless of the limits of liability and regardless of whether such insurance is actually maintained.
     24. Assignment; Sublease.
          24.1. Prohibition. Tenant shall not, either directly or indirectly, or through one or more step transactions or tiered transactions, voluntarily or by operation of law, (i) assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of all or any part of this Lease or any Tenant’s leasehold estate hereunder except as provided in Section 24.5, (ii) sublease all or any part of any Leased Property (except subleases to Persons not Affiliates of Tenant of less than 700 square feet with terms not exceeding one year for ancillary uses such as a hair salon or other convenience to residents); (iii) engage the services of any Person for the management or operation of all or any part of any Leased Property other than Manager pursuant to a Management Agreement; (iv) convey, sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of (or permit such act to occur by any other Person) any stock, partnership, membership or other interests (whether equity or otherwise) in any Guarantor or any Tenant or any Person(s) controlling any Guarantor or any Tenant, if such conveyance, sale, assignment, transfer, pledge, hypothecation, encumbrance or disposition results, directly or indirectly, in a change in control of such Guarantor or Tenant (or of such controlling Person(s)); (v) dissolve, merge or consolidate (or permit the consolidation, merger or dissolution of) any Guarantor or any Tenant or any Persons controlling any Guarantor or any Tenant with any other Person, if such dissolution, merger or consolidation, directly or indirectly, results in a change in control of such Guarantor or Tenant (or in such controlling Person(s)); (vi) sell, convey, assign, or otherwise transfer (or permit the same to occur) all or substantially all of the assets of any Guarantor or any Tenant or any Persons controlling any Tenant; (vii) sell, convey, assign, or otherwise transfer (or permit the same to occur) any of the assets of any Guarantor or any Tenant or any Persons controlling any Tenant, if the consolidated net worth of such Guarantor or Tenant (or such controlling Person(s), as the case may be) immediately following such transaction is not at least equal to the greater of (1) the consolidated net worth of such Guarantor or Tenant (or such controlling Person(s), as the case may be) immediately prior to such transaction and (2) the consolidated net worth of such Guarantor or Tenant (or controlling Person(s), as the case may be) as of the Commencement Date; or (viii) enter into or permit to be entered into any agreement or arrangement to do any of the foregoing or to grant any option or other right to any Person to do any of the foregoing (each of the aforesaid acts referred to in clauses (i) through (viii) being referred to herein as a “Transfer”). For purposes of this Section 24.1, a change in control of any Guarantor, any Tenant or any controlling Person, as applicable, shall include, without limitation, (a) a change in the composition of the board of directors or members, as applicable, of any Guarantor, any Tenant or controlling Person, as applicable, such that at the end of any period of 12 consecutive months the Persons constituting a majority of such board of directors or members, as applicable, are not the same as the persons constituting a majority at the start of such period (or persons appointed by such majority), (b) the sale or other disposition of (x) all or any part of its interest in any Guarantor or Tenant or (y) all or substantially all of the assets of any Guarantor or any Tenant, and (c) a merger or consolidation involving any Guarantor or any Tenant, which results in the owners of any Guarantor or any Tenant immediately prior to such event owning less than 50% of the capital stock, partnership interests, limited liability company membership interests or other equity interests of the surviving entity or any parent of the surviving entity. For purposes of this Section 24, a sublease of all or any part of any Leased Property shall be deemed to include any concessionaire agreement, license agreement or other agreement involving use or possession of all or any part of any Leased Property.
          24.2. Permitted Assignments and Subleases. Except as provided in Section 24.5, any purported Transfer made without the prior written consent of Landlord, which may in each case be granted or denied in Landlord’s sole discretion, shall be absolutely null and void. If Landlord consents to any Transfer, such Transfer shall not be effective and valid unless and until the applicable transferee executes and delivers to Landlord any and all documentation reasonably required by Landlord. Any consent by Landlord to a particular Transfer shall not constitute consent or approval of any subsequent Transfer, and Landlord’s written consent shall be required in all such instances. No consent by Landlord to any Transfer shall be deemed to release any Tenant from its obligations hereunder and each Tenant shall remain fully liable for payment and performance of all obligations under this Lease.
          24.3. Rights of Landlord.
          If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord may (without prejudice to or waiver of its rights), collect rent from the assignee, subtenant or occupant. Landlord may apply the net amount collected to the Rent herein required to be paid by Tenant, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Section 24. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Fixed Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord 50% of such excess received from any subtenant and such amount shall be deemed a component of the Additional Rent.
          24.4. Sublease Limitation. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet any Leased Property on any basis such that the rental to be paid by the subtenant thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the subtenant, or (ii) any other formula such that any portion of the sublease rental, if received by Landlord, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.
          24.5. Right of Assignment. Provided that there is no Event of Default, nor any circumstances that with the giving of notice, the passage of time or both would consistitute an Event of Default, existing under the Lease, and subject to the terms and conditions set forth in this Section 24, Tenant may assign the Lease with respect to the Facility known as Highland Terrace in Inverness Florida (“Inverness”) to a third party (“Substitute Tenant”) whereupon Landlord agrees to release Tenant from the Lease, and Guarantor from the Guaranty, in each case with respect to obligations related only to Inverness under the Lease that arise and accrue after the effective date of such assignment, as provided in this Section 24.5.
          24.5.1. Assignment Notice. Upon a minimum of 90 days prior written notice to Landlord (an “Assignment Notice”, which Assignment Notice shall include the information called for in Exhibit J) of Tenant’s intent to effect such assignment, Tenant shall have the right to assign the Lease with respect to Inverness to the Substitute Tenant provided that the conditions set forth in this Section 24.5 have been met and all of the following additional conditions with regard to such Substitute Tenant are met (as reasonably determined by Landlord) both at the time the Assignment Notice is delivered to Landlord and at the time of the closing of the assignment (any Substitute Tenant satisfying said conditions shall be referred to as a “Qualifying Substitute Tenant”):
(a)	the Substitute Tenant (or the party serving as guarantor of the Substitute Tenant’s obligations under the terms of the Lease) has a net worth of at least $1,000,000.00;

(b)	the Substitute Tenant is not an Affiliate of Assisted Living Concepts, Inc.;

(c)	the Substitute Tenant operates at least two other assisted living facilities;

(d)	the Substitute Tenant has operated assisted living facilities for at least five years;

(e)	the Substitute Tenant is not an Affiliate of Brookdale Senior Living Inc., Senior Care Real Estate Investment Trust or Assisted Living Concepts, Inc.;

(f)	the Substitute Tenant and its principals and affiliates have good reputations as operators of assisted living facilities and no history of criminal convictions or other adverse dispositions of criminal charges;

(g)	the Substitute Tenant must provide insurance as required by the Lease or as otherwise may be acceptable to Landlord in its sole discretion; and

(h)	the assignment, assumption and release shall be in a form satisfactory to Ventas in its sole discretion and shall include the consent of the Guarantor.
               24.5.2. Conditions of Assignment. Tenant shall have no right to assign the Lease with respect to Inverness unless all of the following conditions have been met both at the time of the Assignment Notice (or in the case of (f), 45 days prior to the closing of the assignment) and at the time of the closing of the assignment and Tenant shall deliver a certification to Landlord with respect to each of the following at both such times:
(a)	no Event of Default, nor any circumstances that with the giving of notice, the passage of time or both would constitute an Event of Default, exists under the Lease;

(b)	all the matters set forth in the Assignment Notice are accurate and not misleading and were so when such Assignment Notice was delivered;

(c)	the Coverage Ratio for the 12 months prior to such time shall be at least 1.10;

(d)	Guarantor has consented in writing to the proposed assignment; and

(e)	all legal documentation relating to the assignment shall have been delivered to Landlord concurrent with the Assignment Notice and such documentation shall reflect that the assignment is occurring on an arms-length basis in compliance with the other requirements of this Section 24.5.
               24.5.3. Landlord’s Costs. Tenant shall pay all of Landlord’s reasonable costs and out-of-pocket expenses in connection with any proposed assignment hereunder, whether or not such assignment is completed (“Landlord’s Costs”); provided that Tenant shall not be obligated to pay any amount of Landlord’s Costs, other than attorneys’ fees and costs, in excess of $25,000.00 unless such amounts have been approved by Tenant prior to their incurrence, which approval will not be unreasonably withheld. If Tenant withholds its approval of any such Landlord’s Costs in excess of $25,000 that are commercially reasonable in scope and amount in light of the proposed transaction and are costs customarily incurred in other similar transactions (“Reasonable Excess Costs”), Landlord shall have no obligation with respect to any proposed transaction to which such costs relate. For example and to avoid doubt, if Tenant has not approved any Reasonable Excess Costs in accordance with the foregoing with respect to a proposed assignment to a Substitute Tenant, Landlord shall have no obligation to consent to, proceed with, evaluate or allow such assignment until such Landlord’s Costs have been approved by Tenant. If Tenant withholds its approval to any such Landlord’s Costs in excess of $25,000 that are not Reasonable Excess Costs, Landlord shall not have the right to cease evaluating a proposed assignment.
               24.5.4. Security Deposit. Substitute Tenant shall be required to deposit with Landlord an amount equal to 12 months Rent for Inverness as security (the “Security Deposit”) for the full and faithful performance by Tenant (including Substitute Tenant) of each and every term, provision, covenant and condition of this Lease. Any Security Deposit shall be deemed to be the property of Landlord. Upon the occurrence of an Event of Default, Landlord may, but shall not be required to, use, apply or retain the whole or any part of the Security Deposit for the payment of any Rent in default or for any other sum that Landlord may expend or be required to expend by reason of Tenant’s default, including any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord. Tenant shall not be entitled to any interest on the Security Deposit and Landlord may commingle the Security Deposit with its other funds. In case of a sale or transfer of the Premises by Landlord, or any cessation of Landlord’s interest therein, whether in whole or in part, Landlord may pay over any unapplied part of the Security Deposit (or, in the case of any such partial transfer or cessation, such portion as Landlord allocates to such part of the Premises, in its reasonable discretion) to the successor owner of the Premises, and from and after such payment, Landlord shall be relieved of all liability with respect thereto. The provisions of the preceding sentence shall apply to every subsequent sale or transfer of the Premises or any part thereof. If: (i) no Event of Default has occurred and is continuing hereunder and (ii) Tenant has fully performed and satisfied all of its obligations under the Lease (including, without limitation and as applicable, its obligations relative to any Operational Transfer(s)), then the Security Deposit or Letter of Credit, or the remaining unapplied portion thereof, shall be paid or returned to Tenant within 93 days after the expiration or termination of this Lease and the surrender of the Premises to Landlord in the condition required hereunder; provided, however, that Landlord may retain an amount of the Security Deposit, or make a draw on the Letter of Credit for such amount, as it shall reasonably determine, to secure the payment of any Rent, the amount of which Landlord is then unable to determine finally (and Landlord shall return any such retained amount to Tenant promptly following the final determination of such Rent amount and the full payment to Landlord of such Rent). The Security Deposit or Letter of Credit, as applicable, shall not be deemed an advance payment of Rent or a measure of Landlord’s damages for any default hereunder by Tenant, nor shall it be a bar or defense to any action that Landlord may at any time commence against Tenant.
               24.5.5. Tenant Liability. Notwithstanding any assignment under this Section 24.5, Tenant shall remain liable under the terms of the Lease and to the extent provided in the Lease for any claims which may arise prior to the effective date of any such assignment as if such assignment had not occurred. Guarantor’s obligations under the Lease Guaranty, with respect to Inverness matters arising prior to the effective date of any such assignment, shall not be affected by any assignment of the Lease.
               24.5.6. Tenant Assignment. At the closing of any assignment under this Section 24.5 and in addition to Landlord’s Costs, Tenant shall pay Landlord an assignment fee of $50,000.00.
               24.5.7. Consideration. Landlord and Tenant hereby agree that the assignment as set forth in this Section 24.5 represents the entire consideration for such Substitute Tenant and that there shall be no alteration of any Rent due under this Lease to Landlord, and neither Landlord nor Tenant shall be entitled any other consideration whether in the form of cash or otherwise.
               24.5.8. Expedited Procedures. Promptly following receipt of the Assignment Notice, Landlord shall undertake its evaluation of the proposed Substitute Tenant and thereafter diligently pursue such evaluation in good faith to completion as soon as reasonably possible, and in any event within 15 business days after receipt of (i) the Substitution Notice and (ii) receipt of all other materials and information reasonably required by Landlord to evaluate the Substitute Tenant (including all materials specified in this Section 24.5). If Landlord fails to approve a proposed Substitute Tenant, it shall promptly so notify Tenant in writing. If Tenant disagrees with Landlord’s decision and the parties are unable to resolve such disagreement, or if Landlord fails to comply with its obligations set forth above, the matter shall be submitted to a court of competent jurisdiction for resolution using whatever expedited judicial procedures are available (provided, however, that Landlord shall not be deemed to have agreed to arbitration or to any dispute resolution procedure in which Landlord waives or forfeits any procedural or substantive rights to which it would otherwise be entitled).
     25. Financial Statements and Reporting.
          25.1. Maintenance of Books and Records. Tenant shall keep and maintain, or cause to be kept and maintained, proper and accurate books and records in accordance with GAAP, and a standard modern system of accounting, in all material respects reflecting the financial affairs of each Tenant and the results from operations of each Facility. Landlord shall have the right, from time to time during normal business hours after 10 Business Days prior oral or written notice to the applicable Tenant, itself or through any of Landlord’s Representatives, to examine such books and records at the office of such Tenant or other Person maintaining such books and records and to make such copies or extracts thereof as Landlord or Landlord’s Representatives shall request; provided, however, said 10 Business Day period shall be reduced to two Business Days if (i) any Event of Default is continuing; (ii) any Tenant or Guarantor files for bankruptcy protection (or a bankruptcy filing is made against any of them); (iii) Tenant fails to timely provide Landlord with financial statements or reports required under this Lease; or (iv) an event occurs which has a Material Adverse Effect on any Tenant or any Facility.
          25.2. Annual Financial Information. As soon as available, and in any event within 120 days after the close of each Fiscal Year, Tenant shall deliver to Landlord, presented on a consolidated basis, financial statements of the Person which owns each of the Tenants and any affiliated provider of insurance required by this Lease, prepared for such Fiscal Year including a balance sheet and operating statement as of the end of such Fiscal Year, together with related statements of income for each Tenant for such Fiscal Year on a property-by-property basis, and if otherwise available, a copy of the auditor’s opinion as to such financial statements (but if not otherwise performed, nothing herein shall require an audit of such financial statements). Together with Tenant’s annual financial statements, Tenant shall deliver to Landlord such other information as Landlord shall reasonably request. So long as such Person is a public company, the requirements of this Section 25.2 may be satisfied by the filing by Person of such Person’s Form 10K.
          25.3. Quarterly Financial Information. As soon as available, and in any event within 45 days after the end of each fiscal quarter, Tenant shall deliver to Landlord, presented on a consolidated basis, quarterly, year-to-date and trailing 12 month unaudited financial statements of the Person which owns each of the Tenants prepared for such fiscal quarter, including a balance sheet and operating statement as of the end of such fiscal quarter, together with related statements of income for each Tenant for such fiscal quarter on a property-by-property basis, for the portion of the Fiscal Year ending with such fiscal quarter and for the trailing 12 months then ended. Each such quarterly statement shall show the separate operations of each Leased Property, including, without limitation, (i) a breakdown of Patient Revenues and other revenues itemized by payor type and a reasonably detailed breakdown of operating expenses and (ii) patient census information by payor type (collectively, “Census Information”). Each such quarterly report shall be accompanied by the following: (1) a statement in reasonable detail showing the calculation of Net Operating Income for each Facility for the trailing four fiscal quarters, in each case, ending at the end of the fiscal quarter as to which such statement is being delivered; (2) a then current occupancy report for each Facility; (3) an Officer’s Certificate certifying as to any material variances from the approved Annual Budget on a line-item basis; (4) a report describing in reasonable detail the occurrence during such quarter of any event that is reasonably likely to result in a material adverse effect on the ability of Tenant to perform any material provision of this Lease, or the value, use or enjoyment of any of the Leased Properties or the operation thereof; (5) a quarterly summary of accounts receivable with respect to each Facility and all of the Facilities in form acceptable to Landlord; and (6) such other information as Landlord shall reasonably request. So long as such Person is a public company, the requirements of this Section 25.3 may be satisfied by the filing by Person of such Person’s Form 10Q.
          25.4. Certifications of Compliance. Simultaneously with the delivery of the annual and quarterly financial statements contemplated by Sections 25.2 and 25.3, Tenant shall deliver to Landlord an Officer’s Certificate in the form of Exhibit D attached hereto and dated as of the date of such delivery.
          25.5. Annual Budgets. Tenant (or its predecessor in interest) has previously delivered to Landlord the Annual Budget for each Leased Property for the 2005 Fiscal Year. At least 30 days prior to the commencement of each subsequent Fiscal Year during the Term, Tenant shall deliver to Landlord an Annual Budget presented on a consolidated and consolidating as well as a property-by-property basis for the ensuing Fiscal Year and, promptly after preparation thereof, any subsequent revisions to the Annual Budget.

          25.6. Intentionally Omitted.
          25.7. Authorizations. As soon as available, and in any event within 90 days after the end of each calendar year, Tenant shall deliver to Landlord as to each Facility a report describing in reasonable detail the status of such Facility’s compliance with all Authorizations for such Facility. In addition, not later than 30 days after the commencement of each Fiscal Year during the Term, Tenant shall deliver to Landlord copies of any and all Authorizations (together with any renewals or extensions thereof) certified by Tenant as accurate and complete in an Officer’s Certificate.
          25.8. Actuarial Reports. Promptly (and in any event no later than 10 days) after Tenant’s receipt thereof, Tenant shall deliver to Landlord a complete copy of any Actuarial Report(s) received by Tenant.
          25.9. Quarterly Survey Deficiency Summary Reports. If and to the extent the Facilities are subject to periodic inspections or surveys by a Governmental Authority, as soon as available, and in any event no later than 30 days after the end of each fiscal quarter, Tenant shall deliver to Landlord a quarterly consolidated survey deficiency summary report, indicating for each Facility whether any survey, citation or report alleging any deficiency with respect to such Facility has been issued during the prior fiscal quarter and, if so, setting forth the identity of the Governmental Authority that issued such survey, citation or report, a description of the alleged deficiency and the timetable or deadline for remedying same and Tenant’s plan for curing such deficiency. Tenant shall also deliver to Landlord promptly after request therefor by Landlord any other Facility specific survey reports reasonably requested by Landlord.
          25.10. Notices from Governmental Authorities. As soon as available, and in any event within 10 Business Days of Tenant’s receipt, Tenant shall deliver to Landlord copies of any and all notices (regardless of form) from any Governmental Authority (i) that any Authorization for any Facility or, if applicable, the certification of any Facility to participate in any Third Party Payor Program is the subject of any enforcement action, revocation or suspension or is subject to assessment for civil monetary penalties or is the subject of any overpayment claim or recoupment claim or (ii) that action is pending or being considered to revoke or suspend any Authorization or to institute enforcement actions of any kind.
          25.11. Medicare and Medicaid Cost Reports. If a Facility participates in Medicare or Medicaid, upon the request of Landlord, Tenant shall deliver to Landlord, as to each such Facility and within 10 Business Days after the earlier of (i) the date a cost report is required to be filed for such Facility with the applicable Medicare and/or Medicaid agency, as applicable, or (ii) the date of actual filing of such cost report for such Facility with such agency, a complete copy of any Medicare and/or Medicaid cost report for such Facility, which report will be prepared by an independent certified public accountant or by an experienced cost report preparer reasonably acceptable to Landlord, and Tenant shall further promptly deliver to Landlord any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports.
          25.12. Medicare and Medicaid Deficiency Reports. If a Facility participates in Medicare or Medicaid, as soon as available, and in any event within five Business Days of

Tenant’s receipt thereof, Tenant shall deliver to Landlord a complete copy of any Medicare, Medicaid or other Governmental Authority survey, report or statement of deficiencies relating to any of such Facilities and, within the time period required by the particular agency for furnishing a plan of correction, Tenant shall also deliver or cause to be delivered to Landlord a complete copy of a plan of correction generated from such survey, report or statement of deficiencies and delivered by Tenant to such agency.
          25.13. Financial Statements of Guarantor. Tenant shall cause each Guarantor to deliver to Landlord on a timely basis the financial statements, and Officer’s Certificates, that are required by the terms of each Lease Guaranty.
          25.14. Estoppel Certificates. Together with every Officer’s Certificate required to be provided hereunder, or otherwise upon request by Landlord in connection with a proposed sale or refinancing of any Leased Property(ies) by Landlord or otherwise (and, in the case of any such request, in any case within five Business Days), Tenant shall deliver an “Estoppel Certificate” in form and substance satisfactory to Landlord and certifying as to the matters described in Exhibit E attached thereto. Each such Estoppel Certificate shall be certified to Landlord and Landlord’s designees and may be relied upon by Landlord and its designees. Any Estoppel Certificate shall, at Landlord’s request, be delivered together with complete and accurate copies (originals of which shall be made available for inspection upon request by Landlord) of all licenses, permits and other Authorizations necessary to operate the Facilities in accordance with all applicable laws.
          25.15. SEC Reports. As soon as reasonably available, Tenant shall deliver to Landlord copies of any Forms 10K, 10Q and 8K, and any other annual, quarterly, monthly or other reports, copies of all registration statements and any other public information that any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor files with the SEC or any other Governmental Authority. Promptly upon the furnishing thereof to the shareholders of any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor, Tenant shall deliver to Landlord copies of all statements, reports, notices and proxy statements so furnished.
          25.16. Supplemental Information. Tenant shall deliver to Landlord such supplements to the foregoing documents, and such other information and reports (including, without limitation, non-financial information), as Landlord or any Facility Mortgagee may reasonably request from time to time, provided such supplements, and such information and reports, are consistent with the types of supplements, reports and information generally utilized by institutions within the healthcare or financing industry.
          25.17. Quarterly Meetings; Facility Level Meetings and Reviews. On a quarterly basis, Tenant shall permit, and upon request by Landlord, shall make appropriate arrangements for, Landlord and/or Landlord’s Representatives to discuss the affairs, operations, finances and accounts of each Tenant, each Guarantor and their respective Affiliates with, and be advised as to the same by, senior officers of each Tenant (and such of each Tenant’s financial advisors (other than independent accountants) as would be relevant to the topic(s) of the particular meeting), all as Landlord may deem appropriate for the purpose of verifying any report(s) delivered by Tenant to Landlord under this Lease or for otherwise ascertaining compliance with this Lease by Tenant or the business, operational or financial condition of each

Tenant, each Guarantor and/or their respective Affiliates and/or any of the Facilities. Without limitation of the foregoing, from time to time promptly following receipt of written notice from Landlord to Tenant (and in any event within five Business Days of such receipt), Tenant shall permit, and shall make appropriate arrangements for, Landlord and/or Landlord’s Representatives to discuss the business, operational and financial condition of specific Facility(ies) designated by Landlord with, and be advised as to the same by, appropriate personnel of Tenant and its Affiliates having operational and accounting responsibilities for the Facility(ies) so specified by Landlord and to review, and make abstracts from and copies of, the books, accounts and records of Tenant and its Affiliates relative to any such Facility(ies). Unless otherwise agreed in writing by Landlord and Tenant, all of the discussions, reviews, abstracting and copying referenced in this Section 25.17 shall occur during normal business hours.
          25.18. Format. Notwithstanding anything contained herein to the contrary, Tenant shall deliver to Landlord the financial information, statements, reports, operating budgets and other financial data contemplated by Section 25 in electronic form and in a format acceptable to Landlord in the exercise of its reasonable discretion.
     26. Landlord’s Right to Inspect.
          Tenant shall permit Landlord, Landlord’s Representatives, any then current or prospective Facility Mortgagee or other lender to Landlord, any then current or prospective investment banker, mortgage broker or other professional engaged by Landlord, any prospective purchaser of any Leased Property or any investor in Landlord or any Affiliate of Landlord and/or any prospective lessee, and its and their respective authorized representatives, to enter upon and conduct a physical inspection of any Leased Property during normal business hours and, except in an emergency, upon not less than five Business Days’ prior written notice, subject to any security, health, safety or confidentiality requirements of any Governmental Authority relating to the Premises, or imposed by law or applicable regulations or any insurance requirement, and provided that no such entry or inspection shall materially interfere with Tenant’s business operations within the affected Leased Property(ies); provided, however, said five Business Day period shall be reduced to two Business Days if (i) any Event of Default is continuing; (ii) if any Tenant or Guarantor files for bankruptcy protection (or a bankruptcy filing is made against any of them); or (iii) an event occurs which has a Material Adverse Effect on any Tenant or any Facility. Nothing contained in this Section 26 shall limit or impair Landlord’s right to immediately enter upon and inspect the Premises, or any of Landlord’s other rights or remedies, upon the occurrence of any Event of Default by Tenant.
     27. No Waiver.
          No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

     28. Single Lease.
          Tenant hereby acknowledges that the agreement between Landlord and Tenant to treat this Lease as single lease in all respects was and is of primary importance to Landlord, and Landlord would not have entered into this Lease without there being such an agreement and such treatment of this Lease. All rights and obligations under this Lease relating to the Premises shall apply to each Leased Property and any default under this Lease pertaining to a single Leased Property or to the Premises or any portion thereof shall be an Event of Default pertaining to the Premises and each Leased Property, subject only to Section 17.2.2 above. Without limiting the generality of the foregoing, the parties hereto acknowledge that, notwithstanding any references herein to any individual Leased Property and notwithstanding the possibility that certain individual Leased Properties may be deleted herefrom pursuant to the express provisions of this Lease under certain limited circumstances, the parties hereto expressly intend and agree that this Lease is not divisible and shall be treated as a single lease for all purposes whatsoever (including, without limitation, in the context of Tenant’s attempted rejection, assumption and/or assignment of this Lease in any bankruptcy or other insolvency proceeding affecting any Tenant, in which case the parties hereto intend for such rejection to terminate this Lease with respect to the entire Premises or such assumption to apply with respect to the entire Premises, i.e., all but not less than all of the Leased Properties). Notwithstanding anything contained in this Section 28 or elsewhere in this Lease to the contrary, the existence of Tenant’s Proportionate Share and the allocations of Rent described in Section 3.1.2 hereof and elsewhere in this Lease do not change the joint and several nature of each Tenant’s obligation to pay all Rent owing hereunder as provided in Section 1.3 above. This Lease does not constitute, and may not be enforced (except at Landlord’s sole discretion in connection with a Limited Termination Election) or treated as, a separate lease for any individual Leased Property. Notwithstanding the foregoing, the right of possession and leasehold right granted to each Tenant hereunder is limited as provided in Section 1.3 above.
     29. Acceptance of Surrender.
          No surrender to Landlord of this Lease or of any Leased Property or any part thereof, or of any interest herein or therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
     30. No Merger of Title.
          There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee estate in any Leased Property.
     31. Conveyance by Landlord.
          Landlord may, without the consent or approval of Tenant, sell, transfer, assign, pledge, encumber, hypothecate, convey or otherwise dispose of all or any portion of the

Premises. If Landlord or any successor owner of any Leased Property shall sell, transfer, assign, convey or otherwise dispose of any Leased Property in accordance with the terms hereof other than as security for a debt, and the purchaser, grantee, assignee or transferee of the Leased Property(ies) shall expressly assume all obligations of Landlord hereunder with respect to such Leased Property(ies) arising or accruing from and after the date of such sale, conveyance, transfer, assignment or other disposition, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease with respect to such Leased Property(ies) arising or accruing from and after the date of such sale, conveyance, transfer, assignment or other disposition as to such Leased Property(ies) and all such future liabilities and obligations with respect to such Leased Property(ies) shall thereupon be binding upon such purchaser, grantee, assignee or transferee.
     32. Quiet Enjoyment.
          So long as Tenant shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly enjoy each Leased Property for the Term hereof, free of any claim, interruption or other action by Landlord or anyone claiming through Landlord, but subject to all Permitted Encumbrances. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have all rights and remedies available at law or in equity, except as otherwise provided herein, by separate and independent action, to pursue any claim or claims it may have against Landlord as a result of any breach by Landlord of the covenant of quiet enjoyment contained in this Section 32.
     33. Notices.
          All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and delivered (i) by certified mail, return receipt requested, in which case such notice shall be deemed received three Business Days after its deposit, (ii) by confirmed facsimile, in which case such notice shall be deemed received the next Business Day, or (iii) by reputable nationally recognized overnight courier service, in which case such notice shall be deemed received the next Business Day, addressed to the respective parties, as follows:
(a)	if to any Tenant:

Assisted Living Concepts, Inc. W140 N8981 Lilly Road Menomonee Falls, WI 53051 Attention: Chief Financial Officer Facsimile: (262) 251-7562

with a copy to:

Assisted Living Concepts, Inc. W140 N8981 Lilly Road Menomonee Falls, WI 53051 Attention: General Counsel Facsimile: (262) 251-7627

(b)	if to Landlord:

Ventas Realty, Limited Partnership c/o Ventas, Inc. 111 South Wacker Drive, Suite 4800 Chicago, Illinois 60606 Attention: Lease Administration Facsimile: (312) 596-3850

with a copy to:

Ventas Realty, Limited Partnership c/o Ventas, Inc. 10350 Ormsby Park Place, Suite 300 Louisville, Kentucky 40223 Attention: General Counsel Facsimile: (502) 357-9001
          or to such other address as either party may hereunder designate in writing.
     34. General REIT Provisions.
          Tenant understands that, in order for Landlord’s general partner, Ventas, Inc., to qualify as a REIT, certain requirements (the “REIT Requirements”) must be satisfied, including, without limitation, the provisions of Section 856 of the Code. Accordingly, Tenant agrees, and agrees to cause its Affiliates, permitted subtenants, if any, and any other parties subject to its control by ownership or contract, to reasonably cooperate with Landlord to ensure that the REIT Requirements are satisfied, including, but not limited to, providing Landlord or Ventas, Inc. with information about the ownership of Tenant and its Affiliates. Tenant agrees, and agrees to cause its Affiliates, upon request by Landlord or Ventas, Inc., to take all action reasonably necessary to ensure compliance with the REIT Requirements.
     35. Transfer of Tenant’s Personal Property.
          Upon the expiration or earlier termination of this Lease (or, if applicable, Tenant’s right of possession) with respect to a Leased Property (unless such termination is the result of Tenant’s purchase of such Leased Property), all Tenant’s Personal Property relating to such

Leased Property shall become the property of Landlord, free of any lien, claim or encumbrance, and Tenant shall, at its expense, take any actions reasonably necessary to discharge any applicable lien, claim or encumbrance (and, relative to any Tenant’s Personal Property that is leased by Tenant, Tenant agrees, at its expense, immediately to acquire title thereto, in order to be able to convey title thereto to Landlord as provided in this Section 35). Subject to Section 21 hereof, Landlord acknowledges and agrees that Tenant’s proprietary software, trademarks, accounts receivable are not to be transferred to Landlord pursuant to this Section 35, and at Landlord’s express written direction, Tenant’s automobiles and vans shall be transferred directly by Tenant to Landlord’s designee Tenant shall execute and deliver such assignments, conveyance documents, bills of sale and other instruments as Landlord shall reasonably require to evidence the conveyances and transfers referenced in this Section 35 and otherwise reasonably assist Landlord with such conveyances and transfers.
     36. Compliance With Environmental Laws.
          36.1. Hazardous Substances. Tenant shall not place or hold any Hazardous Substances under, on or at any of the Leased Properties, except as is necessary or reasonable in the ordinary course of its business for its Primary Intended Use. If Tenant’s business requires the use of any Hazardous Substances, other than such materials as are typically found in healthcare facilities, Tenant shall notify Landlord in writing and shall comply with hazard communication and notification requirements of the Occupational Safety and Health Act and any other Environmental Laws with respect to such Hazardous Substances. Tenant shall comply in all material respects with all applicable Environmental Laws in connection with its use, operation and management of the Leased Properties. Tenant shall not cause or allow any asbestos to be incorporated into any Leased Improvements or Alterations that it makes or causes to be made on or to any of the Leased Improvements. Tenant shall not use any of the Leased Properties as a treatment, storage, or disposal (whether permanent or temporary) facility for Hazardous Substances as defined under RCRA such that a permit therefor would be required under RCRA. If Tenant, in the ordinary course of its business, generates Hazardous Substances, then Tenant shall comply with all Environmental Laws relating to the use, storage, transportation and disposal of Hazardous Substances. Tenant further agrees that it shall properly, and in compliance in all material respects with all applicable Environmental Laws, dispose of all “infectious waste” such as, without limitation, laboratory waste, pathological waste, blood specimens or products, resident or patient waste, including, without limitation, bandages and disposable gowns, sharp waste and any material generated by the production or testing of biological agents. All of the terms, covenants, warranties and indemnifications contained in this Section 36 shall survive the expiration or sooner termination of this Lease (or, if applicable, Tenant’s right of possession).
          36.2. Remediation; Notification. If Tenant becomes aware of a material violation of any Environmental Laws relating to any Hazardous Substance or otherwise in, on, under or about any Leased Property, or if Tenant, Landlord or a Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate a Leased Property, Tenant shall promptly notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation, which activities shall in all events be performed in accordance with all applicable Environmental Laws and shall be subject to Landlord’s written approval as to their scope, process, content and standard for completion prior to their commencement, such approval not to be unreasonably withheld or delayed, and in no event shall Landlord prevent Tenant from timely complying with applicable Environmental Laws. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation as required under this Section 36.2, or if applicable, to contest such order in accordance with Section 13 above, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s reasonable costs and expenses incurred directly in connection therewith. Each of Landlord and Tenant shall promptly notify the other upon becoming aware (or being notified) of (i) any claims, suits, proceedings, investigations or written demands, or any enforcement, cleanup or other regulatory or judicial action, threatened, made, or initiated against or involving it and relating to any of the Leased Properties pursuant to any applicable Environmental Laws, including, without limitation, those relating to the presence, treatment, storage, handling, disposal, generation, spill, release or discharge of any Hazardous Substances on, at, in, under or about the Leased Properties or the migration thereof from or to any other property; and (ii) the imposition of any lien arising under applicable Environmental Laws on any of the Leased Properties.
          36.3. Indemnity. Tenant shall indemnify, defend, protect, save, hold Landlord and all of the Landlord Indemnified Parties harmless from and against any and all Losses suffered or incurred by Landlord or any Landlord Indemnified Parties in connection with, arising out of, resulting from or incident to: (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about any of the Leased Properties, whenever caused, arising or occurring, except to the extent caused by Landlord or any of the Landlord Indemnified Parties from and after the date hereof; (ii) the presence of any Hazardous Substances in, on, under or about any Leased Properties before the Commencement Date or during the Term; (iii) the violation of any Environmental Laws with respect to any Leased Property during the Term or prior to the Commencement Date; and (iv) any breach by Tenant or any Tenant Parties of this Section 36.
          36.4. Environmental Inspection. Landlord shall have the right, upon not less than five Business Days’ written notice to Tenant, except in the case of an emergency, in which event no notice shall be required, to conduct an inspection of any Leased Property as may reasonably be necessary to determine the existence or presence of Hazardous Substances at, in, on, under or about any Leased Property in violation of any applicable Environmental Laws or the existence at any Leased Property of any violation of any applicable Environmental Laws. Landlord shall have the right to enter and inspect any Leased Property and to conduct any testing, sampling and analyses reasonably necessary and shall further have the right to inspect materials brought into any Leased Property. Landlord may, in its reasonable discretion, retain such experts to conduct the inspections, or perform the tests, referred to herein, and to prepare a written report in connection therewith. Landlord shall have the right to inspect the Leased Properties with regard to the management and disposal of Hazardous Substances at all reasonable times during the Term. All reasonable costs and expenses incurred by Landlord under this Section 36.4 shall be paid by Tenant and shall be deemed to constitute Consent Expenses (i) if such tests or inspections are done after the start of the last year of the Term and are in preparation for the Term expiring, (ii) if such costs or expenses are incurred in connection with or during the continuance of an Event of Default, (iii) if there is any remediation of

Hazardous Substances ongoing or necessary at or about any Leased Premises or (iv) Landlord had a good faith reason to perform such tests or inspections, including without limitation, receipt of any notice indicating there may be Hazardous Substances present at any Leased Premises in violation of an applicable Environmental Law.
          36.5. Removal. Upon the earlier of the expiration or earlier termination of this Lease (or, if applicable, Tenant’s right of possession) as to one or more Leased Properties, Tenant shall forthwith remove all Hazardous Substances from any portion of the Leased Properties as to which such expiration or termination relates, to the extent required by any applicable Environmental Law or to the extent such Hazardous Substances (excluding small quantities of cleaning supplies or other office supplies typically used at facilities such as the Leased Premises and which are in appropriate safe containers) were brought onto or released at the applicable Leased Premises on or before such expiration or earlier termination which removal shall be performed in accordance with any Environmental Laws and to Landlord’s satisfaction.
          36.6. Environmental Representations and Warranties. This Section 36 contains the exclusive representations and warranties by Tennant regarding Hazardous Substances and Environmental Laws in this Lease.
     37. Operational Transfer.
          37.1. Exercise; Transfer of Authorizations.
               37.1.1. Exercise. Upon (i) the expiration of this Lease as to any Leased Property in accordance with its terms as of the Expiration Date applicable to such Leased Property or (ii) the occurrence of an Early Termination Event as to any Leased Property (including any Deleted Property), Landlord shall have the unequivocal, unilateral right to require an Operational Transfer with respect to such Leased Property (any Leased Property with respect to which Landlord elects to require an Operational Transfer, a “Transition Property”) by delivery of written notice to Tenant specifying such election (a “Transition Notice”). Landlord may exercise (in its sole discretion) its right to require an Operational Transfer, with respect to any Leased Property with respect to which this Lease will terminate by its terms as of the Expiration Date applicable to such Leased Property, by delivering a Transition Notice on or prior to 30 days prior to such Expiration Date. In the event of an Early Termination Event as to any Leased Property as a result of an Event of Default, Landlord may exercise in its sole discretion) its right to require an Operational Transfer with respect to such Leased Property at any time (but in any event prior to the Expiration Date) by delivering a Transition Notice to Tenant.
               37.1.2. Transfer of Authorizations. If Landlord exercises its right to require an Operational Transfer with respect to a particular Leased Property(ies), Tenant shall take any and all necessary actions; file such transfer notices that are required by applicable law to be filed by Tenant; make such assignments, conveyances and transfers of permits, licenses, approvals and Facility Provider Agreements issued to Tenant to and for the benefit of Landlord and/or any Landlord’s designee (any such designee, a “Successor Operator”) to the extent the same are permitted by applicable law; and cooperate to have such permits, licenses, approvals and Facility Provider Agreements to be issued to and for the benefit of Landlord and/or any

Successor Operator, in any and all such cases as are necessary, such that the day-to-day operations of the Transition Property(ies) for the Primary Intended Use(s) of the Facility(ies) located on such Transition Property(ies) are transferred and transitioned, practically and legally, to Landlord and/or any Successor Operator simultaneously with the termination or earlier expiration of this Lease (or, if applicable, termination of Tenant’s right of possession) as to the Transition Property(ies) without interruption of the business activities therein, regulatory or otherwise (such transfer of operations, an “Operational Transfer”); provided, however, Tenant shall not be required to make any filings on behalf of Landlord or any Successor Operator (but Tenant shall cooperate with Landlord and any Successor Operator to permit them to make their filings). Without limitation of the foregoing or any other rights of Landlord or any Successor Operator as set forth in this Section 37, as part of any Operational Transfer, Tenant shall, to the extent permitted by applicable law, (i) sell, transfer, convey and assign to Landlord and/or any Successor Operator, as applicable, those of the Authorizations that Landlord elects to assume and accept (or cause Successor Operator to assume and accept) (the “Assigned Authorizations”) or allow Landlord or any Successor Operator to continue to rely upon any Authorizations (including, but not limited to, any Facility Provider Agreements); (ii) cooperate to enable Landlord and/or Successor Operator to apply for and obtain any and all licenses, operating permits, Provider Agreements, provider status, certificates of need, certificates of exemption, approvals, waivers, variances and other governmental, quasi-governmental and private authorizations necessary or advisable for the continuous operation of the Facility(ies) located on each Transition Property for its/their Primary Intended Use(s) (collectively, “Transfer Authorizations”); (iii) assign to Landlord or any Successor Operator, as applicable, such assignable patient, vendor, service provider and other contracts relating to the Facility(ies) located on each Transition Property as Landlord or any Successor Operator may request (the “Assigned Contracts”); (iv) if requested by Landlord, enter into an operations transfer agreement with Landlord or Successor Operator, as applicable, that is reasonably acceptable to Landlord and Tenant; (v) not unreasonably withhold, condition or delay its consent to entering into any interim sublease or management agreements as may be necessary to effectuate an early transfer of the operations of the Facility(ies) located on each Transition Property for its/their Primary Intended Use(s) prior to the time that Landlord or Successor Operator, as applicable, holds all Authorizations from all applicable Governmental Authorities necessary to so operate such Facility(ies), provided that if the Operational Transfer did not result from an Event of Default, Tenant is compensated for any such management duties in an amount equal to the management fees Tenant is obligated to pay the applicable Manager, or as to a sublease, that Tenant is indemnified and held harmless, to its reasonable satisfaction, as to the activities of the Successor Operator at the subject Facility during the term of such sublease; and (vi) indemnify, defend, protect and hold harmless Landlord and any Successor Operator from and against any loss, damage, cost or expense incurred by Landlord or Successor Operator in connection with the correction of any and all deficiencies of a physical nature identified by any Governmental Authority in the course of any Operational Transfer that existed during the period prior to the Operational Transfer. Notwithstanding anything contained herein to the contrary, unless the Operational Transfer results from an Event of Default, Tenant shall not be obligated to incur any out-of-pocket expense to perform any action under this Section 37.1.2 that is not otherwise required of Tenant by applicable law unless Landlord agrees to reimburse Tenant therefor. It is the express intention of the parties that, at the expiration or earlier termination of the Term as to each Transition Property, and upon any dispossession of Tenant in connection with any Event of Default as to any Facility(ies) located on a Transition Property, any and all Authorizations needed to operate each Transition Property as to which the Term is expired or terminated, or as to which Tenant has been dispossessed, for its/their Primary Intended Use(s) shall, to the maximum extent permitted by applicable law, and if Landlord so elects, remain with such Facility(ies) and shall be transferred into the name of Landlord and/or Successor Operator, as applicable, regardless of whether any such Authorization is in the name of Tenant at any time during the Term.
          37.2. Reasonable Assistance. In anticipation of the expiration of this Lease as to any Leased Property, or upon any Early Termination Event as to any Leased Property, Tenant shall cooperate with Landlord in all respects to facilitate and effectuate an Operational Transfer if Landlord elects to require an Operational Transfer. Such cooperation shall include, without limitation: (i) furnishing to Landlord or any prospective Successor Operator complete and accurate books, records, files, documents and information in Tenant’s possession, custody or control necessary or reasonably requested by Landlord or Successor Operator in connection with any Operational Transfer, the assessment and/or assumption of the operations of any Transition Property(ies) and/or the completion and processing of any applications for the assignment of the Assigned Authorizations or the Assigned Contracts or obtaining Transfer Authorizations; and (ii) facilitating the evaluation and employment by Landlord or any prospective Successor Operator of such employees of Tenant or its Affiliates (or any third party employment agency with whom Tenant or its Affiliates has an agreement pursuant to which such agency employs such parties) as Landlord or Successor Operator may elect to evaluate or employ, including, without limitation, to the extent permitted by law, affording Landlord or Successor Operator, as applicable, access to all relevant personnel files, records, documents and information in Tenant’s or its Affiliates’ possession, custody or control.
          37.3. Facility Termination; Limited Term Contraction Right; Limited Extended Operation by Tenant.
               37.3.1. Facility Termination. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, prior to the 30th day preceding the Expiration Date applicable to each Leased Property, commence to wind up and terminate the operations of the Facility(ies) operated thereon (a “Facility Termination”). In no event, and under no circumstances, shall any Tenant relocate the patients or occupants of any Facility to any other healthcare facility without obtaining Landlord’s prior written consent (which consent may be withheld in Landlord’s sole discretion); provided, however, that, if Landlord has not delivered a Transition Notice to Tenant prior to the 30th day preceding the Expiration Date applicable under this Lease to a particular Leased Property, then Tenant may commence the Facility Termination (including the relocation of patients) as to the Facility(ies) located on such Leased Property and, upon the expiration of this Lease as to such Leased Property and Facility(ies), Tenant shall vacate such Leased Property and surrender possession thereof to Landlord in accordance with all of the applicable requirements of this Lease. If, prior to the 30th day preceding the Expiration Date applicable under this Lease to a particular Leased Property, Landlord elects to require an Operational Transfer by delivering a Transition Notice to Tenant, Tenant shall not commence or otherwise engage in a Facility Termination with respect to the Facility(ies) located on such Leased Property. In the event of an Early Termination Event with respect to any Leased Property, Tenant shall in no event commence a Facility Termination in connection with the applicable Leased Property unless and until Landlord affirmatively elects, in writing and in its sole discretion, not to deliver a Transition Notice with respect to such Leased Property.
               37.3.2. Limited Term Contraction Right. Subject to the following sentence, Landlord shall have the right, as to each Leased Property, to elect to contract the Term, and accelerate the Expiration Date, of this Lease as it applies to such Leased Property; provided, with respect to the initial Term and the first Extended Term, absent the continuation of an Event of Default, Landlord shall not make such election unless Tenant has not given notice of its election to extend the Term pursuant to Section 43.1. To exercise such election and right as to a particular Leased Property, Landlord shall give a written notice (a “Contraction Notice”) to Tenant specifying the revised, earlier Expiration Date that will, for all purposes of this Lease, thereafter be applicable to such Leased Property, which revised, earlier Expiration Date so specified by Landlord shall be (i) not more than 120 days prior to the Expiration Date that was applicable to such Leased Property immediately prior to Landlord’s Contraction Notice with respect thereto, (ii) no sooner than 60 days after the date of Landlord’s aforesaid Contraction Notice, and (iii) binding upon Landlord and Tenant upon Landlord’s issuance of such Contraction Notice. Landlord may issue one, but not more than one, Contraction Notice as to each Leased Property.
               37.3.3. Limited Extended Operation by Tenant. In the event Landlord delivers a Transition Notice as to a particular Transition Property, Tenant shall thereafter operate the Facility(ies) located on such Transition Property in accordance with all of the requirements of this Lease until the earliest to occur of (i) the date (on or after the expiration of this Lease as to such Transition Property and Facility(ies)) on which Landlord or Successor Operator, as applicable, will assume the operation of such Facility(ies), as specified in a written notice from Landlord to Tenant given not less than 15 days prior to the date of such assumption; (ii) the date that is 120 days after the Expiration Date applicable to such Transition Property and Facility(ies) (except that in connection with any Early Termination Event or any early dispossession of Tenant with respect to any Leased Property, such 120 day period shall not commence until Landlord delivers a Transition Notice as to the applicable Leased Property); (iii) the date (on or after the Expiration Date applicable to any Transition Property and Facility(ies)) that is 90 days after Tenant receives written notice from Landlord that, notwithstanding the foregoing, Tenant may commence the Facility Termination; on which earliest date, Tenant shall vacate the Leased Property in question and surrender possession thereof to Landlord in accordance with all of the applicable requirements of this Lease. Notwithstanding the foregoing provisions of this Section 37.3.3 to the contrary, in the case of the expiration of the Term of this Lease at its then scheduled Expiration Date (without regard to acceleration of the Expiration Date pursuant to Section 37.3.2) and the absence of any continuing Event of Default, Landlord shall not have the right to extend the Term beyond the Expiration Date. The terms of this Section 37 shall survive the expiration or sooner termination of this Lease (or, if applicable, Tenant’s right of possession).
          37.4. Use of Tenant’s Names. Without limitation of the other provisions of this Section 37 and notwithstanding anything to the contrary contained in this Lease, Tenant agrees to allow Landlord or any Successor Operator, at its option and at no cost to Landlord or any such Successor Operator, to continue to use, in its signage, marketing and advertising materials, operations and otherwise, any or all name(s) (including, without limitation, trade names) associated with the operation of a particular Leased Property and related Facility(ies) as a going concern for up to 120 days following (i) the expiration or termination of this Lease (or, if applicable, Tenant’s right of possession) as it applies to such Leased Property and Facility(ies) and (ii) the vacation from, and surrender of, such Leased Property and Facility(ies) by Tenant in accordance with this Section 37 and the other requirements of this Lease. At the end of such 120 period, or upon sooner written notice from Landlord to Tenant, Tenant shall, promptly and at its expense, remove its aforesaid name(s) (but not any trade names associated with the operation of the Facilities, which trade names Landlord or any subsequent owner or tenant may continue to use) from all signs and other Leased Improvements at such Leased Property and Facility(ies) and repair any damage to such signs or other Leased Improvements caused by such removal. Landlord acknowledges and agrees that Tenant, not Landlord, owns the aforesaid names and that neither Landlord nor any Successor Operator may use the same except as described in this Section 37.4 or as otherwise agreed in writing by Tenant.
     38. Non-Recourse.
          Tenant specifically agrees to look solely to Landlord’s and any successor owner’s interest in the then applicable Premises for recovery of any judgment from Landlord, it being specifically agreed that neither Landlord, any such successor owner, nor any officer, director, employee, lender, agent or Affiliate of Landlord or any such successor owner shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. Tenant shall have no recourse against any other property or assets of Landlord or any successor owner, or against any property or assets of any officer, director, employee, lender, agent or Affiliate of Landlord or any successor owner. Furthermore, in no event shall Landlord (original or successor) ever be liable to Tenant for any special, indirect or consequential damages suffered by Tenant from whatever cause.
     39. Reserved.
     40. Additional Condo Units.
          Pursuant to the P&S Agreement, Landlord may acquire certain Additional Condo Units (as defined in the P&S Agreement) after the Commencement Date. If Landlord does so pursuant to the P&S Agreement, then automatically and without amendment of this Lease: (i) each such Additional Condo Unit shall become part of the Premises and part of the Leased Property located in Montgomery, Alabama to be operated by CVMA; (ii) the Fixed Rent per annum shall be increased by 9.2% of the Purchase Price (as defined in the P&S Agreement) paid by Landlord for each such Additional Condo Unit, effective as of the date of the closing of each such acquisition; (iii) Schedules 1.3, 2 and 3.1.2 and Exhibit A shall be revised accordingly by Landlord (and upon receipt by Tenant of such revised schedules, and exhibit such revised schedules and exhibit shall automatically be deemed to replace said schedules and exhibit attached to this Lease as of the Commencement Date); and (iv) Landlord shall promptly notify Tenant if any escrow deposits required under Section 3.3 of this Lease need to be increased as a result of such Additional Condo Unit(s) being added to this Lease (each such Additional Condo Unit being considered as a “unit” for purposes of Section 11.3.1.

     41. Restrictive Covenant.
          Tenant, Guarantor and their respective Affiliates shall be subject to the restrictive covenants and conditions governing the ownership, leasing, management or operation of additional healthcare facilities contained in Exhibit F attached hereto and any violation of the provisions of Exhibit F shall be deemed a default by Tenant under this Lease.
     42. Miscellaneous.
          42.1. Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of expiration or termination of this Lease (or, if applicable, Tenant’s right of possession) shall survive such expiration or termination, and, without limitation of the foregoing, Tenant’s obligation to pay any Rent owing hereunder with respect to any period on or prior to the expiration or termination of this Lease (or, if applicable, Tenant’s right of possession), as this Lease applies to any or all of the Premises, shall survive any such expiration or termination.
          42.2. Non-Business Day Payments. Notwithstanding anything herein to the contrary, if any payment required to be made hereunder falls on a date that is not a Business Day, then such required payment shall be made on the Business Day immediately preceding the date on which such payment would otherwise be due.
          42.3. Brokers. Tenant warrants that it has not had any contact or dealings with any Person that would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person that would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.
          42.4. Headings. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
          42.5. Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.
          42.6. Integration; Modification; Interpretation. This Lease (including, without limitation, the preamble, recitals, schedules and exhibits hereto, each of which is fully incorporated into and made a part of this Lease) contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease. No representations, warranties or agreements have been made by Landlord or Tenant except as set forth in this Lease or in the P&S Agreement. This Lease may only be modified by a writing signed by both Landlord and Tenant. Both Landlord and Tenant have been represented by counsel, and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party. Landlord and Tenant agree that nothing contained in any P&S Agreement shall abrogate or impair any of the rights, duties and obligations of Landlord and Tenant under this Lease and that, in the event of any conflict between the terms and provisions of this Lease and the terms and provisions of any P&S Agreement, the terms and provisions of this Lease shall govern.
          42.7. Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established.
          42.8. Force Majeure. In the event that either Landlord or Tenant is delayed in performing its respective obligations pursuant to this Lease by any cause beyond the reasonable control of the party required to perform such obligation, the time period for performing such obligation shall be extended by a period of time equal to the period of the delay. For purposes of this Lease: (i) a cause shall be beyond the reasonable control of a party to this Lease when such cause would affect any Person similarly situated (such as a power outage, labor strike, Act of God or trucker’s strike) but shall not be beyond the reasonable control of such party when peculiar to such party (such as financial inability or failure to order long lead time material sufficiently in advance); (ii) this Section shall not apply to any obligation to pay money or otherwise perform any financial obligation hereunder; and (iii) in the event of any occurrence that a party believes constitutes a cause beyond the reasonable control of such party and that will delay any performance by such party, such party shall promptly in writing notify the other party of the occurrence and nature of such cause, the anticipated period of delay and the steps being taken by such party to mitigate the effects of such delay.
          42.9. Severability; Maximum Rate. If any term or provision of this Lease is held or deemed to be invalid or unenforceable, such term or provision shall be modified as slightly as possible so as to render it valid and enforceable; if such term or provision, as modified, shall be held or deemed invalid or unenforceable, such holding shall not affect the remainder of this Lease and same shall remain in full force and effect. If any late charges or interest computations provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges or interest computations shall be fixed at the maximum permissible rate.
          42.10. Governing Law; Venue. This Lease was negotiated in the State of Illinois, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. In all respects, the internal laws of the State of Illinois (without regard to principles of conflicts of laws) and any applicable laws of the United States of America shall govern the validity, enforceability and construction of the obligations of the parties set forth herein, but all provisions hereof relating to the creation of the leasehold estate and remedies set forth in Section 17 shall be governed by the laws of the State in which each applicable Leased Property that is the subject of dispute is located. The parties hereto will submit to jurisdiction and the laying of venue for any suit on this Lease in the State of Illinois.
          42.11. Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY. EACH OF LANDLORD AND

TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
          42.12. Waivers; Forbearance. All waivers, consents and releases provided for in this Lease are effective only to the extent permitted by applicable law. No waiver of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof, or of Landlord’s right to terminate this Lease or exercise any other remedy granted herein on account of such existing breach. No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or breach by the other party with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.
          42.13. Binding Character. This Lease shall be binding upon and shall inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Landlord and Tenant.
     43. Extension Options.
          43.1. Exercise of Extension Options. Tenant is hereby granted the right to extend the Term of this Lease, with respect to all, but not less than all, of the Premises for three 5-year periods (collectively the “Extended Terms” and each an “Extended Term") upon giving written notice to Landlord of each such extension at least nine months but not more than 18 months ( or in the event of a Casualty to which Section 15.3 pertains, within 30 days after notice from Landlord of Landlord’s intention to terminate this Lease (as to such affected Facility) prior to the termination of the then current Term, provided and on the conditions that, at the time Tenant gives an extension notice as set forth above and at the time of the commencement of the applicable Extended Term, (a) an Event of Default shall not have occurred and be continuing under this Lease and (b) Tenant provides reasonable evidence to Landlord that the Management Agreements shall be extended for a period concurrent with the applicable Extended Term. Tenant may not exercise its option or more than one Extended Term at a time.
          43.2. Extension Terms. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, subject, however, to the following provisions.

               43.2.1. First Extended Term. In the case of the first Extended Term (i) Tenant shall have only two further options to extend the Term pursuant to Section 43.1, (ii) the Fixed Rent for the first Lease Year of such Extended term shall equal 103% of the Fixed Rent for the immediately prior Lease Year, and (iii) the Fixed Rent for each subsequent Lease Year of the first Extended Term shall increase in accordance with the escalation provisions set forth in Section 3.1.2 of this Lease.
               43.2.2. Second Extended Term. In the case of the second Extended Term (i) Tenant shall have only one further option to extend the Term pursuant to Section 43.1, and (ii) the Fixed Rent for the first Lease Year of such Extended Term, and for each Lease Year thereafter during such Extended Term, shall be an amount equal to the sum of (x) the Prior Period Fixed Rent applicable to such Lease Year, plus (y) the product of (a) the Prior Period Fixed Rent applicable to such Lease Year and (b) provided the Rent Escalation Condition has been satisfied with respect to such Lease Year (with respect to each Lease Year during such second Extended Term other than the first Lease Year), the amount equal to the greater of (1) 3% or (2) 75% of the CPI Increase, expressed as a percentage, for such Lease Year for which such calculation is being performed.
               43.2.3. Third Extended Term. In the case of the third Extended Term, (i) Tenant shall have no further option to extend the Term pursuant to Section 43.1, (ii) the Fixed Rent for the first Lease year of such Extended Term shall be the greater of the Fixed Rent for the immediately prior Lease Year and the Fair Market Rental of the Premises (as determined in accordance with Section 43.3 hereof), and (iii) the Fixed Rent for each subsequent Lease Year of the third Extended Term shall increase in accordance with the escalation provisions set forth in Section 3.1.2 of this Lease.
          43.3. Fair Market Rental Determination. At any time after receipt from Tenant of a notice of extension under Section 43.1 hereof for the third Extended Term, Landlord may, by written notice to Tenant, request that the Fair Market Rental of the Premises, and the Fair Market Rental of each Leased Property within the Premises, be determined by appraisal under the procedures of Exhibit I attached hereto and in such event such Fair Market Rentals shall be so determined in accordance with the procedures of such Exhibit I.
          43.4. Extended Period Tenant’s Proportionate Shares. If Fixed Rent for the first Lease Year of the third Extended Term is based upon the Fair Market Rental of the Premises as determined pursuant to Section 43.3 and Exhibit I hereof, then, effective as of the first day of such Extended Term, Schedule 2 attached hereto shall be revised so as to allocate the aggregate Fixed Rent payable hereunder to the individual Leased Properties covered by this Lease, and to assign Tenant’s Proportionate Shares to such Leased Properties, in a manner that is consistent with the respective Fair Market Rentals of such Leased Properties as determined pursuant to Section 43.3 and Exhibit I hereof.
     44. Special Purpose Entity Obligations.
          Tenant agrees to comply with the representations, warranties and covenants set forth in Exhibit H attached hereto.

     45. Memoranda of Lease.
          Landlord and Tenant shall, promptly upon the request of either, enter into short form memoranda of this Lease, in form suitable for recording under the laws of the State in which each Leased Property is located, in which reference to this Lease, and all extension options contained herein, shall be made. Tenant shall pay all costs and expenses of preparing and recording any such Memoranda of Lease or amendments thereto and for releasing any such Memorandum of Lease that relate to a particular Leased Property upon any expiration or termination of this Lease as it relates to any such Leased Property.
     46. Confidentiality.
          46.1. Confidentiality. Each of Landlord and Tenant agrees that, except as otherwise provided in this Section 46, all Information (as defined below) provided by Landlord to Tenant or by Tenant to Landlord (the party providing Information being referred to as “Disclosing Party” and the party receiving Information being referred to as “Recipient”) will be kept confidential and will not, without Disclosing Party’s prior written consent, be disclosed by Recipient, in whole or in part, to any Person.
          46.2. Permitted Disclosures. Recipient may disclose Information:
     (i) to those of Recipient’s officers, directors and employees who are informed by Recipient of the confidential nature of the Information and who agree, for Disclosing Party’s benefit, to act in accordance with the terms and conditions of this Section 46; Recipient will be responsible for any breach of this Section 46 by such persons; or
     (ii) in the case where Landlord is the Recipient:
(a)	to the extent the Information is both (x) of a financial, operating, regulatory, business or similar nature, and (y) has been aggregated to relate to this Lease, a jurisdiction or jurisdictions (such as a state or region) or any other category; or

(b)	to the extent the Information either:
     (w) is provided to Facility Mortgagees, prospective Facility Mortgagees, purchasers, prospective purchasers, tenants or prospective tenants of a Leased Property(ies); provided that any such party listed in this clause (w) who receives such Information is informed by Landlord of the confidential nature of the Information and agrees with Landlord to keep such Information confidential pursuant to a standard confidentiality agreement; and provided further that such Information may be disclosed to tenants or prospective tenants only if (i) Tenant has not, at least nine months prior to the expiration of the then current Term, given to Landlord written notice of Tenant’s intention to extend the Term of this Lease, (ii) an Event of Default has occurred, (iii) Tenant has provided Landlord with a written indication that it does not intend to extend the Term of this Lease, or (iv) during the last nine months of the second Extended Term; or
     (x) is disclosed in connection with or following a sale, closure, material casualty, default or prospective default with respect to a Leased Property(ies); or
     (y) relates to the location or size of, or the number of licensed beds at, a Leased Property(ies); or
     (z) is of the type customarily disclosed by a public healthcare real estate investment trust; or
     (i) to the extent Recipient reasonably determines that disclosure of the Information is required by any Legal Requirement applicable to Recipient or any applicable rule, regulation, or requirement of any securities exchange on which the Recipient’s securities are listed or admitted for trading (a “Disclosure Law”) pursuant to the procedures set forth in Section 46.7 below; or
     (ii) in connection with any proceeding in which Recipient is attempting to protect or enforce any rights and/or remedies in connection with this Lease or any of the Other Leases, but only to the extent necessary to protect or enforce such rights and/or remedies; or
     (iii) to any person in a confidential relationship with Recipient, including Recipient’s auditors, advisors, consultants, lawyers, and others who agree with Recipient to be bound by a standard confidentiality agreement, such as lenders, prospective lenders, purchasers, potential purchasers, tenants and prospective tenants; provided, however, that Recipient shall not be liable to Disclosing Party for any breach by such persons of such confidential relationship or confidentiality arrangements; or
     (iv) to the extent required by applicable law or regulation or Governmental Authority or to the extent legally compelled to disclose any of the Information pursuant to a subpoena or other legal process having the force of law. Recipient will provide Disclosing Party with prompt notice so that Disclosing Party or any of its representatives may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Recipient will furnish only that portion of the Information which Recipient has been advised is legally required and Recipient will exercise its reasonable efforts to attempt to obtain reliable assurance that confidential treatment will be accorded the Information so to be furnished. In any event, Recipient will cooperate with (and not oppose) any reasonable action by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Information.
          46.3. Information. Information means (i) all and any data, reports, forecasts, records, agreements and other information furnished after the Commencement Date by Disclosing Party or by any of its representatives or advisors to Recipient that is both (x) material and proprietary, and (y) in the case where Tenant is the Disclosing Party, that is required to be furnished pursuant to Section 11.4 or Section 25.5 of this Lease and (ii) the economic terms and provisions of this Lease.
          46.4. Excluded Information. The obligations under Section 46.1 will not apply to any Information that (i) was known to Recipient prior to Disclosing Party’s disclosure of such Information to Recipient (unless Recipient’s knowledge was obtained confidentially or from a source that to Recipient’s knowledge was not permitted to disclose such Information to Recipient) or (ii) becomes available to Recipient on a nonconfidential basis from a source (other than Disclosing Party or any of its employees, agents, representatives or advisors) who to the knowledge of Recipient is not prohibited from disclosing such Information to Recipient by any legal, contractual or fiduciary obligation.
          46.5. Injunctive Relief. Recipient acknowledges that remedies at law may be inadequate to protect against breach of the provisions of this Section 46, and Recipient hereby in advance agrees that Disclosing Party shall not be obligated to establish actual damages or the inadequacy of monetary damages in seeking an injunction. Such injunctive relief will not be deemed to be the exclusive remedy for a breach by Recipient of the provisions of this Section, but will be in addition to all other remedies available at law or equity to Disclosing Party.
          46.6. Intentionally Omitted.
          46.7. Disclosure Notice. In connection with any proposed disclosure pursuant to Section 46.2(iii), Recipient shall provide Disclosing Party with advance written notice of the proposed disclosure and shall set forth the Information to be disclosed, the proposed date of disclosure (the “Disclosure Date”), the basis for such disclosure as well as the manner of such disclosure (the “Disclosure Notice”). The Disclosure Notice shall be delivered to Disclosing Party no later than the Disclosure Notification Date (as defined below). Recipient and Disclosing Party shall cooperate with one another and negotiate in good faith to seek a mutually satisfactory resolution with respect to such proposed disclosure. In the event Disclosing Party has not, prior to the Disclosure Date, either (i) consented to the proposed disclosure (or such modified disclosure as Recipient and Disclosing Party may mutually agree) or (ii) itself made disclosure of the Information contained in such Disclosure Notice (or such modified disclosure as Recipient and Disclosing Party may mutually agree), Recipient may disclose such Information to the extent and in the manner set forth in such Disclosure Notice. “Disclosure Notification Date” shall mean the latest of the following dates: (a) five Business Days prior to the Disclosure Date; and (b) in the case of Section 46.2(iii), such shorter period of time prior to the Disclosure Date which is reasonable (in light of the nature of the Information to be disclosed and the Disclosure Law applicable thereto).

     47. State Specific Provisions.
          47.1. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.
          47.2. Notification. If and to the extent required by applicable law or regulation, Tenant shall notify the residents of the Facilities, in writing, of the transfer of ownership within 7 days of each Tenant’s receipt of the license with respect to its Facility, or otherwise comply with all such requirements or time periods of applicable state law, including, but not limited to, Florida.
          At Closing, if and to the extent required by applicable law or regulation, Tenant shall notify each resident of the Facilities in writing of the manner in which Tenant is holding the resident’s funds and state the name and address of the depository where the funds are being held, the amount held, and type of funds credited, or otherwise comply with all such requirements of applicable state law, including, but not limited to, Florida.
          47.3. Transfer of Resident Funds. As to the Facility in Florida, Tenant shall provide proof that resident funds have been transferred in compliance with Fla. Admin. Code 58A-5.014 to the Agency for Health Care Administration at the time of its survey and prior to the issuance of the Tenant’s license.
          47.4. Resident Statements. At Closing, if and to the extent required by applicable law or regulation, Tenant shall provide to each resident of the Facilities a statement detailing the amount and type of funds credited to the resident whom funds are held by the applicable Facility, or otherwise comply with all such requirements of applicable state law, including, but not limited to, Florida.
          47.5. Usufruct. This Lease gives Tenant the right to possess and enjoy the use of the Premises subject to the terms and provisions of this Lease; no estate is conveyed by this Lease and Tenant has only a usufruct that is not subject to levy and sale.
          47.6. Post-Closing Matters.
               47.6.1. Highland Terrace. Tenant represents and warrants that it or its predecessor in interest restriped or otherwise reconfigured the parking lot at the Premises known as Highland Terrace located in Inverness, Florida in order to add one additional parking space within 90 days of the Commencement Date, if necessary to comply with local zoning requirements.
               47.6.2. Cara Vita Village and Sanctuary. Tenant represents and warrants that it or its predecessor in interest, if required to bring the Leased Properties located in Montgomery, Alabama and Acworth, Georgia into compliance with applicable zoning requirements, added such additional parking at such Leased Properties as was necessary within six months of the Commencement Date.

     48. Substitution.
          Provided that there is no Event of Default, nor any circumstances that with the giving of notice, the passage of time or both would constitute an Event of Default, existing under the Lease, and subject to the terms and conditions set forth in this Section 48, Tenant may substitute into the Lease an assisted living facility or facilities owned and operated by ALC or an Affiliate of ALC (a “Substitute Facility”) for Inverness and transfer ownership of such Substitute Facility to Landlord, whereupon Landlord shall transfer ownership of Inverness to Tenant and pursuant to documentation reference in Section 48.5, Inverness shall cease to be a Leased Property under the Lease.
          48.1. Substitution Notice. Upon a minimum of 90 days prior written notice to Landlord (a “Substitution Notice”, which Substitution Notice shall include the information called for in Exhibit I) of Tenant’s intent to effect such substitution, Tenant shall have the right to substitute into the Lease a Substitute Facility provided that the other provisions of this Section 48 have been complied with and all of the following additional conditions with regard to such Substitute Facility are met both at the time of the Substitution Notice and at the time of the closing of the substitution (any Substitute Facility satisfying said conditions shall be referred to as a “Qualifying Substitute Facility”):
               48.1.1. Substitute Facility. The Substitute Facility: (x) has 39 or more assisted living or Alzheimer’s units; (y) does not have independent living or skilled nursing units; and (z) was constructed in 1997 or later;
               48.1.2. EBITDARM. The EBITDARM of the Substitute Facility for each of (x) the trailing three months (y) the trailing 24 months, is equal to or greater than that of Inverness for the comparable period and (z) no event or circumstance shall have occurred since the date 24 months prior to the date of the Substitution Notice, or be existing, that could reasonably be expected to have a material adverse effect on the EBITDARM of the Substitute Facility;
               48.1.3. Facility Encumbrances. The Substitute Facility is free of any encumbrances or liens other than municipal and zoning ordinances and agreements entered thereunder, recorded building and use restrictions, recorded easements and similar matters of record, and unrecorded leases and occupancy agreements (such matters affecting title, the “Facility Encumbrances”), none of which, considered individually or on a combined basis, adversely affect or diminish the use, value or operation of the Substitute Facility, and none of which differ materially in content, purpose or effect from the Facility Encumbrances affecting title to Inverness;
               48.1.4. Compliance. The Substitute Facility shall be in compliance with all state and federal regulations, including all licensing and operating requirements, all state and local building and zoning codes as of the date of construction, and all other requirements necessary to operate the Substitute Facility as an assisted living facility;
               48.1.5. Change of Ownership. The Substitute Facility shall be in compliance with all requirements necessary to allow a change of ownership;

               48.1.6. Compliance with Laws. The Substitute Facility shall be in material compliance with any applicable laws, rules or regulations governing the use, handling, storage and disposal of hazardous substances and that prior to the substitution Tenant has delivered a Phase I Environmental report dated no more than six months prior to the effective date of such substitution evidencing such compliance and showing no other matters of environmental concern;
               48.1.7. Acceptance by Landlord. The Substitute Facility shall be acceptable to Landlord in all material respects (as determined by Landlord in its reasonable discretion) after Landlord has been provided (i) complete and unfettered access to such Substitute Facility to conduct customary due diligence and (ii) complete and accurate copies of all documentation Landlord may request with respect to such Substitute Facility. Landlord shall have 45 days following delivery of all items in clause (ii) to determine whether such Substitute Facility is acceptable to Landlord;
               48.1.8. Documentation. A current survey, title commitment and complete set of documents affecting title to the Substitute Facility have been delivered to Landlord and approved by Landlord in its reasonable discretion.
          48.2. Section 1031. Any substitution under this Lease shall be treated as an exchange of property under Section 1031 of the Internal Revenue Code, with the result being that Landlord shall be the owner of the real property and improvements thereon of the Qualifying Substitute Facility and that Tenant shall be the owner of the real property and improvements thereon of Inverness. In connection with the foregoing, Landlord shall have Inverness, on or before the date of substitution, released from any and all liens or encumbrances (i) securing mortgage financing, (ii) securing obligations unrelated to Inverness, or (iii) arising on or after the Commencement Date (other than those caused by Tenant or not otherwise prohibited by this Lease). Subject to the preceding sentence, at closing Tenant shall take Inverness “As is, where is and with all faults” pursuant to a special warranty deed, with no representations or warranties being made by Landlord except that Inverness is not encumbered by liens (i) securing mortgage financing, (ii) securing obligations unrelated to Inverness, or (iii) arising on or after the Commencement Date (other than those caused by Tenant or not otherwise prohibited by this Lease).
          48.3. Costs and Expenses. Tenant shall pay all of Landlord’s reasonable costs and out-of-pocket expenses in connection with any proposed substitution hereunder, whether or not such substitution is completed, excepting any principal and accrued interest to pay off mortgage debt or monetary obligations secured by liens or encumbrances against Inverness that do not relate to Inverness, (“Landlord’s Substitution Costs”), but including closing costs, all title insurance, due diligence costs and legal fees and expenses, all acceleration or prepayment charges (but not principal and accrued interest charges) incurred by Landlord in connection with effecting a payoff of any liens or encumbrances; provided that Tenant shall not be obligated to pay any amount of Landlord’s Substitution Costs, other than attorneys’ fees and costs, in excess of $25,000.00 unless such amounts have been approved by Tenant prior to their incurrence, which approval will not be unreasonably withheld. If Tenant withholds its approval of any such Landlord’s Substitution Costs in excess of $25,000 that are commercially reasonable in scope and amount in light of the proposed transaction and are costs customarily incurred in other similar transactions (“Substitution Reasonable Excess Costs”), Landlord shall have no obligation with respect to any proposed transaction to which such costs relate. For example and to avoid doubt, if Tenant has not approved any Substitution Reasonable Excess Costs in accordance with the foregoing with respect to a proposed substitution, Landlord shall have no obligation to consent to, proceed with, evaluate or allow such substitution until such Landlord’s Substitution Costs have been approved by Tenant. If Tenant withholds its approval to any such Landlord’s Substitution Costs in excess of $25,000 that are not Substitution Reasonable Excess Costs, Landlord shall not have the right to cease evaluating a proposed substitution. Tenant shall have the right to inquire of Landlord regarding the existence of, and Landlord shall either (i) provide a written statement summarizing, the then currently applicable acceleration or prepayment charges associated with payoff of any liens or encumbrances affecting Inverness, or (ii) a copy of the documents under which such charges arise, the foregoing to be provided to Tenant prior to its election, if any, to deliver a Substitution Notice to Landlord.
          48.4. Entire Consideration. Landlord and Tenant hereby agree that the substitution as set forth in this Section 48 represents the entire consideration for such Qualifying Substitute Facility and that there shall be no alteration of any Rent due under this Lease to Landlord, and neither Landlord nor Tenant shall be entitled any other consideration whether in the form of cash or otherwise.
          48.5. Transfer of Qualifying Substitute Facility. Any transfer of the Qualifying Substitute Facility to Landlord shall occur pursuant to documentation acceptable to Ventas in its sole and absolute discretion, which shall include, without limitation (i) customary representations, warranties and covenants being made by the transferor of such Qualifying Substitute Facility, (ii) customary indemnities with respect thereto from an entity with a net worth reasonably acceptable to Ventas, (iii) conditions to closing (including the delivery of title insurance and the absence of material adverse changes) of the type customarily demanded by Landlord in acquisition transactions, and (iv) other closing procedures of the type customarily demanded by Landlord in acquisition transactions. If Ventas so requests, prior to the commencement of the 45 day due diligence period referenced above, following the Substitution Notice the parties shall enter into an Exchange Agreement in a form specified by Landlord that is consistent with the requirements of this Section 48.
          48.6. Expedited Procedures. Promptly following receipt of the Substitution Notice, Landlord shall undertake its evaluation of the proposed Substitute Facility and thereafter diligently pursue such evaluation in good faith to completion as soon as reasonably possible, and in any event within 45 days after receipt of (i) the Substitution Notice and (ii) receipt of all other materials and information reasonably required by Landlord to evaluate the Substitute Facility (including all materials specified in this Section 48). If Landlord fails to approve a proposed Substitute Facility, it shall promptly so notify Tenant in writing. If Tenant disagrees with Landlord’s decision and the parties are unable to resolve such disagreement, or if Landlord fails to comply with its obligations set forth above, the matter shall be submitted to a court of competent jurisdiction for resolution using whatever expedited judicial procedures are available (provided, however, that Landlord shall not be deemed to have agreed to arbitration or to any dispute resolution procedure in which Landlord waives or forfeits any procedural or substantive rights to which it would otherwise be entitled).

          IN WITNESS WHEREOF, the parties have caused this Lease to be executed and their respective corporate seals to be hereunto affixed and attested by their respective officers hereunto duly authorized.

LANDLORD:

VENTAS REALTY, LIMITED
PARTNERSHIP, a Delaware limited
partnership

Witness:	By:	Ventas, Inc., a Delaware corporation, its
sole General Partner

Name:		By:

Name:

Title:

Name:

TENANT:

ALC CVMA, LLC, a Wisconsin limited
liability company

Witness:	By:	ALC Operating, LLC, a Wisconsin limited
liability company, its Manager

Name:		By:

Name:

ALC GGMG, LLC, a Wisconsin limited
liability company

Witness:	By:	ALC Operating, LLC, a Wisconsin limited
liability company, its Manager

Name:		By:

Name:

ALC HTIF, LLC, a Wisconsin limited
liability company

Witness:	By:	ALC Operating, LLC, a Wisconsin limited
liability company, its Manager

Name:		By:

Name:

ALC TPCG, LLC, a Wisconsin limited
liability company

Witness:	By:	ALC Operating, LLC, a Wisconsin limited
liability company, its Manager

Name:		By:

Name:

ALC PEDG, LLC, a Wisconsin limited
liability company

Witness:	By:	ALC Operating, LLC, a Wisconsin limited
liability company, its Manager

Name:		By:

Name:

ALC TISSC, LLC, a Wisconsin limited
liability company

Witness:	By:	ALC Operating, LLC, a Wisconsin limited
liability company, its Manager

Name:		By:

Name:

ALC TSKG, LLC, a Wisconsin limited
liability company

Witness:	By:	ALC Operating, LLC, a Wisconsin limited
liability company, its Manager

Name:		By:

Name:

ALC WRWG, LLC, a Wisconsin limited
liability company

Witness:	By:	ALC Operating, LLC, a Wisconsin limited
liability company, its Manager

Name:		By:

Name:

EXHIBIT B
Definitions
          For all purposes of this Lease, except as otherwise expressly provided in the Lease or unless the context otherwise requires, the following terms have the meanings assigned to them in this exhibit and include the plural as well as the singular:
          “Accounts Collateral” shall have the meaning set forth in Section 21.1.1.
          “Actual Capital Expenditures Amount” shall have the meaning set forth in Section 11.3.1.
          “Actuarial Correspondence” shall mean any and all correspondence, analysis, reports, studies or other information to or from any Tenant or any Guarantor or their respective insurance carriers, reinsurance providers or accountants, or from any Governmental Authorities or any Third Party Payor Program providers, concerning any Tenant’s malpractice or professional liability insurance or its reserves for expenses relating to malpractice or professional liability claims.
          “Actuarial Reports” shall mean any and all written reports, studies, analyses or reviews prepared by or behalf of any Tenant or any Guarantor or their respective insurance providers or carriers, whether quarterly or otherwise, concerning any Tenant’s malpractice or professional liability insurance or any Tenant’s reserves for expenses relating to malpractice or professional liability claims.
          “Additional Rent” shall have the meaning set forth in Section 3.2.
          “Adjusted Allocated Base Year Patient Revenues” shall mean, for a particular Leased Property, the Allocated Base Year Patient Revenues for such Leased Property, adjusted as described in the definition of “Adjusted Base Year Patient Revenues” for closures, removals, deletions and/or reductions in licensed beds.
          “Adjusted Base Year Patient Revenues” shall mean the Base Year Patient Revenues from the Premises, adjusted as follows. Without limitation of other provisions of this Lease, (i) if a particular Facility or Facilities within the Premises, for any period after the Commencement Date, for any reason is closed, or is removed or deleted from this Lease, the Base Year Patient Revenues that correspond to any such closed, removed or deleted Facility or Facilities (and, in the case of a partial period closure or a mid-period removal or deletion, the Base Year Patient Revenues that correspond to any such closed, removed or deleted Facility or Facilities for the days or months such Facility or Facilities were closed, removed or deleted) shall be excluded from Base Year Patient Revenues (and, correspondingly, from the Allocated Base Year Patient Revenues relative to the affected Facility(ies)) in order to arrive at “Adjusted Base Year Patient Revenues” (and, correspondingly, “Adjusted Allocated

Base Year Patient Revenues” relative to the affected Facility(ies)) and (ii) in the event that the number of licensed beds at any Facility is reduced at any time from and after the Commencement Date, the Base Year Patient Revenues (and the Allocated Base Year Patient Revenues for the applicable Facility) shall be reduced proportionally (and, in the case of a mid-period reduction in the number of licensed beds, on a prorated basis) to reflect such reduction in the number of licensed beds as if such licensed beds had not been part of the Facility for the period from January 1, 2003 through December 31, 2003 (or a portion of such period, in the case of a mid-period reduction in the number of licensed beds).
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all partners, directors, officers and members of such Person), controlled by or under direct or indirect common control with any such Person. A Person shall be deemed to control a corporation, a partnership, a trust, or a limited liability company if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.
          “Alterations” shall have the meaning set forth in Section 11.1.
          “Allocated Base Year Patient Revenues” shall mean, for a particular Leased Property, the Base Year Patient Revenues for such Leased Property set forth on Exhibit C to the Lease.
          “Annual Budget” shall mean Tenant’s projection of Tenant’s revenues and expenses for a particular Fiscal Year in a format and containing such information as is reasonably acceptable to Landlord.
          “Annual Capital Expenditure Budget” shall have the meaning set forth in Section 11.4.
          “Appraisal Notice” shall have the meaning set forth in Exhibit I.
          “Approved Residency Agreement” shall mean an agreement with a resident of a Leased Property: (i) that does not provide for lifecare services; (ii) that does not contain any type of rate lock provision or rate guaranty for more than one (1) calendar year; (iii) that does not provide for any rent reduction or waiver other than for an introductory period not to exceed six (6) months; (iv) under which Tenant at no time collects rent for more than one (1) month in advance, other than an amount equal to not more than two (2) months’ rent collected and held by Tenant as security for the performance of the resident’s obligations to Tenant; (v) that is accurately shown in the accounting records for such Leased Property; and (vi) that is on a form previously approved by Landlord and that includes no material amendments to such form (other than amendments approved by Landlord).
          “AR Financing” shall have the meaning set forth in Section 21.2.

          “Assigned Authorizations” shall have the meaning set forth in Section 37.1.2.
          “Assigned Contracts” shall have the meaning set forth in Section 37.1.2.
          “Authorizations” shall mean any and all licenses, operating permits, Provider Agreements, CONs, certificates of exemption, approvals, waivers, variances and other governmental or “quasi-governmental” authorizations necessary or advisable for the use of any Facility for its Primary Intended Use and receipt of reimbursement or other payments under any Third Party Payor Programs, if and to the extent a Tenant or a Facility participates in any such Third Party Payor Programs.
          “Authorization Collateral” shall have the meaning set forth in Section 7.3.
          “Award” shall mean all compensation, sums or anything of value awarded, paid or received in respect of a total or partial Condemnation.
          “Base Year Patient Revenues” shall mean Patient Revenues from the Premises for the period commencing on January 1, 2003 and ending on December 31, 2003, as set forth on Exhibit C to the Lease.
          “Beneficial Owner” shall have the meaning set forth in Exhibit H.
          “BLS” shall mean Bureau of Labor Statistics, U.S. Department of Labor or any successor thereto.
          “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.
          “Capital Alterations” shall mean, with respect to any Leased Property: (i) the addition of one or more new buildings, or (ii) the annexation of one or more additional structures to any portion of any of the Leased Improvements on such Leased Property, or (iii) the expansion or contraction of the Leased Improvements on such Leased Property, or (iv) any alteration or modification affecting the foundation, floor slab, roof or roof structure, curtain wall, structural columns, beams or shafts or other structural components of any of the Leased Improvements on such Leased Property, or (v) any alteration or modification affecting any of the electrical, plumbing, life safety, heating, ventilating, air conditioning, elevator, conveyor or other operating systems serving any of the Leased Improvements on such Leased Property. “Capital Alterations” shall include, without limitation, (1) the construction of a new wing or new story on a Leased Property, (2) the repair, replacement, restoration, remodeling or rebuilding of the existing Leased Improvements on a Leased Property or any portion thereof, where the purpose and effect of such work is to provide a functionally new facility needed to provide services not previously offered, and (3) any expansion, construction, renovation or conversion to increase or change the bed capacity of the Facility located on a Leased Property, to change the purpose for which such beds are utilized or to improve materially the quality of such Facility.
          “Capital Expenditures” shall have the meaning set forth in Section 11.3.1.
          “Capital Expenditures Account” shall have the meaning set forth in Section 11.3.1.
          “Capital Expenditures Deposit” shall have the meaning set forth in Section 11.3.1.
          “Capital Expenditures Report” shall have the meaning set forth in Section 11.3.1.
          “Cash Flow” shall mean the net income of any Tenant arising from the applicable Facility as reflected on the income statement of Tenant plus (i) the provision for depreciation and amortization in such income statement; plus (ii) the provision for management fees in such income statement; plus (iii) the provision for income taxes in such income statement; plus (iv) the provision for Fixed Rent payments allocated to such Facility (and, for the purpose of calculating the applicable Cash Flow with respect to any period commencing prior to the Commencement Date, the Fixed Rent for any Facility for any period prior to the Commencement Date shall be assumed to have accrued and been payable by Tenant at the same annual rate of Fixed Rent that is allocable to such Facility as of the Commencement Date) and interest and lease payments, if any, relating to such Facility in such income statement; minus (v) an imputed management fee equal to six percent (6%) of gross revenues of such Facility (net of contractual allowances); and minus (vi) a replacement reserve of $300 per licensed bed at such Facility per year.
          “Casualty” shall mean damage to one or more Leased Properties by fire, flood, windstorm, earthquake, act of God or other casualty.
          “Casualty Insurance Proceeds” shall have the meaning set forth in Section 15.2.
          “Census Information” shall have the meaning set forth in Section 25.3.
          “CMS” shall mean the United States Department of Health, Centers for Medicare and Medicaid Services or any successor agency thereto.
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Commencement Date” shall mean April 1, 2005.
          “CON” shall mean a certificate of need or similar permit or approval (not including conventional building permits) from a Governmental Authority related to (i) the construction and/or operation of the Facility at any Leased Property for the use of a specified number of beds in a nursing facility, assisted living facility, senior independent living facility and/or rehabilitation hospital, or (ii) the alteration of any such Facility or (iii) the modification of the services provided at a Facility used as a nursing facility, assisted living facility, senior independent living facility and/or rehabilitation hospital.
          “Condemnation” shall mean, as to any Leased Property, (i) the exercise of any governmental power on such Leased Property, whether by legal proceedings or otherwise, by a Condemnor, (ii) a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, and (iii) a taking or voluntary conveyance of all or part of such Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any condemnation or other eminent domain proceeding affecting such Leased Property, whether or not the same shall have been actually commenced.
          “Condemnor” shall mean any Person having the power of condemnation.
          “Consent Expenses” shall have the meaning set forth in Section 3.2.6.
          “Contraction Notice” shall have the meaning set forth in Section 37.3.2.
          “Cost of Living Index” shall mean the Consumer Price Index for All Urban Consumers, U.S. City Average (1982-1984 = 100), published by the BLS, or such other renamed index. If the BLS changes the publication frequency of the Cost of Living Index so that a Cost of Living Index is not available to make a cost-of-living adjustment a specified herein, the cost-of-living adjustment shall be based on the percentage difference between the Cost of Living Index for the closest preceding month for which a Cost of Living Index is available and the Cost of Living Index for the comparison month as required b this Lease. If the BLS changes the base reference period for the Cost of Living Index from 1982-84=100, the cost-of-living adjustment shall be determined with the use of such conversion formula or table as may be published by the BLS. If the BLS otherwise substantially revises, or ceases publication of, the Cost of Living Index, then a substitute index for determining cost-of-living adjustments, issued by the BLS or by a reliable governmental or other nonpartisan publication, shall be reasonable selected by Landlord and Tenant.”
          “CPI Increase” shall mean, for a particular Lease Year, the percentage increase (rounded to two (2) decimal places), if any, in (i) the arithmetic mean of the Cost of Living Index published for each of the twelve calendar months ending with the month that is two (2) months prior to the month containing the day immediately preceding the commencement of such lease Year, over (ii) the arithmetic mean of the Cost of Living Index published for each of the twelve calendar months ending with the month that is two (2) months prior to the month containing the date immediately preceding the commencement of the Lease Year immediately preceding such particular Lease Year.”
          “Coverage Ratio” shall mean the ratio of (i) Cash Flow of any Facility for the applicable period; to (ii) the sum of the Fixed Rent payments allocated to such Facility, and all other debt service, if any, of the Tenant which owns such Facility and lease payments payable by such Tenant relating to such Facility, for the applicable period.

          “Date of Taking” means, as to the applicable Leased Property, the date the Condemnor has the right to possession of such Leased Property, or any portion thereof, in connection with a Condemnation.
          “Deleted Properties” shall mean any Leased Property for which this Lease or Tenant’s right of possession is terminated pursuant to Section 15, Section 16 or Section 17.2 hereof.
          “Deletion Notice” shall have the meaning set forth in Section 17.9.
          “Early Termination Event” shall mean, as to any Leased Property, the termination of this Lease prior to the stated Expiration Date hereof pursuant to the express provisions of this Lease or the dispossession of the applicable Tenant as a result of an Event of Default.
          “EBITDARM” shall mean, as to any facility, the net income of any operator arising from such facility as reflected on the accurate income statement of such operator as adjusted for non-recurring revenue and/or expenses as reasonably determined by Landlord, plus (i) the provision for depreciation and amortization in such income statement; plus (ii) the provision for management fees in such income statement; plus (iii) the provision for income taxes in such income statement; plus (iv) the provision for Fixed Rent payments allocated to such facility (and, for the purpose of calculating the applicable EBITDARM with respect to any period prior to the date of such facility being leased under this Lease, the Fixed Rent for such facility for such prior period shall be assumed to have accrued and been payable by the operator at the same annual rate of Fixed Rent that is (x) allocable to such facility as of the Commencement Date, or (y) would be allocable to such facility if it became leased under this Lease) and interest and lease payments, if any, relating to such facility in such income statement.
          “Environmental Costs” shall mean reasonable costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including, without limitation, actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing, in connection with any Hazardous Substance.
          “Environmental Laws” shall mean any and all laws, orders of a Governmental Authority, rules or regulations pertaining to Hazardous Substances or that otherwise deal with, or relate to, air or water quality, air emissions, soil, contamination or pollution or protection of the environment.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Account” shall have the meaning set forth in Section 3.3.2.

          “Escrow Commencement Date” shall have the meaning set forth in Section 3.3.1.
          “Estoppel Certificate” shall have the meaning set forth in Section 25.14.
          “Event of Default” shall have the meaning set forth in Section 17.1.
          “Expiration Date” shall have the meaning set forth in Section 1.2.
          “Extended Term” and “Extended Terms” shall have the meanings set forth in Section 43.1.
          “Facility” shall mean the facility or facilities located on the applicable Leased Property.
          “Facility Default” shall mean an Event of Default that relates directly to one or more of the Leased Properties and/or the Facilities operated thereon (such as, for example only and without limitation, an Event of Default arising from a failure to maintain or repair, or to operate for the Primary Intended Use, or to maintain the required Authorizations for, one or more of the Facilities), as opposed to an Event of Default that, by its nature, does not relate directly to any of the Leased Properties or Facilities (such as, for example only and without limitation, an Event of Default arising from a breach of Section 3.1.1).
          “Facility Mortgage” shall mean any mortgage, deed of trust, or other security agreement securing any encumbrance placed on the applicable Leased Property in accordance with the provisions of Section 31.
          “Facility Mortgagee” shall mean the holder of any Facility Mortgage.
          “Facility Provider Agreements” shall mean Provider Agreements issued to or held by Tenant pursuant to which the Facilities are licensed, certified, approved or eligible to receive reimbursement under Medicare, Medicaid or any Third Party Payor Program, as may be applicable from time to time.
          “Facility Termination” shall have the meaning set forth in Section 37.3.1.
          “Fair Market Rental” shall mean the annual amount per annum that a willing tenant would pay, and a willing landlord would accept, at arm’s length, for leasing of the Premises (or, if applicable, any one or more, but less than all, of the Leased Properties) for the Second Extended Term. The Fair Market Rental may include therein such escalations of rent as would be paid by such a tenant, and accepted by such a landlord, as part of an arm’s length transaction entered into as of the aforesaid Fair Market Rental determination date; provided, however, that, (i) the determination shall assume that during years 2 through 5 (both inclusive) of the Second Extended Term, Fixed Rent shall increase over prior years as provided in Section 3.1.2 of the Lease and (ii) in addition to such other market factors as may be applicable in determining the Fair Market Rental, the Fair Market Rental shall be determined on the basis, and on the assumptions, that (a) the Fair Market Rental may not include therein any rent, or method of rent calculation, that would adversely affect any landlord by virtue of it being a real estate investment trust or the ability of any such landlord to satisfy the requirements for maintaining its status as a real estate investment trust (and, without limitation of the foregoing, the Fair Market Rental shall not include any rent that would fail to qualify as “rents from real property” for purposes of Section 856(d) of the Code), (b) the Fair Market Rental amount is to be paid absolutely net to the aforesaid landlord, without any rights of deduction, set-off or abatement, (c) all of the Leased Properties as to which the Fair Market Rental is being determined are in good condition and repair, without any deferred maintenance, are in compliance with any and all applicable laws, codes, ordinances and regulations and have in full force and effect, for the benefit of the aforesaid tenant, the Facilities and the Leased Properties, any and all necessary or appropriate Authorizations for use thereof in accordance with the respective Primary Intended Uses applicable thereto, and (d) the aforesaid tenant has complied, and shall be required to comply, with the requirements of this Lease.
          “Final Appraiser” shall have the meaning set forth in Exhibit I.
          “Fiscal Year” shall mean the twelve (12) month period from January 1 to December 31.
          “First Lease Year” shall mean the period from the Commencement Date through March 31, 2006.
          “Fixed Rent” shall mean, for the period from the Commencement Date through the Expiration Date, rent at an annual rate of Four Million Four Hundred Seventy-Three Thousand Five Hundred and No/100 Dollars ($4,473,500.00), as such amount shall be increased or adjusted from time to time during the Term as provided in this Lease, including as such amount shall be increased or adjusted from time to time during the Term as set forth in Section 3.1.2, Section 43.2 and Section 43.3.
          “Fixtures” shall mean all permanently affixed equipment, machinery, elevators, conveyors, fixtures, commercial kitchen equipment, laundry equipment and other items of real and/or personal property, including, without limitation, all components thereof, now and hereafter located in or on or used in connection with, and permanently affixed to or incorporated into, the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigeration, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real property, together with all replacements, modifications, alterations and additions thereto.
          “Full Replacement Cost” shall mean the actual replacement cost of the applicable property, without reduction or deduction for depreciation, as determined for any applicable property by an accredited appraiser approved by Landlord, and at Tenant’s sole cost and expense, hereinafter referred to as an “impartial appraiser”, every five years during the Term, and at such other times that either party believes, in good faith, that the full replacement cost of such property has increased or decreased. Tenant shall forthwith, on receipt of such determination by such impartial appraiser, give written notice thereof to Landlord. The determination of such impartial appraiser shall be final and binding on the parties hereto.
          “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
          “Governmental Authority” shall mean any court, board, agency, licensing agency, commission, office or authority or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, without limitation, CMS, the United States Department of Health and Human Services, any state licensing agency and/or any state Medicaid agency and any quasi-governmental authorities.
          “Guarantor” shall have the meaning set forth in the recitals to the Lease.
          “Hazardous Substances” shall mean any material that is defined as a hazardous waste, substance or material under RCRA as now or at any time hereafter in effect, medical waste and any hazardous substance defined as such in the Occupational Safety & Health Act, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous substance or material, as now or at anytime hereafter in effect.
          “Health Department” shall mean any federal, state or local health department, licensing agency, governing body or comparable agency.
          “Impositions” shall mean, for each applicable Leased Property, collectively, all taxes (including, without limitation, all taxes imposed under the laws of each State in which the Leased Property is located), as such laws may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to, or are imposed upon, any rents from the applicable Leased Property or upon Tenant or its business conducted upon the applicable Leased Property (but excluding any tax based on the net income or net profit of Landlord derived from any such rents), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term; provided, that Tenant shall not be responsible for the payment of any installment of any such assessment that comes due after the expiration of the Term, except that portion of the first such installment coming due after expiration of the

Term which, in accordance with local custom and practice, would be prorated between a buyer and seller of real estate and which would be chargeable to the seller in such a proration made as of the last day of the Term), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the applicable Leased Property or any rents therefrom or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to (including, without limitation, a “roll-back” of any such taxes or charges for periods prior to the Commencement Date), during or in respect of the Term hereof may be assessed or imposed on or in respect of, or be a lien upon, (i) Landlord or Landlord’s interest in such Leased Property, (ii) such Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with, such Leased Property or the leasing or use of such Leased Property or any part thereof by Tenant.
          “Initial Expiration Date” shall have the meaning set forth in Section 1.2.
          “Insurance Premiums” shall have the meaning set forth in Section 14.2.
          “Insurance Requirements” shall mean all terms of any insurance policy required by this Lease with respect to the applicable Leased Property(ies) and all requirements of the issuer of any such policy.
          “Intangibles” shall have the meaning set forth in Section 1.1.3.
          “Land” shall have the meaning set forth in Section 1.1.1.
          “Landlord Contraction” shall have the meaning set forth in Section 1.2.
          “Landlord Indemnified Parties” shall mean Landlord’s Affiliates and Landlord’s and its Affiliates’ agents, employees, owners, partners, members, managers, contractors, representatives, consultants, attorneys, auditors, officers and directors.
          “Landlord’s Personal Property” shall have the meaning set forth in Section 1.1.4.
          “Landlord’s Representatives” shall mean Landlord’s agents, employees, contractors, consultants, attorneys, auditors, architects and other representatives.
          “Lease” shall have the meaning set forth in the preamble to the Lease.
          “Lease Collateral” shall have the meaning set forth in Section 21.1.2.
          “Lease Guaranty” shall have the meaning set forth in the recitals to the Lease.

          “Lease Year” shall mean the First Lease Year and each twelve (12) month period of the Term after the First Lease Year.
          “Leased Improvements” shall have the meaning set forth in Section 1.1.
          “Leased Property” shall mean the Land (or if applicable in the context in which the term “Leased Property” appears, a portion of the Land associated with one or more particular Facilities), the Leased Improvements located thereon and the Intangibles and Landlord’s Personal Property associated therewith from time to time leased by Landlord to Tenant hereunder.
          “Leased Property Condition Report” shall have the meaning set forth in Section 9.1.1.
          “Legal Requirements” shall mean, as to any Leased Property or Facility, all federal, state, county, parish, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions applicable to such Leased Property and/or Tenant’s Personal Property or the maintenance, construction, use, operation or alteration thereof, whether now or hereafter enacted and in force, including, without limitation, (i) Authorizations, (ii) building codes and zoning regulations and (iii) any statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions that (1) require repairs, modifications or alterations in or to such Leased Property, (2) adversely affect the use thereof or (3) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substances.
          “Lending Institution” shall mean any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, credit union, employees’ welfare, pension or retirement fund or system, corporate profit sharing or pension trust, college or university, endowment fund, REIT, investment bank, commercial credit lending corporation, or other institutional lender or financial enterprise, in each case acting on its own behalf or as agent on behalf of other Lending Institutions.
          “Limited Termination Election” shall have the meaning set forth in Section 17.2.
          “Litigation Costs” shall mean all costs incurred by Landlord or any Landlord Indemnified Parties in connection with the enforcement of any provision of this Lease and/or in connection with any third-party claim against Landlord, any Landlord Indemnified Parties or any Leased Property arising on account of or in connection with any default or Event of Default hereunder by Tenant, including, without limitation, costs incurred by Landlord or any Landlord Indemnified Parties in investigating, settling and/or prosecuting claims and for reasonable attorneys’ and legal assistant fees and expenses, court costs and fees and reasonable consultant and witness fees and expenses.
          “Losses” shall mean all expenses, judgments, damages, penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees,

including, without limitation, reasonable attorneys’ and reasonable consultants’ fees and expenses, and Environmental Costs.
          “Manager” shall mean ALC Operating, LLC, a Wisconsin limited liability company.
          “Material Adverse Effect” shall mean, as to a particular Person or, in the case of clause (i) below, a particular Facility, any event or condition that (i) has a material adverse effect on the business, assets, properties, operations or financial condition on such Person or such Facility, (ii) materially impairs the ability of such Person to perform its obligations under this Lease or any Lease Guaranty, as applicable, or (iii) materially impairs the rights, remedies or benefits available to Landlord under this Lease or any Lease Guaranty; provided, however, that any event or condition will be deemed to have a “Material Adverse Effect” if such event or condition, when taken together with all other events and conditions occurring or in existence at such time (including all other events and conditions that, but for the fact that a representation, warranty or covenant is subject to a “Material Adverse Effect” exception or test, would cause such representation, warranty or covenant contained herein to be breached) would result in a “Material Adverse Effect”, even though, individually, such event or condition would not do so.
          “Medicaid” shall mean that certain program of medical assistance, funded jointly by the federal government and the states for impoverished individuals who are aged, blind and/or disabled, and for members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder.
          “Medicare” shall mean that certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, nursing facilities, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder.
          “Net Operating Income” shall mean, for any period, the amount by which Operating Revenue for such period exceeds Operating Expenses for such period.
          “Notice” shall mean any note, notice, or report of any suit, proceeding, investigation, order, consent order, injunction, writ, award, or action related to or affecting or indicating the treatment, storage, handling, disposal, generation, spill, release or discharge of any Hazardous Substances in, on, under, about or affecting any of the Leased Properties or any violation of Environmental Laws as they apply to any Leased Property.
          “Officer’s Certificate” shall mean a certificate of Tenant collectively, or each Tenant or Guarantor, as applicable, signed by any of the following: the chairman of the board of directors, the president, the chief operating officer, the chief financial officer, the general counsel or the general partner or managing member, as applicable, of each Tenant in the case of a certificate of Tenant collectively, or of such particular Tenant or of Guarantor, as applicable, in the case of a certificate of an individual Tenant or Guarantor, as applicable.
          “Operating Expenses” shall mean, with respect to any or all of the Leased Properties, and without duplication, all costs and expenses incurred by Tenant, determined on an accrual basis, relating to the operation, maintenance, repair, use and management of such Leased Property(ies), including, without limitation, utilities, repairs and maintenance, insurance, Impositions, advertising expenses, payroll and related taxes, equipment lease payments and actual management fees, but excluding (i) Fixed Rent, (ii) depreciation, amortization and other non-cash expenses of the Leased Property(ies); provided, however, that such costs and expenses shall be subject to reasonable adjustment by Landlord to normalize such costs and expenses, and (iii) capital expenditures.
          “Operational Transfer” shall have the meaning set forth in Section 37.1.2.
          “Operator Reports” shall have the meaning set forth in Section 8.2.3.4.
          “Overdue Rate” shall mean, on any date, a rate equal to four percent (4%) per annum above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law. Interest at the aforesaid rates shall be determined for actual days elapsed based upon a 360 day year.
          “P&S Agreement” shall mean that certain Purchase and Sale Agreement dated as of April 1, 2005, among Ventas Healthcare Properties, Inc., as Buyer, and CaraVita Alabama LLC, Greenwood Gardens, LLC, Inverness of Georgia, LLC, CaraVita Dalton, LLC, Tara Plantation, LLC, Sanctuary at Northstar, LLC, CaraVita Winterville, LLC, each a Georgia limited liability company, and CaraVita South Carolina, Inc., a Georgia corporation, collectively as Seller, pertaining to the Premises, as assigned by Buyer to Landlord.
          “Patient Revenues” shall mean revenues generated from the sale of goods or services at or through the Premises, whether by Tenant or any subtenant or licensee of Tenant, or any other party, which revenues are primarily derived from services provided to patients (including, without limitation, revenues received or receivable for the use of or otherwise by reason of all rooms, beds and other facilities provided, meals served, services performed or goods sold at the Premises, but excluding revenues received by Tenant as rent or other consideration from the permitted assignment of this Lease or any part thereof or a permitted sublease of any Leased Property(ies) or any part thereof), and which revenues shall be measured and computed using substantially the same methodology as during the period commencing on January 1, 2003 and ending on December 31, 2003 and net of contractual adjustments of governmental and other third party payors.
          “Payment Date” shall have the meaning provided in Section 3.1.
          “Permitted Encumbrances” shall mean (i) all easements, covenants, conditions, restrictions, agreements and other matters with respect to the Premises that are of record as of the Commencement Date; (ii) all easements, covenants, conditions, restrictions, agreements and other matters with respect to the Premises, whether or not of record, that are executed by Tenant or approved or consented to by Tenant; (iii) any easements, covenants, conditions, restrictions or utility agreements entered into by Landlord with respect to a Leased Property after the Commencement Date; (iv) any agreement required pursuant to any Legal Requirement entered into by Landlord with respect to a Leased Property after the Commencement Date; (v) any real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to a Leased Property(ies) that are not yet due and payable; (vi) any zoning, building codes and other land use laws regulating the use or occupancy of any Leased Property(ies); (vii) occupancy rights of residents and patients of the Facilities; (viii) any other matters affecting title to the Premises or any portion thereof caused by Tenant or its assignees or sublessees or their respective agents or employees; and (ix) purchase money financing available to Tenant for Tenant’s Personal Property so long as the lien securing such financing pertains only to the item so financed.
          “Person” shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, Governmental Authority, endowment fund or other form of entity.
          “Plans and Specifications” shall have the meaning set forth in Section 11.2.1.
          “Policy” and “Policies” shall have the meanings set forth in Section 14.2.
          “Portfolio Coverage Ratio” shall mean the ratio of (i) the Cash Flow for all of the Facilities for the applicable period; to (ii) the sum of the Fixed Rent, and all other debt service, if any, of any of the Tenants, and lease payments (other than Fixed Rent) payable by any Tenant relating to such Facilities, for the applicable period.
          “Premises” shall mean all of the Land, the Leased Improvements, the Intangibles and Landlord’s Personal Property from time to time leased hereunder by Landlord to Tenant.
          “Primary Intended Use” shall mean, as to each Facility, the type of healthcare facility corresponding to such Facility on Schedule 1 attached hereto.
          “Prime Rate” shall mean, on any date, a rate equal to the annual rate on such date reported in The Wall Street Journal to be the “prime rate.”
          “Prior Period Fixed Rent” shall mean, for any Lease Year, the annual rate of Fixed Rent that was in effect immediately prior to the commencement of such Lease Year. By way of illustration only, the Prior Period Fixed Rent applicable to Lease Year 2 shall equal the annual rate of Fixed Rent that was in effect as of the end of Lease Year 1.
          “Prior Period Patient Revenues” shall mean, for any Lease Year, the Patient Revenues for all of the Leased Properties that are subject to this Lease as of the commencement of such Lease Year for the period commencing two (2) months prior to the commencement of the preceding Lease Year and ending twelve (12) months later. By way of illustration only, if the Prior Period Patient Revenues were being determined for the Lease Year commencing as of April 1, 2010 and expiring March 31, 2011, the Prior Period Patient Revenues applicable to such Lease Year would be determined on the basis of the Patient Revenues for the Leased Properties subject to this Lease for the period commencing as of February 1, 2010 and ending January 31, 2011.
          “Property Collateral” shall have the meaning set forth in Section 21.1.
          “Property Removal Date” shall have the meaning set forth in Section 17.9.
          “Provider Agreements” shall mean any agreements under which healthcare facilities are eligible to receive payment under Medicare, Medicaid or any Third Party Payor Program from Governmental Authorities or non-public entities.
          “Rating Agencies” shall mean each of S&P, Moody’s and Fitch or any other nationally recognized statistical rating agency that has been designated by Landlord.
          “RCRA” shall mean the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act, in either case as amended from time to time.
          “REIT” shall mean a real estate investment trust.
          “REIT Requirements” shall have the meaning set forth in Section 34.
          “Rent” shall mean, collectively, Fixed Rent and Additional Rent.
          “Rent Escalation Condition” shall mean, as to any Lease Year, that the Prior Period Patient Revenues determined for such Lease Year equal or exceed seventy percent (70%) of the Adjusted Base Year Patient Revenues for those Leased Properties that were subject to this Lease during the period for which the Prior Period Patient Revenues are being determined. By way of illustration only, for purposes of determining whether the Rent Escalation Condition has been satisfied for the Lease Year commencing as of April 1, 2010 and expiring as of March 31, 2011, the Patient Revenues for the period commencing as of February 1, 2010 and ending as of January 31, 2011 would be compared to the Adjusted Base Year Patient Revenues, determined on the basis of those Leased Properties that were subject to this Lease during such Prior Period Patient Revenues period to determine whether the Prior Period Patient Revenues equal or exceed seventy percent (70%) of the Adjusted Base Year Patient Revenues.
          “Required Capital Expenditures Amount” shall have the meaning set forth in Section 11.3.1.

          “Required Per Unit Annual Capital Expenditures Amount” shall mean an amount per unit per Lease Year that Tenant is required to expend on Capital Expenditures equal to $350 per unit per Lease Year.
          “Reserve Event” shall have the meaning set forth in Section 8.2.3.1.
          “Restoration Plans and Specifications” shall have the meaning set forth in Section 15.4.1.
          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
          “Successor Operator” shall have the meaning set forth in Section 37.1.2.
          “Tenant” shall have the meaning set forth in the preamble to the Lease.
          “Tenant Org Docs” shall have the meaning set forth in Section 10.1.
          “Tenant Parties” shall mean any Guarantor, any of Tenant’s agents, employees, Affiliates, invitees, visitors, patients, contractors, subcontractors, physicians, licensees, officers, directors, representatives and comparable parties.
          “Tenant’s Personal Property” shall mean all motor vehicles, machinery, equipment, furniture, furnishings, inventory, supplies, movable walls and partitions, computers and trade fixtures and all other personal property, now leased or owned or hereafter leased or acquired by Tenant and located, or used in Tenant’s business, on the applicable Leased Property, including, without limitation, all modifications, replacements, alterations and additions to such personal property, except items, if any, included within the definition of Fixtures.
          “Tenant’s Proportionate Share” shall mean each Tenant’s allocable share of the Rent obligations set forth hereunder, which Tenant’s Proportionate Share is expressed as a percentage and set forth on Schedule 2 attached hereto and made a part hereof and subject to adjustment as described in Section 17.9.
          “Term” shall have the meaning set forth in Section 1.2.
          “Terminated Lease Properties” shall have the meaning set forth in Section 17.2.
          “Third Party Payor Programs” shall mean any third party payor programs pursuant to which healthcare facilities qualify for payment or reimbursement for medical or therapeutic cure or other goods or services rendered, supplied or administered to any admittee, occupant, resident or patient by or from any Governmental Authority, bureau, corporation, agency, commercial insurer, non-public entity, “HMO,” “PPO” or other comparable party.

          “Transfer Authorization” shall have the meaning set forth in Section 37.1.2.
          “Transfer” shall have the meaning set forth in Section 24.1.
          “Transition Notice” shall have the meaning set forth in Section 37.1.1.
          “Transition Property” shall have the meaning set forth in Section 37.1.1.
          “UCC” shall mean the Uniform Commercial Code of the applicable state, as the same may be amended from time to time.
          “Unit” shall mean a living unit within a Facility, regardless of the number of patients or residents living therein.
          “Unsuitable For Its Primary Intended Use” shall mean a state or condition of the Facility(ies) located at the applicable Leased Property such that, by reason of Casualty or Condemnation, in the reasonable judgment of Landlord, such Facility(ies) cannot be operated for its (their) primary intended use(s) taking into account, among other relevant factors, the number of usable beds affected by such Casualty or Condemnation; provided, however that such Facility(ies) shall not be deemed to be “Unsuitable For Its Primary Intended Use” if such Facility(ies) can, within eighteen (18) months after the occurrence of such Casualty or Condemnation, be restored to substantially the same state and condition as existed immediately prior to such Casualty or Condemnation.
          “Work” shall have the meaning set forth in Section 15.4.1.

K-108